Exhibit 10.10

OFFICE LEASE

THIS OFFICE LEASE (“Lease”) is dated solely for reference purposes as of June 15, 2012, and entered into by and between 555 SW OAK, LLC, a Delaware limited liability company (“Landlord”) and NEW RELIC, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

ARTICLE 1. BASIC PROVISIONS

This Article contains the basic lease provisions between Landlord and Tenant.

A.	Building:	U.S. Bancorp Tower, located at 111 SW Fifth Avenue, Portland, Oregon, (the “Property”, as further described in Article 33 and Exhibit A-1).

B.	Premises:	Suite 2800 in the Building as outlined or cross-hatched on Exhibit A-2.

C.	Commencement Date:	November 15, 2012, subject to Article 3.

D.	Expiration Date:	April 30, 2020, subject to Article 3.

E.	Rentable Area:	The rentable area of the Premises shall be deemed 19,482 square feet, and the rentable area of the Building shall be deemed 751,556 square feet, for purposes of this Lease, subject to Article 33.

F.	Tenant’s Share:	Subject to Articles 4, 33 and 39 below, notwithstanding that the Rentable Area of the Premises is as set forth in Section 1.E above, Tenant’s Share shall mean the following percentages for the following periods: (i) during the first Lease Year – 1.5967% (based on 12,000 rentable square feet), (ii) during the second Lease Year – 2.0624% (based on 15,500 rentable square feet), and (ii) during the remainder of the Lease Term, including any Renewal Term - 2.5922% (based on 19,482 rentable square feet).

G.	Base Rent:	From the Commencement Date through the Expiration Date, as further described in Article 4, as follows:

Period	Base Rent / rsf per annum	Base Rent (annualized)	Monthly Base Rent
Commencement Date through the last day of the first Lease Year	$14.00	$168,000.00	$14,000.00
First day of the second Lease Year through the last day of the second Lease Year··	$15.00	$232,500.00	$19,375 00
First day of the third Lease Year through the last day of the third Lease Year	$16.50	$321,453.00	$26,787.75
First day of the fourth Lease Year through the last day of the fourth Lease Year	$17.00	$331,194.00	$27,599.50
First day of the fifth Lease Year through the last day of the fifth Lease Year	$17.50	$340,935.00	$28,411.25
First day of the sixth Lease Year through the last day of the sixth Lease Year	$18.25	$355,546.56	$29,628.88
First day of the seventh Lease Year through the last day of the seventh Lease Year	$19.00	$370,158.00	$30,846.50
First day of the eighth Lease Year through the last day of the Lease Term (less than 12 calendar months)	$19.75	$384,769.56	$32,064.13

*	The Base Rent for this period is based on 12,000 RSF for the Premises resulting in an $8,729 abatement per month.
**	The Base Rent for this period is based on 15,500 RSF for the Premises resulting in a $4,977.50 abatement per month.

Notwithstanding the provisions contained above in this Section 1.G or below in Article 4, Tenant will have the right to occupy the Premises for the first 90 consecutive calendar days of the Lease Term (or, if the actual Commencement Date is the first day of a calendar month, then for the first three calendar months of the Lease Term) beginning on the Commencement Date (the “First Abatement Period”) without the payment or accrual of liability for the monthly installments of Base Rent provided for in this Lease falling due during the First Abatement Period, and without the payment or accrual of liability for Tenant’s Share of Taxes and Expenses, but with the accrual of and full liability for all other rent falling due during the First Abatement Period (such as, without limitation, after hours HVAC charges, and claims under Tenant’s indemnity of Landlord), if any. Subject to the immediately following grammatical sentence, Tenant’s obligation to make payments of Base Rent and Tenant’s Share of Expenses and Taxes after the end of the First Abatement Period will commence immediately after the termination of the First Abatement Period, and such appropriate amounts will be due and payable on the first day after the end of the First Abatement Period. In addition to the foregoing, Tenant will have the right to occupy the Premises for the 180 consecutive calendar days of the Lease Term immediately following expiration of the First Abatement Period (or, if the actual Commencement Date is the first day of a calendar month, then for the fourth through ninth calendar months of the Lease Term, inclusive) beginning on the day immediately following the last day of the First Abatement Period (the “Second Abatement Period”) without the payment or accrual of liability for 50% of the monthly installments of Base Rent provided for in this Lease falling due during the Second Abatement Period, and without the payment or accrual of liability for 50% of Tenant’s Share of Taxes and Expenses, but with the accrual of and full liability for all other rent falling due during the Second Abatement Period (such as, without limitation, the remaining 50% of the Base Rent and Tenant’s Share of Taxes and Expenses, after hours HVAC charges, and claims under Tenant’s indemnity of Landlord). Tenant’s obligation to make payments of Base Rent and Tenant’s Share of Expenses and Taxes after the end of the Second Abatement Period will commence immediately after the termination of the Second Abatement Period, and such appropriate amounts will be due and payable on the first day after the end of the Second Abatement Period.

H.	Additional Rent:	Tenant shall pay Tenant’s Share of Taxes and Expenses, respectively, as further described in Article 4.

I.	Permitted Use:	Executive and administrative offices, subject to Article 7.

J.	Security Deposit:	$400,000.00, which shall be subject to Article 16.

K.	Parking:	Tenant shall have the right to rent, subject to the Rules, (i) up to four (4) unassigned parking space as designated by Landlord in the underground parking area of the Building (“Plaza Garage”), (ii) up to one (1) assigned parking space as designated by Landlord in the Plaza Garage, and (iii) up to fourteen (14) unassigned parking spaces as designated by Landlord in the Tower Garage located between Fourth and Fifth Avenues, and Pine and Ankeny Streets (“Tower Garage”). Rent for each parking space referred to in this Paragraph is currently $205 per unassigned space per month and $250 per assigned space per month, in the Plaza Garage, and $195 per unassigned space per month in the Tower Garage, and is subject to change, without notice, from time to time by Landlord, provided such new rates are generally applicable to similarly situated office tenants in the Building. Landlord shall have the right to establish, and Tenant shall cooperate with, a parking system in order to allow for use of the parking areas by all of the tenants of the Building. Such system may include designated parking stalls, parking stickers, access cards and gates or any other reasonable system. Landlord may charge its standard monthly and daily rates for all parking,

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as more fully provided in the Rules, provided such new rates are generally applicable to similarly situated office tenants in the Building. Landlord will be entitled to reasonably relocate any assigned parking spaces at any time after reasonable written notice. Landlord shall have no duty to monitor the use of such assigned parking spaces by other tenants or their employees, agents, guests, or invitees or any obligation to enforce Tenant’s right to such assigned parking spaces against such third parties.

L.	Broker:	Jones Lang LaSalle Brokerage, Inc., Landlord’s Broker, and Jones Lang LaSalle Brokerage, Inc., Tenant’s Broker. See Article 26.

M.	Guarantor(s):	None.

N.	Exhibits:	Exhibit A-1 (Property), Exhibit A-2 (Premises), Exhibit B (Commencement Certificate), Exhibit C (Rules), Exhibit D (Work Letter Agreement), Exhibit E (Article 32 Dispute Resolution Method), Exhibit F (Form of Letter of Credit) and Exhibit G (Subordination, Non-Disturbance and Attornment Agreement).

O.	Landlord’s Notice Address (subject to Article 25):

Unico Properties, LLC 111 SW Fifth Avenue Suite 975 Portland, OR 97204

With a copy to:

LaSalle Investment Management, Inc. 200 E. Randolph Drive Chicago, IL 60601 Attention: Asset Manager, US Bancorp Tower

P.	Tenant’s Notice Address (subject to Article 25):

Devorah Rosner c/o New Relic 101 Second St. 15th Floor San Francisco, CA 94105

With a copy to:

Perkins Coie LLP 1120 NW Couch St., 10th Floor Portland, OR 97209 Attn: Andrew Solomon

Q.	Rent Payments:	Rent shall be paid to:

555 SW Oak, LLC Unit 44 P.O. Box 5000 Portland, OR 97208-5000

or such other parties and addresses as to which Landlord shall provide advance notice.

R.	Lease Year:	A Lease Year shall be each twelve (12) month period beginning on the Commencement Date; provided. however, if the Commencement Date is not the first day of the month, the first Lease Year shall commence on the Commencement Date and end on the last day of the 12th calendar month thereafter and the second and each succeeding Lease Year shall commence on anniversaries of the first day of the calendar month immediately following the calendar month in which the Commencement Date occurs.

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The foregoing provisions shall be interpreted and applied in accordance with the other provisions of this Lease. The terms of this Article, and the terms defined in Article 33 and other Articles, shall have the meanings specified therefor when used as capitalized terms in other provisions of this Lease or related documentation (except as expressly provided to the contrary therein).

ARTICLE 2. PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises subject to the provisions herein contained. Tenant has inspected the Premises (and portions of the Property, Systems and Equipment providing access to or serving the Premises) or has had an opportunity to do so, and, subject to substantial completion of the Improvements (as defined in the Work Letter Agreement), agrees to accept the same in “AS IS” condition, without any additional agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements beyond those described above unless expressly provided in this Lease. Notwithstanding anything to the contrary in this Lease, Landlord, at its cost, shall be responsible for remedying any failure of the Improvements to comply with any applicable governmental law, code and other requirement, existing as of the date of completion of the Improvements and Landlord will be responsible for any other repairs, additions, alterations or changes to the Premises and the Building that are necessitated by any governmental laws, codes and other requirements existing as of the Commencement Date.

ARTICLE 3. TERM AND COMMENCEMENT

A. Term and Confirmation. The term (“Term”) of this Lease shall commence on the Commencement Date and end on the Expiration Date, unless sooner terminated as provided herein, subject to adjustment as provided below and the other provisions hereof. If the Commencement Date is advanced or postponed as provided below, the Expiration Date set forth in Article 1 shall be advanced or postponed an equal number of days. Tenant shall execute and deliver to Landlord a confirmation of the Commencement Date attached hereto as Exhibit B within ten (10) days after requested; any failure to respond within such time shall be deemed an acceptance of the matters as set forth in Landlord’s confirmation. If Tenant disagrees with Landlord’s adjustment of the Commencement Date, Tenant shall pay Rent and perform all other obligations commencing on the date determined by Landlord, subject to refund or credit, if any, within thirty (30) days following the date on which the matter is resolved.

B. Early Commencement. The Commencement Date, Rent and Tenant’s other obligations shall be advanced to such earlier date as: (i) Landlord substantially completes any improvements to the Premises required under this Lease to an extent that Tenant is able to occupy the Premises, and Landlord delivers possession thereof, provided that Landlord has provided Tenant access to the Premises pursuant to the terms and conditions of Section 4.5 of the Work Letter Agreement, or (ii) Tenant, with Landlord’s written permission, otherwise commences occupying the Premises for the operation of its business therein (and not pursuant to Section 4.5 of the Work Letter Agreement). During any period that Tenant shall be permitted to enter the Premises prior to the Commencement Date other than to occupy the same (e.g., to perform alterations or improvements), Tenant shall comply with all terms and provisions of this Lease, except those provisions requiring the payment of Base Rent. Landlord shall permit early entry, pursuant to the terms and conditions of Section 4.5 of the Work Letter Agreement, so long as Tenant is in compliance with the other provisions of this Lease, including the insurance requirements under Article 10.

C. Commencement Delays. The Commencement Date, Rent and Tenant’s other obligations shall be postponed to the extent Tenant is unable to occupy the Premises because Landlord fails to substantially complete any improvements to the Premises and deliver possession of the Premises to Tenant to the extent due to a delay solely caused by Landlord or a force majeure event, including holding over by prior occupants. To the extent Landlord fails to substantially complete any improvements to the Premises and deliver possession of the Premises to Tenant due to a Tenant Delay (as defined in Exhibit D), the Commencement Date, Rent and Tenant’s other obligations shall not be postponed. Any delay in the Commencement Date shall not subject Landlord to liability for loss or damage resulting therefrom, and, except as otherwise expressly provided in this Section 3.0 below, Tenant’s sole recourse with respect thereto shall be the postponement of Rent and other obligations. If Landlord fails to deliver possession of the Premises with the Improvements substantially complete on or before the Required Completion Date (defined below), Landlord will grant to Tenant a credit

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(the “Rent Credit”) equal to $460.00 multiplied by the number of days in the period beginning on the day immediately following the Required Completion Date and ending on the day on which Landlord delivers to Tenant possession of the Premises with the Work substantially completed, inclusive. Except for such Rent Credit, as herein provided, there will be no other liability against Landlord for failure to complete the Work or deliver possession of the Premises. For purposes hereof, the “Required Completion Date” means January 1, 2013, as extended one additional day for each day (a) that substantial completion of the Improvements is delayed due to a Tenant Delay, as defined in the Work Letter Agreement, (b) that substantial completion of the Work is delayed due to force majeure, (c) after July 1, 2012 that this Lease is executed by Tenant and delivered to Landlord, (d) after July 6, 2012 that Tenant’s Space Plan is approved by Tenant, and (e) after July 10, 2012 that Tenant’s Space Plan is approved by Landlord, provided that Landlord does not unreasonably withhold, condition or delay such approval. Landlord will apply such Rent Credit (if any) against Base Rental coming due under this Lease in the order in which such Base Rental becomes due.

ARTICLE 4. BASE RENT AND ADDITIONAL RENT

A. Base Rent. Tenant shall pay Landlord the monthly Base Rent set forth in Article 1 in advance on or before the first day of each calendar month during the Term; provided, Tenant shall pay Base Rent for the first full calendar month for which Base Rent shall be due (and any initial partial month) when Tenant executes this Lease.

B. Taxes and Expenses. Tenant shall pay to Landlord Tenant’s Share (as determined for each Lease Year as set forth in Section 1.F above) of Taxes and Expenses in the manner described below. The reduction in Tenant’s Share for the first two Lease Years, and the resulting reduced payment in Section 4.0 below shall be deemed a concession to Tenant. The foregoing capitalized terms shall have the meanings specified therefor in Articles 1 and 33.

C. Payments. Tenant shall pay such amounts as follows:

(i) Landlord shall reasonably estimate in advance the amounts Tenant shall owe for Taxes and Expenses for any complete or partial calendar year of the Term and Tenant shall pay such estimated amounts, on a monthly basis, on or before the first day of each calendar month, together with Tenant’s payment of Base Rent. Such estimate may be reasonably adjusted from time to time by Landlord, including adjustments to reflect the final Tax bills each year.

(ii) Within 120 days after the end of each calendar year, or as soon thereafter as practicable, Landlord shall provide a statement containing the customary level of detail provided to tenants in the Building (the “Statement”) to Tenant showing: (a) the amount of actual Taxes and Expenses for such calendar year, with a listing of amounts for major categories of Expenses, (b) any amount paid by Tenant towards Taxes and Expenses during such calendar year on an estimated basis, and (c) any revised estimate of Tenant’s obligations for Taxes and Expenses for the current calendar year. Within sixty (60) days after receipt of such Statement, Tenant may request additional detail pertaining to the Expenses and Taxes incurred by Landlord and contained on the Statement, and Landlord shall deliver such additional information to Tenant or allow Tenant to inspect Landlord’s records in an office of Landlord, or Landlord’s agent, during normal business hours, within ten (10) business days after such request, subject to execution of a confidentiality agreement reasonably acceptable to Landlord,

(iii) If the Statement shows that Tenant’s estimated payments were less than Tenant’s actual obligations for Taxes and Expenses for such year, Tenant shall pay the difference within thirty (30) days after Landlord sends the Statement.

(iv) If the Statement shows an increase in Tenant’s estimated payments for the current calendar year, Tenant shall: (a) pay the difference between the new and former estimates for the period from January 1 of the current calendar year through the month in which the Statement is sent within thirty (30) days after Landlord sends the Statement, and (b) thereafter pay the new estimated amount until Landlord further revises such estimated amount.

(v) If the Statement shows that Tenant’s estimated payments exceeded Tenant’s actual obligations for Taxes and Expenses, Landlord shall credit the difference against the payment of Rent next due. If the Term shall have expired and no further Rent shall be due, Landlord shall provide a refund of such difference at the time Landlord sends the Statement.

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(vi) Landlord reserves the right to reasonably change, from time to time, the manner or timing of Tenant’s payments for Taxes and Expenses. In lieu of providing one Statement covering all such items, Landlord may provide separate statements, at the same or different times, including separate statements for Taxes after bills are received.

D. Fiscal Years and Tax Years. If Landlord now or hereafter uses a non-calendar fiscal year: (i) all references to calendar years herein shall refer to such fiscal years, (ii) all references to January 1 and December 31 herein shall refer, respectively, to the first and last days of such fiscal years as the context requires, and (iii) Landlord shall make appropriate prorations such that Tenant’s obligations hereunder are not materially adversely affected thereby. Subject to Paragraph F below, Landlord shall include in Taxes each year hereunder: (a) in general, the amounts levied, assessed or imposed for such year, whether paid or payable in another year, (b) for personal property taxes, the amounts paid during such year, and (c) for Taxes paid in installments over more than one year, the amounts paid each year, and any interest thereon. If any taxing authority uses a fiscal year other than a calendar year, Landlord may elect from time to time, consistent with sound accounting and management practices, to require payments by Tenant based on: (x) amounts paid or payable during each calendar year or Landlord’s fiscal year (“Landlord’s Fiscal Year”) without regard to the fiscal tax year, (y) amounts paid or payable during each Landlord’s Fiscal Year, averaging the bills for each Landlord’s Fiscal Year based on the number of days or months of Landlord’s Fiscal Year included in each fiscal tax year. or (z) amounts paid or payable for or during each fiscal tax year. Notwithstanding anything to the contrary in the foregoing and except as otherwise provided in Section 15.B below, in no event shall Tenant be required to pay any Taxes on account of any period that is not during the Term of this Lease.

E. Tax Refunds, Protest Costs, and Expense Adjustments For Prior Years. Landlord shall each year: (i) credit against Taxes any refunds received during such year, (ii) include in Taxes any additional amount paid during such year, involving an adjustment to Taxes for a prior year, due to error by the taxing authority, supplemental assessment, or other reason, (iii) include, in either Taxes or Expenses, any fees for attorneys, consultants and experts, and other costs paid during such year in attempting to protest, appeal or otherwise seek to reduce or minimize Taxes, whether or not successful, (iv) credit against Expenses the cost of any item previously included in Expenses, to the extent that Landlord receives reimbursement from insurance proceeds or a third party during such year (excluding tenant payments for Taxes and Expenses), and (v) make any other appropriate changes to reflect adjustments to Taxes or Expenses for prior years, regardless of whether Landlord uses an accrual system of accounting for other purposes.

F. Grossing Up. If the Building is less than 95% occupied during all or a portion of any Landlord’s Fiscal Year, Landlord may, in accordance with sound accounting and management practices, determine the amount of variable Taxes and Expenses (i.e. those items which vary according to occupancy levels) that would have been paid had the Building been 95% or better occupied, and the amount so determined shall be deemed to have been the amount of Taxes and Expenses for such year. If Landlord is not furnishing any particular utility or service (the cost of which, if performed by Landlord, would be included in Expenses) to a tenant during any period, Landlord shall for such period: (i) adjust Expenses to reflect the additional amount that would reasonably have been incurred during such period had Landlord furnished such utility or service to such tenant, or (ii) exclude the rentable area of such tenant from the rentable area of the Building in computing Tenant’s Share of the component of Expenses for such utility or service.

G. Tenant’s Share Adjustments. If the Building or any development of which it is a part, shall contain non-office uses during any period, Landlord shall have the right to determine, in accordance with sound accounting and management practices, Tenant’s Share of Taxes and Expenses for only the office portion of the Building or of such development: in such event, Tenant’s Share shall be based on the ratio of the rentable area of the Premises to the rentable area of such office portion for such period. Tenant’s Share shall be subject to such other adjustments for such periods as may be applicable pursuant to Paragraph F, above, and pursuant to the definition of Tenant’s Share in Article 33. Notwithstanding anything to the contrary in this Lease, in no event shall any service or expense solely attributable or solely provided to the retail portions of the Building (for example, advertising costs) be included in Tenant’s Share of Taxes and Expenses.

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H. Prorations. If the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the Base Rent and any other amounts payable on a monthly basis shall be prorated on a per diem basis for such partial calendar months. If the Base Rent is scheduled to increase under Article 1 other than on the first day of a calendar month, the amount for such month shall be prorated on a per diem basis to reflect the number of days of such month at the then current and increased rates, respectively. If the Term commences other than on the first day of the Landlord’s Fiscal Year, or ends other than on the last day of the Landlord’s Fiscal Year, Tenant’s obligations to pay amounts towards Taxes and Expenses for such first or final Landlord’s Fiscal Years shall be prorated on a per diem basis to reflect the portion of such years included in the Term.

I. Payments After Lease Term Ends. Tenant’s obligations to pay Taxes and Expenses (or any other amounts) and Landlord’s obligations to refund overpayments of Taxes and Expenses (or any other amounts) accruing during, or relating to, the period prior to expiration or earlier termination of this Lease, shall survive such expiration or termination. Landlord may reasonably estimate all or any of such obligations within a reasonable time before, or anytime after, such expiration or termination. Tenant shall pay the full amount of such estimate and any additional amount due after the actual amounts are determined, in each case within thirty (30) days after Landlord sends a statement therefor. If the actual amount is less than the amount Tenant pays as an estimate, Landlord shall refund the difference within thirty (30) days after such determination is made.

J. Landlord’s Accounting Practices and Records. Landlord shall maintain records respecting Taxes and Expenses and determine the same in accordance with sound accounting and management practices. Subject to the other provisions of this Article, Landlord may from time to time use a full accrual system of accounting, or a modified cash basis of accounting with appropriate accrual adjustments to ensure that each year includes substantially the same major recurring items. Unless Tenant takes exception by notice to Landlord within one hundred twenty (120) days after Landlord provides any Statement to Tenant, such statement shall be considered final and binding on Tenant and Landlord (except as to additional Expenses or Taxes not then known or omitted by error; provided that any Expenses or Taxes omitted by error must be billed to Tenant, if at all, within one (1) year after Tenant received such initial Statement). If Tenant timely disputes any Statement, Tenant shall be entitled to inspect, review, and copy, at Tenant’s sole cost and expense, the books, invoices, documents, and records pertaining to the Expenses and Taxes incurred by Landlord in an office of Landlord, or Landlord’s agent, during normal business hours, upon giving Landlord five (5) days advance written notice, subject to execution of a confidentiality agreement reasonably acceptable to Landlord, and provided that Tenant shall utilize an independent, nationally or regionally recognized full service accounting firm that is not being compensated on a contingency basis to perform such review and shall be subject to such confidentiality agreement. Except as expressly provided herein, if Tenant fails to timely object to an Statement, Tenant shall be deemed to have approved the Statement and shall have no further right to object to or contest the Statement. Tenant’s audit shall be conducted at the offices of the Building manager where such records are kept within thirty (30) days after the date of Tenant’s notice. Landlord and/or Landlord’s Building manager shall cooperate with Tenant and/or Tenant’s representatives with respect to any such specific inquiries or questions and with respect to the conduct of such audit, so as to facilitate the prompt and efficient answer thereto and/or conduct of same, as applicable. Tenant shall notify Landlord of the results of such audit in writing within ten (10) days after completion of such audit. Landlord may have an agent or employee present during such inspection and audit. Landlord shall have the right to dispute the results of Tenant’s audit at Landlord’s expense. If Landlord’s and Tenant’s accountants cannot agree, their dispute shall be resolved, at Landlord’s and Tenant’s joint expense, by a certified public accountant mutually satisfactory to Landlord and Tenant, or selected by the presiding judge of the Circuit Court of Multnomah County, Oregon if Landlord and Tenant cannot agree on the identity of such accountant. If the final audit ultimately discloses Tenant’s overpayment of Tenant’s Share of Expenses or Taxes: (a) such overpayment shall be applied to the next accruing installment(s) of Expenses and Taxes due from Tenant, until such credit is depleted (unless in the last year of the Term, in which event Landlord shall refund to Tenant such overpayment within thirty (30) days); and (b) if such overpayment shall exceed five percent (5%) or more in the aggregate (after netting any understated line items against overstated line items) of the amount set forth in the Statement, Landlord shall promptly pay to Tenant its reasonable third party costs and expenses of conducting or defending its audit. If the final audit ultimately discloses Tenant’s underpayment of Tenant’s Share of Expenses or Taxes, Tenant shall pay such amount to Landlord within thirty (30) days. The provisions of this Paragraph shall survive the expiration or earlier termination of this Lease.

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K. General Payment Matters. Base Rent, Taxes, Expenses and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease or other agreement entered in connection herewith, are sometimes herein referred to collectively as “Rent,” and all remedies applicable to the non-payment of Rent shall be applicable thereto. Rent shall be paid in good funds and legal tender of the United States of America. Tenant shall pay Rent without any deduction, recoupment, set-off or counterclaim, and without relief from any valuation or appraisement laws. Rent obligations hereunder are independent covenants. No delay by Landlord in providing the Statement (or separate statements) shall be deemed a default by Landlord or a waiver of Landlord’s right to require payment of Tenant’s obligations for actual or estimated Taxes or Expenses. In no event shall a decrease in Taxes or Expenses ever decrease the monthly Base Rent. Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant.

L. Expense Cap. For purposes of Tenant’s obligation to pay Tenant’s Share of Expenses, Controllable Expenses (as defined below) will be subject to a cap each fiscal year (the “Cap”) after calendar year in which the Commencement Date occurs. The Cap for any fiscal year will be the Controllable Expenses for the calendar year in which the Commencement Date occurs plus 5% per annum, compounded annually on a cumulative basis. Controllable Expenses, and the Cap thereon, will be determined on an aggregate basis and not on an individual basis, and the Cap on Controllable Expenses will be determined on Expenses as they have been adjusted for vacancy or usage pursuant to the terms of this Lease. The Cap on Controllable Expenses, as provided for in this Section 4.L, will not limit or otherwise affect Tenant’s obligation to pay Tenant’s Share of Uncontrollable Expenses (as defined below) or any other component of Rent under this Lease. “Uncontrollable Expenses” means insurance costs, utility charges, Taxes, and snow removal costs. “Controllable Expenses” means Expenses other than Uncontrollable Expenses.

ARTICLE 5. QUIET ENJOYMENT

Landlord agrees that so long as Tenant is not in Default under this Lease, Tenant shall hold the Premises during the Term, free of lawful claims by any party acting by or through Landlord, subject to all other terms and provisions of this Lease.

ARTICLE 6. UTILITIES AND SERVICES

A. Standard Landlord Utilities and Services. Landlord shall provide the following utilities and services (the cost of which shall be included in Expenses, except as provided below):

(i) Heat and air-conditioning to provide a temperature required, in Landlord’s reasonable opinion, for occupancy of the Premises as Class A offices, from 7:00 a.m. until 6:00 p.m. Monday through Friday, and, if requested by Tenant, from 8:00 a.m. until 1 :00 p.m. on Saturdays, excluding all Holidays.

(ii) Water from city mains for drinking, lavatory and toilet purposes only, at those points of supply provided for nonexclusive general use of tenants at the Building, or points of supply in the Premises installed by or with Landlord’s written consent for such purposes.

(iii) Cleaning and trash removal service in and about the Premises as is customary for office space in Class A office buildings.

(iv) Passenger elevator service at all times (subject to changes in the number of elevators in service after hours or at other times), and freight elevator service (subject to scheduling by Landlord and such standard charges as Landlord may impose), in common with Landlord and other parties.

(v) Electricity for building-standard overhead office lighting fixtures, and equipment and accessories customary for offices (up to 280 hours per month), where: (a) the connected electrical load of all of the same does not exceed an average of 4 watts per usable square foot of the Premises (or such lesser amount as may be available, based on the safe and lawful capacity of the electrical circuit(s) and facilities serving the Premises), (b) the electricity is at nominal 120 volts, single phase (or 110 volts, depending on available service in the Building), and (c) the Systems and

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Equipment are suitable, the safe and lawful capacity thereof is not exceeded, and sufficient capacity remains at all times for other existing and future tenants, as determined in Landlord’s reasonable discretion.

B. Additional Utilities and Services. Landlord shall not be responsible for inadequate air-conditioning or ventilation whenever Tenant maintains a computer room (“computer room” as used herein shall mean any computer, server, data, telephone, lab or similar room in the Premises) at the Premises or whenever the use or occupancy of the Premises exceeds the normal capacity or design loads of, affects the temperature or humidity otherwise maintained by, or otherwise adversely affects the operation of, the Systems and Equipment for the Building, whether due to items of equipment or machinery generating heat, above normal concentrations of personnel or equipment, alterations to the Premises made by or through Tenant without balancing the air or installing supplemental HVAC equipment. Without limiting the generality of the foregoing, Landlord shall not be responsible for inadequate air conditioning or ventilation to the extent that the same occurs because Tenant, without providing adequate air conditioning and ventilation: (i) uses a computer room in which a concentrated group of equipment is located, (ii) uses or permits the use of any item, or concentrated group, of equipment consuming more than 500 watts in the aggregate at rated capacity, or (iii) occupies or permits the Premises to be occupied with concentrations of personnel greater than one person per 200 usable square feet. In any such case, Landlord may elect to balance the air, install, operate, maintain and replace such supplemental HVAC equipment during the Term, at Tenant’s expense, as an extra utility or service (or require that Tenant arrange for the same as Work under Article 9). Landlord shall seek to provide such extra utilities or services as Tenant may from time to time request, if the same are reasonable and feasible for Landlord to provide and do not involve modifications or additions to the Building or existing Systems and Equipment, and if Landlord shall receive Tenant’s request within a reasonable period prior to the time such extra utilities or services are required. Tenant shall pay, for any extra utilities or services (including, without limitation, supplemental HVAC equipment), such standard charges as Landlord shall from time to time establish, including Landlord’s out-of-pocket costs for architects, engineers, consultants and other parties relating to such extra utilities or services, and a fee equal to fifteen percent (15%) of such costs, except that after-hour air conditioning services shall be provided by Landlord to Tenant at the cost of $20 per hour, subject to change, without notice, from time to time by Landlord. All payments for such extra utilities or services shall be due at the same time as the installment of Base Rent with which the same are billed, or if billed separately, shall be due within thirty (30) days after such billing. Notwithstanding any of the foregoing to the contrary, in lieu of charging separately for additional utilities and services, Landlord may reasonably elect from time to time to expand or modify the amounts of services and utilities available without separate charge, in which case the costs thereof shall be included in Expenses.

C. Monitoring. Landlord may install and operate meters, submeters or any other reasonable system for monitoring or estimating any services or utilities used by Tenant in excess of those required to be provided by Landlord under this Article (including a system for Landlord’s engineer to reasonably estimate any such excess usage). If such system indicates such excess services or utilities, Tenant shall pay Landlord’s charges and fees as described in Paragraph B, above, for installing and operating such system and any supplementary air-conditioning, ventilation, heat, electrical or other systems or equipment (or adjustments or modifications to the existing Systems and Equipment) which Landlord may make, and Landlord’s charges for such amount of excess services or utilities used by Tenant.

D. Interruptions and Changes. Except as otherwise expressly provided in this Section 6.D below, Landlord shall have no liability for interruptions, variations, shortages, failures, changes in quality, quantity, character or availability of any utilities or services caused by repairs, maintenance, replacements, alterations (including any freon retrofit work), labor controversies, accidents, inability to obtain services, utilities or supplies, governmental or utility company acts or omissions, requirements, guidelines or requests, or other causes beyond Landlord’s reasonable control (or under any circumstances with respect to utilities or services not required to be provided by Landlord hereunder). Under no circumstances whatsoever shall any of the foregoing be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, serve to abate Rent (except as provided below), or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damages in connection with the foregoing events. Nevertheless, in any such events after receiving notice, Landlord shall use reasonable efforts to restore such

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utilities or services required to be provided hereunder to reasonable levels. If any utility or other service described in this Section 6 is discontinued or interrupted, Tenant will promptly notify Landlord in writing. If (a) any utility or other service described in this Section 6 is discontinued or interrupted, (b) such discontinuance or interruption is within Landlord’s reasonable control, and (c) such discontinuance or interruption continues for at least 5 consecutive business days and renders all or a material portion of the Premises untenantable for such period such that Tenant cannot and does not operate its business from the Premises or such portion for such period, then as Tenant’s sole and exclusive remedy for such discontinuance or interruption. Landlord will equitably abate Tenant’s obligation to pay Base Rent and Tenant’s Share of Expenses and Taxes beginning on the 6m business day after the later of (i) the first day of such interruption and (ii) the date of Landlord’s receipt of Tenant’s notice thereof, and ending on the date on which such service is substantially restored. Notwithstanding anything to the contrary contained herein, if Tenant, or its contractors, or their respective officers, employees, contractors, invitees or agents, delay Landlord in restoring the utilities or other services, Landlord shall have additional time to complete the restoration equal to such delay and Tenant shall pay Landlord all Rent for the period of such delay.

ARTICLE 7. USE, COMPLIANCE WITH LAWS, AND RULES

A. Use of Premises. Tenant shall use the Premises only for the permitted use identified in Article 1, and no other purpose whatsoever, subject to the other provisions hereof and of this Lease.

B. Laws and Other Requirements. Tenant shall not use or permit within the Premises anything that will: (i) violate the requirements of Landlord’s insurers or any board of underwriters, (ii) cause a cancellation of Landlord’s policies, impair the insurability of the Property, or increase Landlord’s premiums (any such increase shall be paid by Tenant without such payment being deemed permission to continue such activity or a waiver of any other remedies of Landlord), or (iii) violate the requirements of any Lenders, the certificates of occupancy issued for the Premises or the Building, or any other requirements, covenants, conditions or restrictions affecting the Property at any time, (x) which are in effect on the date hereof and have been provided in writing to Tenant prior to the date of this Lease, or (y) with respect to any requirements which are first in effect after the date hereof, to the extent such have been provided in writing to Tenant and do not unreasonably interfere with Tenant’s conduct of its business in the Premises. Tenant shall comply with all Laws relating to the Premises and Tenant’s use of the Premises and Property, including Laws governing Hazardous Materials as described in Article 30, and the Disabilities Acts as described in Article 31. Tenant’s obligations to comply with Laws shall include, without limitation: (a) obtaining all permits, licenses, certificates and approvals to conduct its business in the Premises, or any necessary waivers or variances, without thereby subjecting Landlord, the Property or other occupants to any costs, requirements, liabilities or restrictions, (b) any work to or for the Premises (or any systems or equipment exclusively serving the Premises, including any freon retrofitting work for such exclusive systems and equipment) required by Laws, and (c) any work outside the Premises (if Landlord permits such work) required by Laws based on Tenant’s use of, work within, or systems or equipment exclusively serving, the Premises, whether any such work is deemed structural, involves a capital expenditure or results in a benefit extending beyond the Term. Any work hereunder shall be deemed “Work” subject to Article 9.

C. Rules. Tenant shall comply with the Rules set forth in Exhibit C attached hereto (the “Rules”). Landlord shall have the right, by notice to Tenant or by posting at the Property, to reasonably amend such Rules and supplement the same with other reasonable Rules relating to the Property, or the promotion of safety, care, efficiency, cleanliness or good order therein, provided that such changes are generally applicable to all office tenants in the Building. Nothing herein shall be construed to give Tenant or any other Person any claim, demand or cause of action against Landlord arising out of the violation of such Rules by any other tenant or visitor of the Property, or out of the enforcement, modification or waiver of the Rules by Landlord in any particular instance. In the event of any conflict between the Rules (as they may be amended from time to time) and the terms and provision of this Lease, the terms and provisions of this Lease shall control.

ARTICLE 8. MAINTENANCE AND REPAIRS

Except for customary cleaning and trash removal provided by Landlord under Article 6, and casualty damage to be repaired by Landlord under Article 11, Tenant shall keep and maintain (or cause to be kept and maintained) the Premises (including any

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carpet and other flooring material, paint and wall-coverings, doors, windows, ceilings, interior surfaces of walls, non-standard lighting (including lamps, bulbs, ballasts and starters), plumbing and other fixtures, alterations, improvements, and systems and equipment in or exclusively serving the Premises whether installed by Landlord or Tenant) in good and sanitary condition, ordinary wear and tear excepted, and, except as otherwise expressly provided herein, in compliance with all applicable Laws as described in Article 7. Except as provided in the penultimate grammatical sentence of this Article 8, or for damage covered under Article 11, Landlord shall maintain the roof, foundation, parking and common areas, the structural soundness of the walls, doors and corridors of the Building and mechanical, heating, ventilating and air-conditioning, electrical and plumbing systems servicing the Building other than those in or exclusively serving the Premises, except for damage occasioned by the acts or omissions of Tenant or its employees, contractors, agents or visitors, which damage shall be repaired by Landlord at Tenant’s expense, except to the extent such damage is covered by the property insurance Landlord is required to carry hereunder (whether or not actually carried) or does in fact carry (but taking into account any deductible under Landlord’s insurance). Tenant shall promptly notify Landlord concerning the necessity for any repairs, maintenance or replacements and Landlord shall perform such work, all in a good and workmanlike manner, the cost of which shall be included in Expenses. Notwithstanding the foregoing, upon completion by Landlord of any repairs, maintenance or replacements necessitated, in whole or in part, by the acts or omissions of Tenant or its employees, contractors, agents or visitors, Tenant shall pay for such reasonable charges as Landlord may establish from time to time, payable within thirty (30) days after billed (the foregoing shall not be deemed to modify the waivers set forth in Section 10.0 below). In addition, Tenant shall pay Landlord for any repairs, maintenance and replacements to areas of the Property outside the Premises, caused, in whole or in part, as a result of moving any furniture, fixtures, or other property to or from the Premises, or otherwise by Tenant or its employees, agents, contractors, or visitors (notwithstanding anything to the contrary contained in this Lease except for the waivers set forth in Section 10.0 below). In addition, Landlord will be responsible for any repairs, additions, alterations or changes to the Building (other than the Premises) that are necessitated by any governmental requirements that affect office buildings generally or the Building specifically and are not required solely because of the particular use (as opposed to mere office use) of the Premises by Tenant, subject to the right of Landlord to include the costs thereof in Expenses to the extent permitted pursuant to Article 4 above.

ARTICLE 9. ALTERATIONS AND LIENS

A. Alterations and Approval. Tenant shall not attach any fixtures, equipment or other items to the Premises, or paint or make any other additions, changes, alterations or improvements to the Premises or the Systems and Equipment serving the Premises (all such work is referred to collectively herein as the “Work”), without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed. Landlord will not be deemed to have unreasonably withheld its consent to any Work if its consent is withheld because such Work: (i) are not consistent with the first-class nature or the architectural character of the Building; (ii) could adversely affect the structure of the Building, the HVAC system or electrical, mechanical, plumbing or other lines or systems in the Building or the Building circuitry; (iii) could increase Landlord’s costs of operating and maintaining the Building; (iv) would, in Landlord’s judgment, violate the terms of any applicable zoning or building laws or ordinances; (v) would disturb other tenants of the Building, for example, by requiring entry into the premises of other tenants; or (vi) include the use of wall covering that is impermeable to humidity or vapor; the foregoing being merely examples of reasons for which Landlord may reasonably withhold its consent and will not be deemed exclusive of any permitted reasons for reasonably withholding consent, whether similar or dissimilar to the foregoing examples. In seeking approval, Tenant shall submit for Landlord’s prior written approval: (i) the names, addresses and background information concerning all architects, engineers, contractors, subcontractors and suppliers Tenant proposes to use, and (ii) detailed plans and specifications prepared by the approved architects and engineers. In addition, Tenant shall provide Landlord with notice of whether the Work will involve or affect any Hazardous Materials, whether such materials are customary and usual based on standard industry practices, and all other details relating thereto.

B. Approval Conditions. Landlord reserves the right to impose requirements as a condition of such consent or otherwise in connection with the Work, including requirements that Tenant: (i) obtain and post permits, (ii) provide additional insurance, (iii) submit architect, engineer, contractor, subcontractor and supplier affidavits of payment and recordable lien waivers in compliance with the Laws of the

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State of Oregon, (iv) use union labor (if Landlord uses union labor), (v) permit Landlord or its representatives to inspect the Work at reasonable times, (vi) comply with such other reasonable requirements as Landlord may impose concerning the manner and times in which such Work shall be done, and (vii) remove, at Tenant’s cost and expense, any improvements upon the expiration or earlier termination of this Lease and restore the Premises to its condition prior to the Work. Landlord may require that all Work be performed under Landlord’s supervision, and Landlord reserves the right to designate the architects, engineers, contractors, subcontractors and suppliers who will design and perform any portion of the Work affecting the Systems and Equipment or structure of the Building and supply all materials necessary therefor. If Landlord approves, inspects, supervises, recommends or designates any architects, engineers, contractors, subcontractors or suppliers, the same shall not be deemed a warranty as to the adequacy of the design, workmanship or quality of materials, or compliance of the Work with the plans and specifications or any Laws.

C. Performance of Work. All Work shall be performed: (i) in a thoroughly first class, professional and workmanlike manner, (ii) only with materials that are new, high quality, and free of material defects, (iii) strictly in accordance with plans, specifications, parties and other matters approved or designated by Landlord in advance in writing, (iv) not to adversely affect the Systems and Equipment or the structure of the Building, (v) diligently to completion and so as to avoid any unreasonable disturbance, disruption or inconvenience to other tenants and the operation of the Building, and (vi) in compliance with all Laws, the Rules and other provisions of this Lease, and such other reasonable requirements as Landlord may impose concerning the manner and times in which such Work shall be done. Any floor, wall or ceiling coring work or penetrations or use of noisy or heavy equipment which may interfere with the conduct of business by other tenants at the Building shall, at Landlord’s option, be performed at times other than Landlord’s normal business hours (at Tenant’s sole cost). If Tenant fails to perform the Work as required herein or the materials supplied fail to comply herewith or with the specifications approved by Landlord, and Tenant fails to cure such failure within 48 hours after notice by Landlord (except notice shall not be required in emergencies), Landlord shall have the right to stop the Work until such failure is cured (which shall not be in limitation of Landlord’s other remedies and shall not serve to abate the Rent or Tenant’s other obligations under this Lease). Upon completion of any Work hereunder, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, and proof of payment for all labor and materials.

D. Liens. Tenant shall pay all costs for the Work when due. Tenant shall keep the Property, Premises and this Lease free from any mechanic’s, materialman’s, architect’s, construction, engineer’s or similar liens or encumbrances, and any claims therefor, or stop or violation notices, in connection with any Work. Tenant shall give Landlord notice at least ten (10) days prior to the commencement of any Work (or such additional time as may be necessary under applicable Laws), to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such claim, lien or encumbrance, or stop or violation notices of record, by bond or otherwise within ten (10) days after notice by Landlord. If Tenant fails to do so, Landlord may pay the amount (or any portion thereof) or take such other action as Landlord deems necessary to remove such claim, lien or encumbrance, or stop or violation notices, without being responsible for investigating the validity thereof. The amount so paid and costs incurred by Landlord shall be deemed additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to, or any Lender’s interest in, the Property or Premises to any such claims, liens or encumbrances, or stop or violation notices, whether claimed pursuant to statute or other Law or express or implied contract.

E. Intentionally Omitted.

F. Landlord’s Fees and Costs. Tenant shall pay Landlord a fee for reviewing, scheduling, monitoring, supervising, and providing access for or in connection with the Work, in an amount equal to five percent (5%) of the total cost of the Work (including costs of plans and permits therefor), and Landlord’s out-of-pocket costs, including any costs for security, utilities, trash removal, temporary barricades, janitorial, engineering, architectural or consulting services, and other matters in connection with the Work, payable within thirty (30) days after billed.

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ARTICLE 10. INSURANCE AND WAIVER OF CLAIMS

A. Required Insurance. Tenant shall maintain at its expense during the Term with respect to the Premises and Tenant’s use thereof and of the Property:

(i) Property. All Risk property insurance, including extra expense insurance, on all of Tenant’s fixtures and personal property in the Premises, and on any alterations, additions or improvements installed by or for the benefit of Tenant, all for the full replacement cost thereof. Tenant will use the proceeds from such insurance for the replacement of fixtures and personal property and for the restoration of any such alterations, additions or improvements. Landlord will be named as loss payee as respects its interest in any such alterations, additions, or other improvements.

(ii) Business Income. Business income insurance with sufficient limits for Tenant to sustain its business operation at this location for a period of not less than 12 months.

(iii) Worker’s Compensation; Employer’s Liability. Workers compensation insurance in statutory limits will be provided for all employees. The employers liability insurance will afford limits not less than $500,000 per accident, $500,000 per employee for bodily injury by disease, and $500,000 policy limit for bodily injury by disease.

(iv) Liability. Commercial general liability insurance with limits not less than $1,000,000 per occurrence and $2,000,000 general aggregate which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Premises and the Project, and including products and completed operations coverage. Such insurance shall include contractual liability and contain a standard separation of insureds provision. Any general aggregate limit will apply on a per location basis. Such insurance will name Landlord, its trustees and beneficiaries, Landlord’s mortgagees, Landlord’s managing agent, Landlord’s advisor, and their respective officers, directors, agents and employees, as additional insureds (the “Required Additional Insureds”).

(v) Business Auto. Business auto liability with limits not less than $1,000,000 each accident, combined single limit for bodily injury and property damage, on “any auto” basis for Tenant owned, hired and non-owned autos. If Tenant has no owned autos, Tenant may provide hired and non-owned coverage.

(vi) Umbrella. Umbrella excess liability insurance, on an occurrence basis, that applies excess of required commercial general liability, business auto liability and employers liability policies, which insures against bodily injury, property damage, personal injury and advertising injury claims with limits not less than $5,000,000 each occurrence and $5,000,000 aggregate. Such policy must include the Required Additional Insureds as additional insureds.

(vii) Alterations; Moving. Tenant will provide to Landlord certificates of insurance including but not limited to workers compensation and employers liability, auto liability with limits not less than $1,000,000 each accident and commercial general liability insurance in the amount of not less than $1,000,000 or in limits as otherwise reasonably satisfactory to Landlord from (i) Tenant’s contractors and subcontractors before performing any initial leasehold improvements pursuant to any work letter attached to this Lease, and before performing any Tenant-Made Alterations; and (ii) Tenant’s mover respecting moving into and moving out of the Premises, before Tenant moves into or out of the Premises. All insurance coverage to be provided by Tenant’s contractors, subcontractors or movers must be required in a written contract between Tenant and its Contractor and sub-contractors. Such contract must include a requirement to comply with the general insurance requirements set forth in this paragraph below and in addition those included within Paragraph 10.B and must contain an indemnity, including defense, of Landlord and Landlord’s Required Additional Insureds. A signed copy of the contract must be provided to Landlord. All such liability insurance (except employers liability) must (1) include the Required Additional Insureds as additional insureds; (2) be considered primary insurance and (3) require commercial general liability insurance to include coverage for bodily injury, property damage, personal and advertising injury, contractual liability and products and completed operations coverage. The products and completed operations coverage must be maintained for a minimum of 2 years following completion of work. Tenant, Contractor and subcontractors will include Required Additional Insureds on the policy for full term of the work and the extended products and completed operations required time frame.

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B. General Insurance Requirements. All policies required to be carried by Tenant and Tenant’s contractors, subcontractors and movers hereunder must be issued by and binding upon an insurance company licensed or authorized to do business in the state in which the property is located with an A.M. Best’s Rating of at least “VIII” or better, unless otherwise acceptable to Landlord. Tenant will not do or permit anything to be done that would invalidate the insurance policies required. Liability insurance maintained by Tenant and Tenant’s contractors, subcontractors and movers will be primary coverage without right of contribution by any similar insurance that may be maintained by Landlord. Certificates of insurance, reasonably acceptable to Landlord, evidencing the existence and amount of each liability insurance policy required hereunder and Evidence of Property Insurance Form, Acord 28, evidencing property insurance as required, will be delivered to Landlord prior to delivery or possession of the Premises and fifteen (15) days prior to each renewal date. Liability policies (except employers liability) will each include an endorsement naming the Required Additional Insureds such additional insured status. The Evidence of Property Insurance Form will name Landlord as loss payee for property insurance as respects Landlord’s interest in improvements and betterments. Further, the certificates must indicate that insurers will endeavor to provide at least 30 days’ prior notice to Landlord and Landlord’s managing agent prior to any cancellation of coverage. If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the term and thereafter during the term, within 10 days following Landlord’s request thereof, and 10 days prior to the expiration date of any such coverage, Landlord will be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable upon written invoice thereof. The limits of insurance required by this lease, or as carried by Tenant, will not limit the liability of Tenant or relieve Tenant of any obligation thereunder. Any deductibles selected by Tenant will be the sole responsibility of Tenant. Landlord may, at its sole discretion, change the insurance policy limits and forms which are required to be provided by Tenant; such changes will be made to conform with common insurance requirements for similar properties in similar geographic locations. Landlord will not change required insurance limits or forms more often than once per calendar year.

C. Waiver of Claims; Waiver of Subrogation. To the extent permitted by law and except to the extent arising out of Landlord’s gross negligence or willful misconduct, Tenant waives all claims it may have against Landlord, its agents or employees for damage to business or property sustained by Tenant or any occupant or other person resulting from the Premises or the Project or any part of said Premises or Project becoming out of repair or resulting from any accident within or adjacent to the Premises or Property or resulting directly or indirectly from any act or omission of Landlord or any occupant of the Premises or Property or any other person while on the Premises or the Property, regardless of cause or origin, except that in respect of damage to property, such waiver will be limited to the extent such claim is or would be covered by any insurance that Tenant is required under Section 10.A(i) to carry. The waiver in this grammatical paragraph will also apply as to the amount of any deductible, self insured retention or self insurance under Tenant’s insurance. Particularly, but not in limitation of the foregoing sentence, all property belonging to Tenant or any occupant of the Premises that is in the Property or the Premises will be there at the risk of Tenant or other person only, and Landlord or its agents or employees will not be liable for damage to or theft of or misappropriation of such property, nor for any damage to property or business resulting from fire, explosion, flooding of basements or other subsurface areas, falling plaster, steam, gas, electricity, snow, water or rain which may leak from any part of the Property or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place or resulting from dampness or any other cause whatsoever, nor for any latent defect in the Premises or in the Property, except that in respect of property damage such waiver will be limited to the extent that such claim is or would be covered by any insurance that Tenant is required under Section 10.A(i) to carry. Tenant will give prompt notice to Landlord in case of fire or accidents in the Premises or in the Property or of defects therein or in the fixtures or equipment. Tenant agrees to include in the insurance policies which Tenant is required by this Lease to carry in accordance with Section 10.A(1) and 10.A(ii), to the fullest extent permitted by law, a waiver of subrogation against Landlord and Landlord’s managing agent.

To the extent permitted by law, Landlord waives all claims it may have against Tenant, its agents or employees for damage to the Property resulting directly or indirectly from any act or omission of Tenant, to the extent that such claim is covered by any property insurance which Landlord is required under Section 10.D to carry on the Property. Landlord will include in any property insurance policy which Landlord may

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carry on the Property, to the extent permitted by law, a waiver of subrogation against Tenant. Landlord will not be required to maintain insurance against thefts within the Premises or the Property.

D. Landlord’s Insurance. Landlord agrees to maintain during the Lease Term “all-risk” property insurance on the Property on a replacement cost basis, excluding the items which Tenant is required to insure under Section 10.A(i). Landlord will maintain commercial general liability insurance against claims for bodily injury, death or property damage occurring upon, in or about the Building, such insurance to afford protection to Landlord, its lenders and agents in amounts deemed by Landlord to be reasonably appropriate. Premiums paid for insurance under this paragraph will be included in Expenses.

ARTICLE 11. CASUALTY DAMAGE

A. Restoration. Tenant shall promptly notify Landlord of any damage to the Premises or Property by fire or other casualty. If the Premises or any common areas of the Property providing access thereto shall be damaged by fire or other casualty, Landlord shall use available insurance proceeds to restore the same. Such restoration shall be to substantially the same condition prior to the casualty, except for modifications required by zoning and building codes and other Laws or by any Lender, any other modifications to the common areas deemed desirable by Landlord (provided access to the Premises is not materially impaired), and except that Landlord shall not be required to repair or replace any of Tenant’s furniture, furnishings, fixtures or equipment, or any alterations or improvements in excess of any work provided or paid for by Landlord under this Lease. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof, provided Landlord uses commercially reasonable efforts to minimize the extent and/or duration of such inconvenience or annoyance. Promptly following completion of Landlord’s restoration work, Tenant shall repair and replace Tenant’s furniture, furnishings, fixtures, equipment, and any alterations or improvements made by Tenant in excess of those provided or paid for by Landlord, subject to and in compliance with the other provisions of this Lease.

B. Abatement of Rent. Landlord shall allow Tenant a proportionate abatement of Base Rent from the date of the casualty through the date that Landlord substantially completes Landlord’s repair obligations hereunder (or the date that Landlord would have substantially completed such repairs, but for delays by Tenant or any other occupant of the Premises, or any of their agents, employees, invitees, Transferees and contractors) to the extent Tenant cannot reasonably use the Premises for the conduct of its business therein; provided that such abatement shall not apply if the gross negligence or willful misconduct of Tenant or any other occupant of the Premises or any of their agents, employees, invites, Transferees or contractors caused such damage and as a result thereof Landlord’s insurer denies rental interruption coverage with respect to the Premises.

C. Termination of Lease. Notwithstanding the foregoing to the contrary, in lieu of performing the restoration work, Landlord may elect to terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage (such termination notice to include a termination date providing at least thirty (30) days for Tenant to vacate the Premises), if the Property shall be damaged by fire or other casualty or cause such that: (a) more than twenty-five percent (25%) of the Premises is affected by the damage and fewer than twenty-four (24) months remain in the Term, or any material damage occurs to the Premises during the last twelve (12) months of the Term, (b) any Lender shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt (or shall terminate the ground lease, as the case may be), or the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies, or (c) the cost of the repairs, alterations, restoration or improvement work would exceed twenty-five percent (25%) of the replacement value of the Building (whether or not the Premises are affected by the damage). Tenant agrees that the abatement of Rent provided herein shall be Tenant’s sole recourse in the event of such damage, and waives any other rights Tenant may have under any applicable Law to perform repairs or terminate the Lease by reason of damage to the Premises or Property. In addition, if a substantial portion of the Building is destroyed such that the Premises become untenantable, then Landlord will select a registered architect licensed to do business in Oregon to estimate the time for completion. If such architect should certify that such work to the Premises cannot be accomplished by using standard working methods and procedures so as to make the Premises tenantable within 180 days from the date the rehabilitation is started or within 3 months from such date if the

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Lease Term has less than 12 months remaining, either party will have the right to terminate this Lease by giving to the other notice of such election within 10 days after Tenant’s receipt of the architect’s certificate. If such architect certifies that such work can be completed within such 180-day period but such work is not actually substantially completed within 240 days after the date the rehabilitation is started (subject to force majeure), then Tenant may provide written notice to Landlord specifying that this Lease will terminate if such work is not substantially completed within thirty (30) days after the date of such notice. In the event the work is not substantially completed by the end of such thirty (30) day period this Lease will automatically terminate and neither party shall have any further rights or obligations hereunder except those obligations or liabilities which have accrued on or before such termination date and except those expressly provided as surviving expiration or termination hereof. If said fire or other casualty results in the total destruction of the Building, this Lease will automatically terminate as of the date of said fire or other casualty.

ARTICLE 12. CONDEMNATION

If at least fifty percent (50%) of the rentable area of the Premises shall be taken by power of eminent domain or condemned by a competent authority or by conveyance in lieu thereof for public or quasi-public use, or Tenant is permanently denied commercially reasonable access to the Premises (“Condemnation”), including any temporary taking for a period of one year or longer, this Lease shall terminate on the date possession for such use is so taken. If: (i) less than fifty percent (50%) of the Premises is taken, but the taking includes or affects a material portion of the Building or Property, or the economical operation thereof, or (ii) the taking is temporary and will be in effect for less than one year but more than thirty (30) days, then in either such event, Landlord may elect to terminate this Lease upon at least thirty (30) days’ prior notice to Tenant. The parties further agree that: (a) if this Lease is terminated, all Rent shall be apportioned as of the date of such termination or the date of such taking, whichever shall first occur, (b) if the taking is temporary, Rent shall not be abated for the period of the taking, but Tenant may seek a condemnation award therefor (and the Term shall not be extended thereby), and (c) if this Lease is not terminated but any part of the Premises is permanently taken, the Rent shall be proportionately abated based on the square footage of the Premises so taken. Landlord shall be entitled to receive the entire award or payment in connection with such Condemnation and Tenant hereby assigns to Landlord any interest therein for the value of Tenant’s unexpired leasehold estate or any other claim and waives any right to participate therein, except that Tenant shall have the right to claim damages for a temporary taking of the leasehold as described above, and for moving expenses and any taking of Tenant’s personal property.

ARTICLE 13. ASSIGNMENT AND SUBLETTING

A. Transfers. Except as otherwise expressly provided herein, Tenant shall not, without the prior written consent of Landlord: (i) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of Law or otherwise, (ii) sublet the Premises or any part thereof, (iii) permit the use of the Premises by any Persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any Person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”), or (iv) advertise the Premises for Lease for Transfers. If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice shall include: (a) the proposed effective date (which shall not be less than thirty (30) nor more than 90 days after Tenant’s notice), (b) a description of the portion of the Premises to be Transferred (herein called the “Subject Space”), (c) the terms of the proposed Transfer and the consideration therefor, the name, address and background information concerning the proposed Transferee, and a true and complete copy of all proposed Transfer documentation, and (d) financial statements (balance sheets and income/expense statements for the current and prior three (3) years) of the proposed Transferee, in form and detail reasonably satisfactory to Landlord, certified by an officer, partner or owner of the Transferee, and any other information to enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Any Transfer made without complying with this Article shall at Landlord’s option be null, void and of no effect, or shall constitute a Default under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay a reasonable fee (but not less than $500.00) towards Landlord’s review and processing expenses, as well as any reasonable legal fees incurred by Landlord within thirty (30) days after written request by Landlord. In no event shall any Transferee be: (w) an existing tenant of the

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Building or its subtenant or assignee (however, this condition will be waived with respect to a specific request for Landlord’s consent to assignment or sublease if Landlord does not have available for lease to such assignee or subtenant space comparable in size to the Premises or the subject portion thereof), (x) a person or entity with whom Landlord or its agents is negotiating, (y) a person to or from whom Landlord, or its agents, has given or received any written proposal within the past ninety (90) days regarding a lease of space in the Building, or (z) a governmental entity.

B. Approval. Landlord, in its sole discretion, may give or withhold its consent to a proposed Transfer; provided however, that Landlord agrees not to unreasonably withhold consent to any such assignment of this Lease or subletting of the Premises (except for any extension or expansion options or any rights of first refusal or first offer for which consent may be arbitrarily withheld), provided Tenant requests the same in writing and provided (i) at the time thereof Tenant is not in Default under this Lease, (ii) Landlord, in its reasonable discretion, determines that the proposed use of the Premises, and the reputation, business, and financial responsibility of the proposed assignee or sublessee, are reasonably satisfactory to Landlord, (iii) any assignee or sublessee expressly assumes all the obligations of this Lease on Tenant’s part to be performed, and (iv) such consent, if given, will not release Tenant of any of its obligations under this Lease, including without limitation, its obligation to pay rent. If Tenant disagrees with Landlord’s decision to deny approval, Tenant’s sole remedy shall be to seek injunctive relief.

C. Transfer Premiums. If Landlord consents to a Transfer, and as a condition thereto which the parties hereby agree, Tenant shall pay Landlord fifty percent (50%) of any Transfer Premium derived by Tenant from such Transfer. “Transfer Premium” shall mean, for a lease assignment, all consideration paid or payable therefor less all third party costs and expenses incurred by Tenant in connection with such assignment. “Transfer Premium” shall mean, for a sublease, the excess of (i) all rent and other consideration which Tenant is entitled to receive by reason of any sublease, over (ii) the sum of (a) the rent otherwise payable by Tenant under this Lease at such time and (b) the third party costs incurred by Tenant for leasing commissions, abated rent, legal fees, architectural fees, system development and other similar fees and charges, and tenant improvements in connection with such sublease (full amortized on a straight-line basis, over the entire term of the sublease. The Transfer Premium due Landlord hereunder shall be paid within thirty (30) days after Tenant receives any portion of any Transfer Premium from the Transferee.

D. Intentionally Omitted.

E. Terms of Consent. If Landlord consents to a Transfer: (i) the terms and conditions of this Lease, including Tenant’s liability for the Subject Space, shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) no Transferee shall succeed to any rights provided in this Lease or any amendment hereto to extend the Term of this Lease, expand the Premises, or lease other space, any such rights being deemed personal to the initial Tenant, (iv) Tenant shall deliver to Landlord promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (v) Tenant shall furnish a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium that Tenant has derived and is anticipated to derive from such Transfer.

F. Certain Transfers. For purposes of this Lease, the term “Transfer” shall also include, and all of the foregoing provisions shall apply to: (i) the conversion, merger or consolidation of Tenant into a corporation, limited liability company or limited liability partnership, (ii) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of a majority of the partners or members, or a transfer of a majority of partnership or membership interests, within a twelve month period, or the dissolution of the partnership or company, and (iii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), the dissolution, merger, consolidation or other reorganization of Tenant, or within a twelve month period: (a) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason or gift or death) or (b) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of Tenant’s net assets. However, on the condition that Tenant is not in default of any term, covenant or condition of this Lease, Tenant will have the right, with advance written notice to but without the consent of Landlord, to sublease the Premises, or a portion thereof, or

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assign this Lease, to: (1) any corporation or entity which controls, is controlled by or is under common control with Tenant, on the condition that (x) such sublease or assignment is for a good business purpose and not principally for the purpose of avoiding Landlord’s consent rights, and (y) in the case of an assignment, the assignee has a net worth sufficient to meet the obligations of this Lease for the remainder of the Lease Term; or (2) an entity into which Tenant is merged or consolidated or to an entity to which substantially all of Tenant’s assets are transferred, on the condition that (x) such merger, consolidation or transfer of assets is for a good business purpose and not principally for the purpose of transferring Tenant’s leasehold estate, and (y) the assignee or successor entity has a net worth at least equal to the net worth of Tenant immediately before such merger, consolidation or transfer. The term “control” as used in this Section 13.F means a direct or indirect ownership interest with the power to directly or indirectly direct or cause the direction of the management or policies of the Tenant.

ARTICLE 14. PERSONAL PROPERTY, RENT AND OTHER TAXES

Tenant shall pay prior to delinquency all taxes, charges or other governmental impositions assessed against or levied upon all fixtures, furnishings, personal property, systems and equipment located in or exclusively serving the Premises, and any Work to the Premises under Article 9 or other provisions of this Lease or related documentation. Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the other property of Landlord. In the event any such items shall be assessed and billed with the other property of Landlord, Tenant shall pay Landlord its share of such taxes, charges or other governmental impositions within thirty (30) days after Landlord delivers a statement and a copy of the assessment or other documentation showing the amount of impositions applicable to Tenant’s property. To the extent customarily paid by tenants in Portland Oregon, Tenant shall pay any rent tax, sales tax, service tax, transfer tax, value added tax or any other applicable tax on the Rent, utilities or services herein, the privilege of renting, using or occupying the Premises, or collecting Rent therefrom, or otherwise respecting this Lease or any other document entered in connection herewith.

ARTICLE 15. DEFAULT AND LANDLORD’S REMEDIES

A. Default. The occurrence of any one or more of the following events shall constitute a “Default” by Tenant and shall give rise to Landlord’s remedies set forth in Paragraph B below: (i) failure to make when due any payment of Rent, unless such failure is cured within five (5) days after written notice, provided, however, that Section 15.F shall apply to any payment of Rent that is not made when due, regardless of any grace or notice and cure period provided by this Section 15.A; (ii) failure to observe or perform any term or condition of this Lease other than the payment of Rent (or the other matters expressly described herein), unless such failure is cured within any period of time following notice expressly provided with respect thereto in other Articles hereof, or otherwise within a reasonable time, but in no event more than twenty (20) days following notice (provided, if the nature of Tenant’s failure is such that more time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure promptly within such period, diligently seeks and keeps Landlord reasonably advised of efforts to cure such failure to completion, and completes such cure within ninety (90) days following Landlord’s notice); or (iii) (a) making by Tenant or any guarantor of this Lease (“Guarantor”) of any general assignment for the benefit of creditors, (b) filing by or for reorganization or arrangement under any Law relating to bankruptcy or insolvency (unless, in the case of a petition filed against Tenant or such Guarantor, the same is dismissed within thirty (30) days), (c) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days, (d) attachment, execution or other judicial seizure of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease, (e) Tenant’s or any Guarantor’s convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts, or (f) Tenant’s or any Guarantor’s insolvency or failure, or admission of an inability, to pay debts as they mature. If Tenant violates the same term or condition of this Lease on two (2) occasions during such twelve (12) months, Landlord shall have the right to exercise all remedies for any additional violations of the same term or condition during the next twelve (12) months without providing further notice or an opportunity to cure. The cure period provided herein with respect to Tenant’s failure to pay Rent when due incorporates ORS 91.090. Landlord’s termination of this Lease for Tenant’s failure to pay Rent when due shall be deemed a statutory, and not a contractual, lease forfeiture pursuant to ORS 91.090. The other notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by Law: provided, Landlord may elect to comply with such notice and cure periods provided by Law in lieu of the notice and cure periods provided herein.

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B. Remedies. If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth to the extent permitted by Law, which shall be distinct, separate and cumulative with and in addition to any other right or remedy allowed under any Law or other provision of this Lease:

(1) Landlord may terminate this Lease and Tenant’s right of possession, reenter and repossess the Premises by detainer suit, summary proceedings or other lawful means, and recover from Tenant: (i) any unpaid Rent as of the termination date, (ii) the amount by which: (a) any unpaid Rent which would have accrued after the termination date during the balance of the Term exceeds (b) the reasonable rental value of the Premises under a lease substantially similar to this Lease, taking into account among other things the condition of the Premises, market conditions and the period of time the Premises may reasonably remain vacant before Landlord is able to re-lease the same to a suitable replacement tenant, and Costs of Reletting (as defined in Paragraph H below) that Landlord may incur in order to enter such replacement lease, (iii) any other amounts necessary to compensate Landlord for all damages proximately caused by Tenant’s failure to perform its obligations under this Lease. For purposes of computing the amount of Rent herein that would have accrued after the termination date, Tenant’s obligations for Taxes and Expenses shall be projected based upon the average rate of increase in such items from the Commencement Date through the termination date (or if such period shall be less than three years, then based on Landlord’s reasonable estimates). The amounts computed in accordance with the foregoing subclauses (a) and (b) shall both be discounted in accordance with accepted financial practice at the rate of seven percent (7%) per annum to the then present value.

(2) Landlord may terminate Tenant’s right of possession, reenter and repossess the Premises by detainer suit, summary proceedings or other lawful means, without terminating this Lease, and recover from Tenant: (i) any unpaid Rent as of the date possession is terminated, (ii) any unpaid Rent which thereafter accrues during the Term from the date possession is terminated through the time of judgment (or which may have accrued from the time of any earlier judgment obtained by Landlord), less any consideration received from replacement tenants as further described and applied pursuant to Paragraph H, below, and (iii) any other amounts necessary to compensate Landlord for all damages proximately caused by Tenant’s failure to perform its obligations under this Lease, including all Costs of Reletting (as defined in Paragraph H below). Tenant shall pay any such amounts to Landlord as the same accrue or after the same have accrued from time to time upon demand. At any time after terminating Tenant’s right to possession as provided herein, Landlord may terminate this Lease as provided in clause (1) above by notice to Tenant, and Landlord may pursue such other remedies as may be available to Landlord under this Lease or applicable Law.

C. Intentionally Omitted.

D. Reletting. If this Lease or Tenant’s right to possession is terminated, or Tenant abandons the Premises, Landlord may: (i) enter and secure the Premises, change the locks, install barricades, remove any improvements, fixtures or other property of Tenant therein, perform any decorating, remodeling, repairs, alterations, improvements or additions and take such other actions as Landlord shall determine in Landlord’s sole discretion to prevent damage or deterioration to the Premises or prepare the same for reletting, and (ii) relet all or any portion of the Premises (separately or as part of a larger space), for any rent, use or period of time (which may extend beyond the Term hereof), and upon any other terms as Landlord shall determine in Landlord’s sole discretion, directly or as Tenant’s agent (if permitted or required by applicable Law). The consideration received from such reletting shall be applied pursuant to the terms of Paragraph H hereof, and if such consideration, as so applied, is not sufficient to cover all Rent and damages to which Landlord may be entitled hereunder, Tenant shall pay any deficiency to Landlord as the same accrues or after the same has accrued from time to time upon demand, subject to the other provisions hereof.

E. Specific Performance, Collection of Rent and Acceleration. Landlord shall at all times have the right without prior demand or notice except as required by applicable Law to: (i) seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease or restrain or enjoin a violation of any provision hereof. and Tenant hereby waives any right to require that Landlord post a bond or other security in connection therewith, and (ii) sue for and collect any unpaid Rent which has accrued.

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F. Late Charges, Interest, and Returned Checks. Tenant shall pay, as additional Rent, a service charge of Three Hundred Dollars ($300.00) or five percent (5%) of the delinquent amount, whichever is greater, if any portion of Rent is not received when due. In addition, any Rent not paid when due shall accrue interest from the due date at the Default Rate until payment is received by Landlord. Such service charges and interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent. If Landlord receives two (2) or more checks from Tenant which are returned by Tenant’s bank for insufficient funds, Landlord may require that all checks thereafter be bank certified or cashier’s checks (without limiting Landlord’s other remedies). All bank service charges resulting from any returned checks shall be borne by Tenant.

G. Landlord’s Cure of Tenant Defaults. If Tenant fails to perform or commence to perform any obligation under this Lease for five (5) days after notice thereof by Landlord (except that only such notice as shall be reasonable under the circumstances, if any, shall be required in emergencies), Landlord shall have the right (but not the duty), to perform such obligation on behalf and for the account of Tenant. In such event, Tenant shall reimburse Landlord upon demand, as additional Rent, for all expenses incurred by Landlord in performing such obligation together with an amount equal to fifteen (15%) thereof for Landlord’s overhead, and interest thereon at the Default Rate from the date such expenses were incurred (except that with respect to any such performance for which Tenant did not receive five (5) days notice (provided that such notice was required hereunder) Landlord shall not be entitled to charge any amount on account of overhead or interest thereon. Landlord’s performance of Tenant’s obligations hereunder shall not be deemed a waiver or release of Tenant therefrom.

H. Other Matters. No re-entry or repossession, repairs, changes, alterations and additions, reletting, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, nor shall the same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express notice of such intention is sent by Landlord to Tenant. Landlord may bring suits for amounts owed by Tenant hereunder or any portions thereof, as the same accrue or after the same have accrued, and no suit or recovery of any portion due hereunder shall be deemed a waiver of Landlord’s right to collect all amounts to which Landlord is entitled hereunder, nor shall the same serve as any defense to any subsequent suit brought for any amount not therefor reduced to judgment. Landlord may pursue one or more remedies against Tenant and need not make an election of remedies until findings of fact are made by a court of competent jurisdiction. All rent and other consideration paid by any replacement tenants shall be applied at Landlord’s option: (i) first, to the Costs of Reletting, (ii) second, to the payment of all costs of enforcing this Lease against Tenant or any Guarantor, (iii) third, to the payment of all interest and service charges accruing hereunder, (iv) fourth, to the payment of Rent theretofore accrued, and (v) with the residue, if any, to be held by Landlord and applied to the payment of Rent and other obligations of Tenant as the same become due (and with any remaining residue to be retained by Landlord). “Costs of Reletting” shall include without limitation, all costs and expenses incurred by Landlord for any repairs or other matters described in Paragraph D above, brokerage commissions, advertising costs, attorneys’ fees, any economic incentives given to enter leases with replacement tenants, and costs of collecting rent from replacement tenants. Landlord shall be under no obligation to observe or perform any provision of this Lease on its part to be observed or performed which accrues while Tenant is in Default hereunder. The times set forth herein for the curing of Defaults by Tenant are of the essence of this Lease. Tenant hereby irrevocably waives any right otherwise available under any Law to redeem or reinstate this Lease, or Tenant’s right to possession, after this Lease, or Tenant’s right to possession, is terminated based on a Default by Tenant.

ARTICLE 16. SECURITY DEPOSIT

A. Security Deposit. Subject to Section 16.B below, Tenant shall deposit with Landlord the amount set forth in Article 1 (“Security Deposit”), upon Tenant’s execution and submission of this Lease. The Security Deposit shall serve as security for the prompt, full and faithful performance by Tenant of the terms and provisions of this Lease. If Tenant commits a Default, or owes any amounts to Landlord upon the expiration or other termination of this Lease, Landlord may use or apply the whole or any part of the Security Deposit for the payment of Tenant’s obligations hereunder. The use or application of the Security Deposit or any portion thereof shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any Law and shall not be construed as liquidated damages. Subject to Section 16.B below, in the

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event the Security Deposit is reduced by such use or application, Tenant shall deposit with Landlord within ten (10) days after notice, an amount sufficient to restore the full amount of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from Landlord’s general funds or pay interest on the Security Deposit. Any remaining portion of the Security Deposit shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest in this Lease) within sixty (60) days after Tenant (or such assignee) has vacated the Premises in accordance with Article 23. Tenant shall not assign, pledge or otherwise transfer any interest in the Security Deposit except as part of an assignment of this Lease approved by Landlord under Article 13, and any attempt to do so shall be null and void.

B. Letter of Credit.

(1) Tenant will deliver to Landlord contemporaneously with Tenant’s execution and delivery of this Lease an irrevocable letter of credit payable in Portland, Oregon, in the amount of the required Security Deposit set forth in the Section 1.J above, issued for the benefit of the Landlord by a bank reasonably satisfactory to Landlord (the “Issuing Bank”) which: (i) has an A.M. Best Bank Deposit Rating of “a” or better; (ii) has a Standard & Poors Bank Survivability Assessment Rating of “A” or better; and (iii) has a Moody’s Bank Financial Strength Rating of “B+” or better, in each case without qualification by “-” or other reduction or negative qualification of such rating) (collectively, the “L/C Issuer Requirements”). Notwithstanding that the Issuing Bank may have met the UC Issuer Requirements upon issuance of the letter of credit, if, during the Lease Term, the Issuing Bank fails to meet the L/C Issuer Requirements, or if the Issuing Bank enters into any form of regulatory or governmental receivership or other similar regulatory or governmental proceeding including, without limitation, any receivership instituted or commenced by the Federal Deposit Insurance Corporation (FDIC) or is otherwise declared insolvent or downgraded by the FDIC or put on an FDIC “watchlist,” or if the financial condition of the Issuing Bank changes in any other materially adverse way, as reasonably determined by Landlord, then Tenant shall within 10 days after written notice from Landlord deliver to Landlord a replacement letter of credit which meets the requirements of this Section 16.B and issued by an Issuing Bank meeting the L/C Issuer Requirements; Tenant’s failure to do so will, notwithstanding anything in this Lease to the contrary, constitute a Default for which there will be no notice or grace or cure period applicable thereto (other than the aforesaid 10-day period), and will give Landlord the immediate right, without further notice to Tenant, to draw upon such letter of credit. If Tenant replaces such letter of credit pursuant to the foregoing, Landlord will, within 30 days after Landlord’s receipt of the replacement letter of credit, deliver to Tenant the letter of credit so replaced. Each letter of credit will be irrevocable for the term of such letter of credit and will provide that it is automatically renewable for a period ending not earlier than 60 days after the expiration of the Lease Term (the “Final L/C Expiration Date”) without any action whatsoever on the part of Landlord. However, the Issuing Bank will have the right not to renew said letter of credit on written notice to Landlord given not less than 60 days before the expiration of the then current term thereof (it being understood, however, that the privilege of the Issuing Bank not to renew said letter of credit will not, in any event, diminish the obligation of Tenant to maintain such irrevocable letter of credit with Landlord through the date which is sixty (60) days after the expiration of the Lease Term). Tenant must be the applicant of the letter of credit.

(2) The letter of credit must be in the form of Exhibit F, and must provide, among other things, in effect that:

(i) Landlord, or its then managing agent, will have the right to draw down an amount up to the face amount of the letter of credit upon the presentation to the Issuing Bank of Landlord’s sight draft;

(ii) The letter of credit will be honored by the Issuing Bank within 1 business day after presentment;

(iii) In the event of a transfer of Landlord’s interest in the Building, Landlord will have the right to transfer the letter of credit to the transferee without the payment of any transfer fees, and thereupon the Landlord will, without any further agreement between the parties, be released by Tenant from all liability therefor. and it is agreed that the provisions hereof shall apply to every transfer or assignment of said letter of credit to a new Landlord; and

(iv) If the expiration date of the letter of credit is a day on which the issuer’s offices are closed, the expiration date shall automatically be extended pursuant to Section 3.13 or Section 3.14 of International Standby Practices ISP98 (International Chamber of Commerce Publication no. 590).

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(3) Landlord may draw upon the letter of credit at any time and from time to time if: (i) Tenant is in Default under one or more of its obligations under this Lease; or (ii) the letter of credit held by Landlord will expire earlier than the Final L/C Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the Issuing Bank), and Tenant fails to deliver to Landlord, at least 30 days prior to the expiration date of the letter of credit then held by Landlord, a renewal or substitute letter of credit that is in effect and that complies with the requirements of this Section 16.B. If, as a result of any such application of all or any part of such security, the amount secured by the letter of credit is less than the amount of the required Security Deposit as set forth in Section 1.J of this Lease (or such reduced amount as may be permitted by Section 16.B below), Tenant will forthwith provide Landlord with additional letter(s) of credit in an amount equal to the deficiency.

(4) Tenant further covenants that it will not assign or encumber said letter of credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(5) Without limiting the generality of the foregoing, if the letter of credit expires earlier than 60 days after the expiration of the Lease Term, or the Issuing Bank notifies Landlord that it will not renew the letter of credit, Landlord will accept a renewal thereof or substitute letter of credit (such renewal or substitute letter of credit to be in effect not later than 30 days prior to the expiration thereof), irrevocable and automatically renewable as above provided to the Final L/C Expiration Date upon the same terms as the expiring letter of credit or such other terms as may be acceptable to Landlord. However, if the letter of credit is not timely renewed or a substitute letter of credit is not timely received, Landlord may present such letter of credit to the bank, in accordance with the terms of this Section 16.B, and the entire sum secured thereby will be paid to Landlord, to be held by Landlord as provided in this Section 16.B and as provided in Section 16.A above. If Tenant fails to maintain the letter of credit in the amount and terms set forth in this Section 16.B, Tenant must immediately deposit with Landlord a replacement letter of credit complying with the requirements of this Section 16.B, failing which the Landlord may present such letter of credit to the bank, in accordance with the terms of this Section 16.B, and the entire sum secured thereby will be paid to Landlord, to be held by Landlord as provided in Section 16.A above.

(6) On the conditions that (a) no Default exists and no condition exists which, with the giving of notice or passage of time of both, would constitute a Default, as of the applicable date set forth below; and (b) no Default has existed under this Lease within the 12-month period ending on the applicable date set forth below, then Landlord will permit the required amount of the required Security Deposit to be reduced beginning on the applicable dates set forth as follows:

Date on Which the Amount of the Security Deposit May Be Reduced	Amount of Security Deposit Required
First day of the second Lease Year	$266,666.67
First day of the third Lease Year	$133,333.34
First day of the fourth Lease Year	$0.00

If the amount of the required Security Deposit is reduced pursuant to the foregoing, Tenant will request in writing that Landlord return the excess cash Security Deposit (if any) held by Landlord, and Tenant will have sole responsibility for causing the amount of the letter of credit to be reduced in accordance with this Paragraph. Landlord agrees to cooperate with Tenant to achieve such reduction, subject to the terms and conditions as set forth in this Section 16.B.

ARTICLE 17. ATTORNEYS’ FEES, JURY TRIAL,

COUNTERCLAIMS AND VENUE

In the event of any litigation or arbitration between the parties relating to this Lease, the Premises or Property (including pretrial, trial, appellate, administrative, bankruptcy or insolvency proceedings), the prevailing party shall be entitled to recover its attorneys’ fees and costs as part of the judgment, award or settlement therein. In the event of a breach of this Lease by either party which does not result in litigation but

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which causes the non-breaching party to incur attorneys’ fees or costs, the breaching party shall reimburse such fees and costs to the non-breaching party upon demand. If either party or any of its officers, directors, trustees, beneficiaries, partners, agents, affiliates or employees shall be made a party to any litigation or arbitration commenced by or against the other party and is not at fault, the other party shall pay all costs, expenses and attorneys’ fees incurred by such parties in connection with such litigation. IN THE INTEREST OF OBTAINING A SPEEDIER AND LESS COSTLY HEARING OF ANY DISPUTE, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ARISING OUT OF OR RELATING TO THIS LEASE, THE PREMISES OR THE PROPERTY. Although such jury waiver is intended to be self-operative and irrevocable, Landlord and Tenant each further agree, if requested, to confirm such waivers in writing at the time of commencement of any such action, proceeding or counterclaim. If Landlord commences any detainer suit, summary proceedings or other action seeking possession of the Premises, Tenant agrees not to interpose by consolidation of actions, removal to chancery or otherwise, any counterclaim, claim of set-off, recoupment or deduction of Rent, or other claim seeking affirmative relief of any kind (except a mandatory or compulsory counterclaim which Tenant would forfeit if not so interposed). Any action or proceeding brought by either party against the other for any matter arising out of or in any way relating to this Lease, the Premises or the Property, shall be heard, at Landlord’s option, in the court having jurisdiction located closest to the Property.

ARTICLE 18. SUBORDINATION, ATTORNMENT AND LENDER PROTECTION

This Lease is subject and subordinate to all Mortgages now or hereafter placed upon the Property, and all other encumbrances and matters of public record applicable to the Property. Whether before or after any foreclosure or power of sale proceedings are initiated or completed by any Lender or a deed in lieu is granted (or any ground lease is terminated), Tenant agrees upon written request of any such Lender or any purchaser at such sale, to attorn and pay Rent to such party, and recognize such party as Landlord.. Any subordination of this Lease to any mortgage, deed of trust or related security instrument will be self-operative and no further instrument of subordination is required; provided, however, any subordination with respect to any mortgage, deed of trust or related security instrument hereafter placed upon or recorded against the Premises or the Building as a whole will be conditioned upon the holder thereof executing a subordination, nondisturbance and attornment agreement on the lender’s standard form. However, in the event of attornment, unless otherwise agreed in writing by such Lender, no Lender shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (arising prior to such Lender becoming Landlord under such attornment), (ii) liable for any security deposit or bound by any prepaid Rent in excess of thirty (30) days not actually received by such Lender, or (iii) bound by any modification of this Lease not consented to by such Lender. Any Lender may elect to make this Lease prior to the lien of its Mortgage by written notice to Tenant, and if the Lender of any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage; such elections shall be effective upon written notice to Tenant, or shall be effective as of such earlier or later date set forth in such notice. Tenant agrees to give any Lender by certified mail, return receipt requested, a copy of any notice of default served by Tenant upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of leases, or otherwise) of the address of such Lender. Tenant further agrees that if Landlord shall have failed to cure such default within the time permitted Landlord for cure under this Lease, any such Lender whose address has been provided to Tenant shall have an additional period of thirty (30) days in which to cure (or such additional time as may be required due to causes beyond such Lender’s control, including time to obtain possession of the Property by appointment of receiver, power of sale or judicial action). Should any current or prospective Lender require a modification or modifications to this Lease which will not cause an increased cost or otherwise materially and adversely change the rights and obligations of Tenant hereunder, Tenant agrees that this Lease shall be so modified. Except as expressly provided to the contrary herein, the provisions of this Article shall be self-operative; however Tenant shall execute and deliver, within ten (10) days after requested, such documentation as Landlord or any Lender may request from time to time, whether prior to or after a foreclosure or power of sale proceeding is initiated or completed, a deed in lieu is delivered, or a ground lease is terminated, in order to further confirm or effectuate the matters set forth in this Article in recordable form (and Tenant hereby authorizes Landlord acting in good faith to execute any such documentation as Tenant’s agent and attorney-in-fact). In addition to the foregoing, Landlord will use commercially reasonable

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efforts to obtain from its existing Lender, and any future Lender, its agreement not to disturb Tenant’s occupancy in accordance with this Lease so long as Tenant fulfills all of its obligations under this Lease. Such non-disturbance agreement from the existing Lender will be in the form attached hereto as Exhibit G which is such Lender’s standard form and any such non-disturbance agreement in connection with a security instrument encumbering the Building in the future will be on such future Lender’s standard form. Tenant agrees to pay to Landlord all charges and fees charged by Lender to Landlord for negotiating or modifying such standard form if Tenant chooses to request modifications, including, without limitation, legal fees. processing costs, and any other administrative expenses billed to Landlord or Landlord’s agent. Such expenses will constitute additional rent and will be due within thirty (30) days after Landlord’s demand therefor. Tenant hereby waives the provisions of any Law (now or hereafter adopted) which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease or Tenant’s obligations hereunder if foreclosure or power of sale proceedings are initiated, prosecuted or completed.

If Lender succeeds to Landlord’s interest under the Lease and is advised by its counsel that all or any portion of the rent payable under the Lease is or may be deemed to be unrelated business income within the meaning of the Code or regulations issued thereunder, Lender may elect to unilaterally amend the calculation of rent so that none of the rent payment to the Lender under the Lease will constitute unrelated business income but the amendment will not increase the Tenant’s payment obligations or other liability under the Lease or reduce Landlord’s obligations under the Lease. Should the Lender request, Tenant shall be obligated to execute any document Lender deems reasonably necessary to effect the amendment thereof.

ARTICLE 19. ESTOPPEL CERTIFICATES

Each party shall from time to time, within fifteen (15) days after written request from the requesting party for itself or for a current or prospective lender, prospective purchaser or prospective merger partner, execute, acknowledge and deliver a statement certifying: (i) that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease as so modified, is in full force and effect (or specifying the ground for claiming that this Lease is not in force and effect), (ii) the dates to which the Rent has been paid, and the amount of any Security Deposit, (iii) that Tenant is in possession of the Premises, and paying Rent on a current basis with no offsets, defenses or claims, or specifying the same if any are claimed, (iv) that there are not, to such party’s knowledge, any uncured defaults on the part of Landlord or Tenant which are pertinent to the request, or specifying the same if any are claimed, and (v) certifying such other matters, and, with respect to Tenant, including such current financial statements, as Landlord may reasonably request, or as may be requested by Landlord’s current or prospective Lenders, insurance carriers, auditors, and prospective purchasers (and including a comparable certification statement from any subtenant respecting its sublease). Any such statement may be relied upon by any such parties.

ARTICLE 20. RIGHTS RESERVED BY LANDLORD

Except to the extent expressly limited herein, Landlord reserves full rights to control the Property (which rights may be exercised without subjecting Landlord to claims for constructive eviction, abatement of Rent, damages or other claims of any kind), including more particularly, but without limitation, the following rights:

A. General Matters. To: (i) upon not less than thirty (30) days prior written notice to Tenant, change the name or street address of the Property or designation of the Premises, (ii) install and maintain signs on the exterior and interior of the Building, and grant any other Person the right to do so, (iii) retain at all times, and use in appropriate instances, keys to all doors within and into the Premises, (iv) grant to any Person the right to conduct any business or render any service at the Property, whether or not the same are similar to the use permitted Tenant by this Lease, (v) grant any Person the right to use separate security personnel and systems respecting access to their premises, (vi) have access for Landlord and other tenants of the Building to any mail chutes located on the Premises according to the rules of the United States Postal Service (and to install or remove such chutes), and (vii) in case of fire, invasion, insurrection, riot, civil disorder, public excitement, terrorist activity or other dangerous condition, or threat thereof: (a) limit or prevent access to the Property, (b) shut down elevator service, (c) activate elevator emergency controls, and (d) otherwise take such action or preventative measures deemed necessary by Landlord for the safety of tenants of the Building or the protection of the Property and other property located thereon or therein (but this provision shall impose no duty on Landlord to take such actions, and no liability for actions taken in good faith).

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B. Access to Premises. To enter the Premises in order to: (i) inspect, (ii) supply cleaning service or other services to be provided Tenant hereunder, (iii) show the Premises to current and prospective Lenders, insurers, purchasers, tenants (but with respect to tenants, only during the following periods: (i) if the then existing Premises consists of the Premises initially leased hereunder, only during the last 270 days of the Term, or (ii) if the then existing Premises consists of the Premises initially leased hereunder plus additional premises in the Building, only during the last 365 days of the Term), brokers and governmental authorities, (iv) decorate, remodel or alter the Premises if Tenant shall abandon the Premises at any time, or shall vacate the same during the last 120 days of the Term (without thereby terminating this Lease), and (v) perform any work or take any other actions under Paragraph C, below, or exercise other rights of Landlord under this Lease or applicable Laws. However, Landlord shall: (a) provide not less than 24 hours’ advance written or oral notice to Tenant’s on-site manager or other appropriate person (except in emergencies in which case Landlord shall provide such notice as may be reasonable under the circumstances, if any and except in respect of cleaning or ordinary maintenance or repairs), (b) take reasonable steps to minimize any significant disruption to Tenant’s business, and following completion of any work, return Tenant’s leasehold improvements, fixtures, property and equipment to the original locations and condition to the fullest extent reasonably possible, and (c) shall not change the configuration or reduce the square footage of the Premises, unless required by Laws or other causes beyond Landlord’s reasonable control (and in the event of any permanent material reduction, the Rent and other rights and obligations of the parties based on the square footage of the Premises shall be proportionately reduced). Tenant shall not place partitions, furniture or other obstructions in the Premises which may prevent or impair Landlord’s access to the Systems and Equipment for the Property or the systems and equipment for the Premises. If Tenant requests that any such access occur before or after Landlord’s regular business hours and Landlord approves, Tenant shall pay all overtime and other additional costs in connection therewith.

C. Changes to the Property. To: (i) paint and decorate, (ii) perform repairs or maintenance, and (iii) make replacements. restorations, renovations, alterations, additions and improvements, structural or otherwise (including freon retrofit work), in and to the Property or any part thereof and, except as otherwise provided in Article 8 of this Lease, other than the Premises, including any adjacent building, structure, facility, land, street or alley, or change the uses thereof (including changes, reductions or additions of corridors, entrances, doors, lobbies, parking facilities and other areas, structural support columns and shear walls, elevators, stairs, escalators, mezzanines, solar tint windows or film, kiosks, planters, sculptures, displays, and other amenities and features therein, and changes relating to the connection with or entrance into or use of the Building or any other adjoining or adjacent building or buildings, now existing or hereafter constructed). In connection with such matters, Landlord may among other things erect scaffolding, barricades and other structures, open ceilings, close entry ways, restrooms, elevators, stairways, corridors, parking and other areas and facilities, and take such other actions as Landlord deems appropriate. However, Landlord shall: (a) not deny access to the Premises except to the minimum extent necessary on a temporary basis, and (b) in connection with entering the Premises shall comply with Paragraph B above.

ARTICLE 21. LANDLORD’S RIGHT TO CURE

If Landlord shall fail to perform any obligation under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to any claims for damages of any kind, unless such failure shall have continued for a period of thirty (30) days after notice thereof by Tenant (provided, if the nature of Landlord’s failure is such that more time is reasonably required in order to cure, Landlord shall not be in default if Landlord commences to cure within such period and thereafter diligently seeks to cure such failure to completion). If Landlord shall default and fail to cure as provided herein, Tenant shall have such rights and remedies as may be available to Tenant under applicable Laws, subject to the other provisions of this Lease; provided, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent, or terminate this Lease, and Tenant hereby expressly waives the benefit of any Law to the contrary.

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ARTICLE 22. INDEMNIFICATION

A. Indemnification by Tenant. Tenant will indemnify, defend and hold harmless Landlord and Landlord’s agents and their respective officers, directors, beneficiaries, shareholders, partners, employees, agents and contractors (the “Parties Indemnified by Tenant”) from and against any and all loss, damage, claim, demand, liability or expense (including reasonable attorneys’ fees) resulting from claims by third parties to the extent based on any acts or omissions of Tenant or its subtenants and their respective employees, agents and contractors in connection with the Building. Tenant will have the right and obligation to assume the defense of any claim covered by this indemnity on behalf of both itself and the Parties Indemnified by Tenant, and the Parties Indemnified by Tenant may not settle such claim without the consent of Tenant, provided (i) Tenant acknowledges to the Parties Indemnified by Tenant in writing that it is responsible for such claim under the terms of this paragraph and (ii) the lawyers selected by Tenant to handle such defense are reasonably satisfactory to the Parties Indemnified by Tenant and such representation does not result in a conflict of interest for such lawyers. The Parties Indemnified by Tenant may participate in the defense of such claim at their own expense unless Tenant is not representing the Parties Indemnified by Tenant in which case the reasonable expense of the Parties Indemnified by Tenant in defending against such claim will be paid by Tenant. The provisions of this paragraph will survive the expiration or sooner termination of this Lease.

B. Indemnification by Landlord. Except for claims, damage or injury relating to unauthorized entry or failure or lack or breach of security measures, Landlord will indemnify, defend and hold harmless Tenant and Tenant’s agents and their respective officers, directors, beneficiaries, shareholders, partners, employees, agents and contractors (the “Parties Indemnified by Landlord”) from and against any and all loss, damage, claim, demand, liability or expense (including reasonable attorneys’ fees) resulting from claims by third parties to the extent based on any acts or omissions of Landlord, its employees, agents and contractors in connection with the Building. Landlord will have the right and obligation to assume the defense of any claim covered by this indemnity on behalf of both itself and the Parties Indemnified by Landlord, and the Parties Indemnified by Landlord may not settle such claim without the consent of Landlord, provided (i) Landlord acknowledges to the Parties Indemnified by Landlord in writing that it is responsible for such claim under the terms of this paragraph and (ii) the lawyers selected by Landlord to handle such defense are reasonably satisfactory to the Parties Indemnified by Landlord and such representation does not result in a conflict of interest for such lawyers. The Parties Indemnified by Landlord may participate in the defense of such claim at their own expense unless Landlord is not representing the Parties Indemnified by Landlord in which case the reasonable expense of the Parties Indemnified by Landlord in defending against such claim will be paid by Landlord. The provisions of this paragraph will survive the expiration or sooner termination of this Lease.

ARTICLE 23. RETURN OF POSSESSION

At the expiration or earlier termination of this Lease or Tenant’s right of possession. Tenant shall vacate and surrender possession of the entire Premises in the condition required under Article 8 and the Rules, ordinary wear and tear and casualty that Tenant is not otherwise required to repair excepted, shall surrender all keys and key cards, and any parking transmitters, stickers or cards, to Landlord, and shall remove all personal property and office trade fixtures that may be readily removed without damage to the Premises or Property. All improvements, fixtures and other items, including ceiling light fixtures. HVAC equipment, plumbing fixtures, hot water heaters, fire suppression and sprinkler systems, interior stairs, wall coverings, carpeting and other flooring, blinds, drapes and window treatments, in or serving the Premises, whether installed by Tenant or Landlord, shall be Landlord’s property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant, unless Landlord elects otherwise as provided herein. If at the time Tenant requested Landlord’s consent to any Work, Tenant requested that Landlord notify Tenant if Tenant would be required to remove such Work at the expiration or earlier termination of the Lease Term, and Landlord notified Tenant that Tenant would be obligated to remove to remove any such items, Tenant shall promptly remove such of the foregoing items, including “Lines” as defined in Article 29, as were designated in such notice and restore the Premises to the condition prior to the installation of such items in a good and workmanlike manner. If Tenant shall fail to perform any repairs or restoration, or fail to remove any items from the Premises required hereunder, Landlord may do so and Tenant shall pay Landlord’s charges therefor upon demand. All property removed from the Premises by Landlord pursuant to any provisions of this Lease or any Law may be handled or stored by Landlord at

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Tenant’s expense, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. All property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after expiration or earlier termination of this Lease or Tenant’s right to possession, shall at Landlord’s option be conclusively deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord. Unless prohibited by applicable Law, Landlord shall have a lien against such property for the costs incurred in removing and storing the same. Tenant hereby waives any statutory notices to vacate or quit the Premises upon expiration of this Lease. In no event shall Tenant be required to remove any item of the Improvements installed or constructed pursuant to the Work Letter Agreement.

ARTICLE 24. HOLDING OVER

Unless Landlord expressly agrees otherwise in writing, Tenant shall pay Landlord 150% of the amount of Rent then applicable prorated on a per diem basis for each day Tenant shall fail to vacate or surrender possession of the Premises or any part thereof after expiration or earlier termination of this Lease as required under Article 23, plus, if such holding over extends beyond 60 days after such date of expiration or earlier termination, all damages (direct and consequential) sustained by Landlord on account thereof. Tenant shall pay such amounts on demand, and, in the absence of demand, monthly in advance. The foregoing provisions, and Landlord’s acceptance of any such amounts, shall not serve as permission for Tenant to hold-over, nor serve to extend the Term (although Tenant shall remain a tenant-at-sufferance bound to comply with all provisions of this Lease until Tenant properly vacates the Premises, and shall be subject to the provisions of Article 23). Landlord shall have the right at any time after expiration or earlier termination of this Lease or Tenant’s right to possession to reenter and possess the Premises and remove all property and Persons therefrom, and Landlord shall have such other remedies for holdover as may be available to Landlord under other provisions of this Lease or applicable Laws.

ARTICLE 25. NOTICES

Except as expressly provided to the contrary in this Lease, every notice or other communication to be given by either party to the other with respect hereto or to the Premises or Property, shall be in writing and shall not be effective for any purpose unless the same shall be served personally or by national air courier service, or United States certified mail, return receipt requested, postage prepaid, or by facsimile, to the parties at the addresses set forth in Article 1, or such other address or addresses as Tenant or Landlord may from time to time designate by notice given as above provided. Every notice or other communication hereunder shall be deemed to have been given as of the third business day following the date of such mailing (or as of any earlier date evidenced by a receipt from such national air courier service or the United States Postal Service) or immediately if personally delivered or received by facsimile (as evidenced by a receipt transmission report). Notices not sent in accordance with the foregoing shall be of no force or effect until received by the foregoing parties at such addresses required herein.

ARTICLE 26. REAL ESTATE BROKERS

Tenant represents that Tenant has dealt only with Tenant’s Broker and Landlord’s Broker, if any, designated in Article 1 (whose commission, if any, shall be paid by Landlord pursuant to separate agreement) as broker, agent or finder in connection with this Lease, and agrees to indemnify and hold Landlord harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any other broker, agent or finder with whom Tenant has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Lease. Landlord represents that Landlord has dealt only with Tenant’s Broker and Landlord’s Broker, if any, designated in Article 1 as broker, agent or finder in connection with this Lease, and agrees to indemnify and hold Tenant harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any other broker, agent or finder with whom Landlord has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Lease.

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ARTICLE 27. NO WAIVER

No provision of this Lease will be deemed waived by either party unless expressly waived in writing and signed by the waiving party. No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord’s consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord’s consent or approval respecting any subsequent action. Acceptance of Rent by Landlord directly or through any agent or lock-box arrangement shall not constitute a waiver of any breach by Tenant of any term or provision of this Lease (and Landlord reserves the right to return or refund any untimely payments if necessary to preserve Landlord’s remedies). No acceptance of a lesser amount of Rent shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. The acceptance of Rent or of the performance of any other term or provision from, or providing directory listings or services for, any Person other than Tenant shall not constitute a waiver of Landlord’s right to approve any Transfer. No delivery to, or acceptance by, Landlord or its agents or employees of keys, nor any other act or omission of Tenant or Landlord or their agents or employees, shall be deemed a surrender, or acceptance of a surrender, of the Premises or a termination of this Lease, unless stated expressly in writing by Landlord.

ARTICLE 28. SAFETY AND SECURITY DEVICES, SERVICES AND PROGRAMS

The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in Article 10. Landlord will not be required to maintain insurance against thefts within the Premises or the Property. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.

ARTICLE 29. TELECOMMUNICATION LINES

A. Telecommunication Lines. Subject to Landlord’s continuing right of supervision and approval, and the other provisions hereof, Tenant may: (i) install telecommunication lines (“Lines”) connecting the Premises to Landlord’s terminal block on the floor or floors on which the Premises are located, or (ii) use such Lines as may currently exist and already connect the Premises to such terminal block. Landlord’s predecessor or independent contractor has heretofore connected such terminal block through riser system Lines to Landlord’s main distribution frame (“MDF”) for the Property. Landlord disclaims any representations, warranties or understandings concerning the capacity, design or suitability of Landlord’s riser Lines, MDF or related equipment. If there is, or will be, more than one tenant on any floor, at any time, Landlord may allocate, and periodically reallocate, connections to the terminal block based on the proportion of square feet each tenant occupies on such floor, or the type of business operations or requirements of such tenants, in Landlord’s reasonable discretion. Landlord may arrange for an independent contractor to review Tenant’s requests for approval hereunder, monitor or supervise Tenant’s installation, connection and disconnection of Lines, and provide other such services, or Landlord may provide the same. In each case, Tenant shall pay Landlord’s fees and costs therefor as provided in Article 9.

B. Installation. Tenant may install and use Tenant’s Lines and make connections and disconnections at the terminal blocks as described above, provided Tenant shall: (i) obtain Landlord’s prior written approval of all aspects thereof, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) use an experienced and qualified contractor designated or approved in writing in advance by Landlord (whom Landlord may require to enter an access and indemnity agreement on Landlord’s then standard form of agreement therefor), (iii) comply with such inside wire standards as Landlord may adopt from time to time, and all other provisions of this Lease, including Article 9 respecting Work, and the Rules respecting access to the wire closets, (iv) not install Lines in the same sleeve, chaseway or other enclosure in close proximity with electrical wire, and not install PVC-coated Lines under any circumstances, (v) thoroughly test any riser Lines to which Tenant intends to connect any Lines to ensure that such riser Lines are available and are not then connected to or used for

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telephone, data transmission or any other purpose by any other party (whether or not Landlord has previously approved such connections), and not connect to any such unavailable or connected riser Lines, and (vi) not connect any equipment to the Lines which may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, unless the Lines therefor (including riser Lines) are appropriately insulated to prevent such excessive electromagnetic fields or radiation (and such insulation shall not be provided by the use of additional unused twisted pair Lines). As a condition to permitting installation of new Lines, Landlord may require that Tenant remove any existing Lines located in or serving the Premises.

C. Removal. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall, at Landlord’s request, remove all Lines. This removal shall include all Lines from the point of demarcation in the telephone closet to the termination points in the Premises. All faceplates shall remain, and shall become the property of Landlord. All costs for compliance with this clause shall be borne by the Tenant, including Landlord’s reasonable costs for review and verification. In the event Landlord elects not to require removal, all Lines and fixtures that remain shall become the property of Landlord in accordance with Article 23.

D. Limitation of Liability. Except to the extent due to Landlord’s intentional misconduct or grossly negligent acts, Landlord shall have no liability for damages arising, and Landlord does not warrant that the Tenant’s use of the Lines will be free, from the following (collectively called “Line Problems”): (i) any eavesdropping, wire-tapping or theft of long distance access codes by unauthorized parties, (ii) any failure of the Lines to satisfy Tenant’s requirements, or (iii) any capacitance, attenuation, cross-talk or other problems with the Lines, any misdesignation of the Lines in the MDF room or wire closets, or any shortages, failures, variations, interruptions, disconnections, loss or damage caused by or in connection with the installation, maintenance, replacement, use or removal of any other Lines or equipment at the Property by or for other tenants at the Building, by any failure of the environmental conditions at or the power supply for the Property to conform to any requirements of the Lines or any other problems associated with any Lines or by any other cause. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of any Rent or other charges under the Lease, or relieve Tenant from performance of Tenant’s obligations under the Lease as amended herein. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

E. Interference. In the event that any Lines or other electronic equipment of any type installed by or at the request of Tenant within the Premises, on the roof, or elsewhere within or on the Property causes interference to equipment used by another party, Tenant shall cease using such Lines or other electronic equipment until the source of the interference is identified and eliminated and Tenant shall assume all liability related to such interference. Tenant shall cooperate with Landlord and other parties, to eliminate such interference promptly. In the event that Tenant is unable to do so, Tenant will substitute alternative equipment which remedies the situation. If such interference persists, Tenant shall, at Landlord’s sole discretion, remove such Lines or other electronic equipment.

ARTICLE 30. HAZARDOUS MATERIALS

A. Hazardous Materials Generally Prohibited. Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release, discharge, spill or leak any “Hazardous Material” (as defined below), or permit Tenant’s employees, agents, contractors, or other occupants of the Premises to engage in such activities on or about the Property. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Premises of substances customarily and lawfully used in the business which Tenant is permitted to conduct in the Premises under this Lease, but only as an incidental and minor part of such business, and provided: (i) such substances shall be properly labeled, contained, used and stored only in small quantities reasonably necessary for such permitted use of the Premises and the ordinary course of Tenant’s business therein, strictly in accordance with applicable Laws, highest prevailing standards, and the manufacturers’ instructions therefor, and as Landlord shall reasonably require, (ii) Tenant shall provide Landlord with ten (10) days advance notice and current Material Safety Data Sheets (“MSDSs”) therefor, and Landlord reserves the right to prohibit or limit such substances in each such instance, (iii) such substances shall not be disposed of, released, discharged or permitted to spill or leak in or about the Premises or the

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Property (and under no circumstances shall any Hazardous Material be disposed of within the drains or plumbing facilities in or serving the Premises or Property or in any other public or private drain or sewer, regardless of quantity or concentration), (iv) if any applicable Law or Landlord’s trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal in approved containers directly with a qualified and licensed disposal company at a lawful disposal site, (v) any remaining such substances shall be completely, properly and lawfully removed from the Property upon expiration or earlier termination of this Lease, and (vi) for purposes of removal and disposal of any such substances, Tenant shall be named as the owner, operator and generator, shall obtain a waste generator identification number, and shall execute all permit applications, manifests, waste characterization documents and any other required forms.

B. Notifications and Records. Tenant shall immediately notify Landlord of: (i) any inspection, enforcement, cleanup or other regulatory action taken or threatened by any regulatory authority with respect to any Hazardous Material on or from the Premises or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any party relating to any loss or injury claimed to have resulted from any Hazardous Material on or from the Premises, (iii) any release, discharge, spill, leak, disposal or transportation of any Hazardous Material on or from the Premises in violation of this Article, and any damage, loss or injury to persons, property or business resulting or claimed to have resulted therefrom, and (iv) any matters where Tenant is required by Law to give a notice to any regulatory authority respecting any Hazardous Materials on or from the Premises. Landlord shall have the right (but not the obligation) to notify regulatory authorities concerning actual and claimed violations of this Article. Tenant shall immediately upon written request from time to time provide Landlord with copies of all MSDSs, permits, approvals, memos, reports, correspondence, complaints, demands, claims, subpoenas, requests, remediation and cleanup plans, and all papers of any kind filed with or by any regulatory authority and any other books, records or items pertaining to Hazardous Materials that are subject to the provisions of this Article (collectively referred to herein as “Tenant’s Hazardous Materials Records”).

C. Clean Up Responsibility. if any Hazardous Material is released, discharged or disposed of, or permitted to spill or leak, in violation of the foregoing provisions, Tenant shall immediately and properly clean up and remove the Hazardous Materials from the Premises, Property and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord) in compliance with applicable Laws and then prevailing industry practices and standards, at Tenant’s expense (without limiting Landlord’s other remedies therefor). Such clean up and removal work (“Tenant Remedial Work”) shall be considered Work under Article 9 and subject to the provisions thereof, including Landlord’s prior written approval (except in emergencies), and any testing, investigation, feasibility and impact studies, and the preparation and implementation of any remedial action plan required by any court or regulatory authority having jurisdiction or reasonably required by Landlord. In connection therewith, Tenant shall provide documentation evidencing that all Tenant Remedial Work or other action required hereunder has been properly and lawfully completed (including a certificate addressed to Landlord from an environmental consultant reasonably acceptable to Landlord, in such detail and form as Landlord may reasonably require). If any Hazardous Material is released, discharged, disposed of, or permitted to spill or leak on or about the Property and is not caused by Tenant or other occupants of the Premises, or their agents, employees, Transferees, or contractors, such release, discharge, disposal, spill or leak shall be deemed casualty damage under Article 11 to the extent that the Premises and Tenant’s use thereof is affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under this Lease. Landlord will indemnify, defend and hold harmless Tenant and Tenant’s agents and their respective officers, directors, beneficiaries, shareholders, partners, employees, agents and contractors, in the manner provided in Section 22.B, against any release of Hazardous Materials at the Premises or in or about the Bulding if caused by Landlord or Landlord’s agents or contractors.

D. Hazardous Material Defined. The term “Hazardous Material” for purposes hereof shall include, but not be limited to: (i) any flammable, explosive, toxic, radioactive, biological, corrosive or otherwise hazardous chemical, substance, liquid, gas, device, form of energy, material or waste or component thereof, (ii) petroleum-based products, diesel fuel, paints, solvents, lead, radioactive materials, cyanide, biohazards, medical and infectious waste and “sharps”, printing inks, acids, DDT, pesticides, ammonia compounds, and any other items which now or subsequently are found to have an adverse effect on the environment or the health and safety of persons

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or animals or the presence of which require investigation or remediation under any Law or governmental policy, and (iii) any item defined as a “hazardous substance”, “hazardous material”, “hazardous waste”, “regulated substance” or “toxic substance” under any federal, state or local Laws, and all regulations, guidelines, directives and other requirements thereunder, all as may be amended or supplemented from time to time.

E. Fees, Taxes, Fines and Remedies. Tenant shall pay, prior to delinquency, any and all fees, taxes (including excise taxes), penalties and fines arising from or based on Tenant’s activities involving Hazardous Material on or about the Premises or Property, and shall not allow such obligations to become a lien or charge against the Property or Landlord. If Tenant violates any provision of this Article with respect to any Hazardous Materials, Landlord may: (i) require that Tenant immediately remove all Hazardous Materials from the Premises and discontinue using, storing and handling Hazardous Materials in the Premises, and/or (ii) pursue such other remedies as may be available to Landlord under this Lease or applicable Law.

ARTICLE 31. DISABILITIES ACTS

The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder (“ADA”), and any similarly motivated state and local Laws (“Local Barriers Acts”), as the same may be amended and supplemented from time to time (collectively referred to herein as the “Disabilities Acts”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises and Property depending on, among other things: (i) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (ii) whether such requirements are “readily achievable”, and (iii) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Landlord shall perform any required ADA Title III and related Local Barriers Acts compliance in the common areas, except as provided below, (b) Tenant shall perform any required ADA Title III and related Local Barriers Acts compliance in the Premises, and (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III and related Local Barriers Acts “path of travel’ and other requirements triggered by any public accommodation or other use of, or alterations in, the Premises. Tenant shall be responsible for ADA Title I and related Local Barriers Acts requirements relating to Tenant’s employees, and Landlord shall be responsible for ADA Title I and related Local Barriers Acts requirements relating to Landlord’s employees. Notwithstanding anything to the contrary contained in this Article 31, in no event shall Tenant be obligated to make any structural alterations to the Property or the Premises unless due to Tenant’s specific use of the Premises (as opposed to their use for general office purposes) or Tenant’s alterations to the Premises. Landlord shall make any structural alterations that Tenant is not required to make hereunder and Landlord may include the costs thereof in Expenses to the extent permitted pursuant to Article 33 below.

ARTICLE 32. OPTION TO RENEW

(A) Subject to the provisions set forth below, the Lease Term may be renewed, at the option of Tenant, for one (1) additional period of 60 months (the “Renewal Term”). The Renewal Term will be upon the same terms, covenants and conditions contained in this Lease, excluding the Work Letter Agreement, and except for the amount of Base Rent payable during the Renewal Term. Any reference in this Lease to the “Term” will be deemed to include the Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant will be deemed to have accepted the Premises in “as-is” condition as of the commencement of the Renewal Term, it being understood that Landlord will have no obligation to renovate or remodel the Premises or any portion of the Building as a result of Tenant’s renewal of this Lease. Tenant will have no renewal option beyond the aforesaid 60-month period.

(B) The initial Base Rent during the Renewal Term for the Premises will be at a rate equal to the Fair Market Rent (as defined below) for a term equal or comparable to the Renewal Term and taking into account any Fair Market Allowance (as defined below) given. Tenant’s obligation to pay Tenant’s Share of Taxes and Expenses pursuant to this Lease will continue during the Renewal Term. If Tenant exercises the renewal option, Landlord will grant Tenant a Fair Market Allowance for construction of tenant improvements to the Premises for the Renewal Term.

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(C) Such option to renew will be exercised by Tenant by delivering its initial binding notice to Landlord in which Tenant expresses its intention to exercise such option to renew (i) if the then existing Premises consists of the Premises initially leased hereunder, such notice shall be delivered to Landlord no later than the date which is 270 days prior to the Expiration Date, and not earlier than 90 days before such date, or (ii) if the then existing Premises consists of the Premises initially leased hereunder plus additional premises in the Building, such notice shall be delivered to Landlord no later than the date which is 365 days prior to the Expiration Date, and not earlier than 90 days before such date. Thereafter, Landlord will notify Tenant (“Landlord’s Notice”) of Landlord’s calculation of (i) the Fair Market Rent for the Premises that would be payable per annum for a term commencing on the first day of the Renewal Term, and (ii) the Fair Market Allowance applicable for such Renewal Term. If Tenant fails to give its initial binding notice of intent to exercise its option to renew when due as provided in this Article 32, time being of the essence, Tenant will irrevocably be deemed to have waived such option to renew.

(D) Within twenty (20) days after Landlord delivers Landlord’s Notice, Tenant will deliver to Landlord a final binding notice in which Tenant (i) elects to renew this Lease and accepts the terms stated in Landlord’s Notice, or (ii) elects to renew this Lease but disputes Landlord’s determination of Fair Market Rent or Fair Market Allowance or both, in which event the parties will proceed with the dispute resolution mechanism set forth in Exhibit E attached hereto. If Tenant fails to notify Landlord within the 20-day period described above (after having given its initial binding notice within the required time), time being of the essence, then Tenant will conclusively be deemed to have elected to renew this Lease on the terms set forth in Landlord’s Notice and in this Article 32. After Tenant delivers its binding notice exercising its option to renew or after the conclusion of any dispute resolution process, Landlord will deliver to Tenant an amendment to this Lease reflecting the terms of the renewal, and Tenant will execute such amendment and deliver it to Landlord within 30 days after receipt. If Tenant fails to execute and deliver to Landlord the requisite amendment to this Lease within 30 days after Landlord’s delivery of such amendment to Tenant, such failure (i) will, if Landlord so elects in Landlord’s sole and absolute discretion, render Tenant’s exercise of such option to renew null and void; and (ii) will, if Landlord’s so elects in Landlord’s sole and absolute discretion, constitute a Default.

(E) Tenant’s right to exercise its option to renew this Lease pursuant to this Article 32 is subject to the following conditions: (i) that on the date that Tenant delivers notice of its election to exercise its option to renew, and at the commencement of the Renewal Term, no Default exists; and (ii) that Tenant has not assigned this Lease or sublet the Premises or any portion thereof, other than to a Permitted Affiliated Transferee, at any time during the period commencing with the date that Tenant delivers its notice to Landlord of Tenant’s exercise of such option to renew and ending on the commencement date of the Renewal Term, or at any time prior to such period, if such assignment or sublease extends into such period.

(F) For purposes of this Lease, “Fair Market Rent” means a rate comprised of (i) the prevailing basic rental rate per square foot of rentable space available for renewals in the Pertinent Market (defined below), and (ii) any financial escalation of such prevailing base rental rate (based upon a fixed step or index) prevailing in the Pertinent Market, taking into account comparable leases (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease) of space in buildings in Portland. Oregon that are comparable to the Building in reputation, quality, age, size, location and level and quality of services provided (the foregoing factors not being exclusive in identifying comparable buildings) (the Building and such comparable buildings, as the case may be, being herein referred to as the “Pertinent Market”). For purposes of this Lease, “Fair Market Allowance” means the prevailing leasehold improvement allowance for renewals available in the Pertinent Market, taking into account comparable lease renewals (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease), and the rental rate. In determining the Fair Market Rent and Fair Market Allowance, there will also be taken into consideration (a) the definition of rentable area or net rentable area with respect to which such rental rates are computed; (b) whether the lease comparable is a net or gross lease; (c) the value of rental abatements, allowances for construction of tenant improvements and other financial or economic concessions generally available in the Pertinent Market at such time to tenants renewing comparable space, as well as those being made available to Tenant; and (d) other comparable pertinent factors. Taking into account Tenant’s creditworthiness, Landlord may require a security deposit or an increase in any existing security deposit before disbursing any such allowance.

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Notwithstanding anything to the contrary contained in this paragraph, if a lease that is to be used as a comparable in calculating Fair Market Rent was prepared based on an option calling for the basic rental to be at less than 100% of “market,” then such rental rate will be grossed back up to 100% in calculating Fair Market Rent hereunder.

ARTICLE 33. DEFINITIONS

(A) “Building” shall mean the structure (or the portion thereof owned by Landlord) identified in Article 1.

(B) “Default Rate” shall mean twelve percent (12%) per annum, or the highest rate permitted by applicable Law, whichever shall be less.

(C) “Expenses” shall mean all expenses, costs and amounts (other than Taxes) of every kind and nature relating to the management, repair, maintenance. replacement, insurance and operation of the Property, including any amounts paid for: (i) utilities for the Property, including electricity, power, gas, steam, oil or other fuel, water, sewer, lighting, heating, air conditioning and ventilating, (ii) permits, licenses, inspections, warrants and certificates necessary to operate, manage and lease the Property, (iii) costs of complying with Laws, including any freon retrofitting and compliance with the “Disabilities Acts” (as described in Article 31), (iv) insurance applicable to the Property, not limited to that required under this Lease, and which may include earthquake, boiler, rent loss, workers’ compensation and employers’ liability, builders’ risk, automobile, terrorist and other coverages, including a reasonable allocation of costs under any blanket policies, (v) supplies, materials, tools, equipment, uniforms, and vehicles used in the operation, repair, maintenance, security, and other services for the Property, including rental, installment purchase and financing agreements therefor and interest thereunder, (vi) accounting, legal, inspection, consulting, concierge, alarm monitoring, security, janitorial, trash removal, snow and ice removal, and other services, (vii) management company fees, (viii) wages, salaries and other compensation and benefits (including health, life and disability insurance, savings, retirement and pension programs, and the fair value of any parking privileges, including those provided through collective bargaining agreements) for any manager and other personnel or parties engaged in the operation, repair, maintenance, security or other services for the Property, and employer’s FICA contributions, unemployment taxes or insurance, any other taxes which may be levied on such wages, salaries, compensation and benefits, and data or payroll processing expenses relating thereto (if the manager or other personnel handle other properties, the foregoing expenses shall be allocated appropriately between the Property and such other properties), (ix) payments pursuant to any easement, cross or reciprocal easement, operating agreement, development and/or parking rights agreement, declaration, covenant, or other agreement or instrument pertaining to the payment or sharing of costs for common or parking areas or other matters (except to the extent included in Taxes hereunder), (x) parking surcharges or fees that may result from any environmental or other Law or guideline, and any sales, use, value-added or other taxes on supplies or services for the Property, (xi) the costs of operating and maintaining any on-site office at the Building or an adjoining property (such costs to be appropriately allocated between the Property and any such adjoining property served by such office), including the fair rental value thereof, telephone charges, postage, stationery and photocopying expenses, and telephone directory listings, (xii) the amount of insurance premiums saved by electing higher than customary deductibles, if Landlord does not also include in Expenses the losses incurred as a result of having such higher deductibles, and (xiii) operation, maintenance, repair, installation, replacement, inspection, testing, painting, decorating and cleaning of the Property, and any items located off-site but installed for the benefit of the Property, including: (a) Property identification and pylon signs, directional signs, traffic signals and markers, flagpoles and canopies, (b) sidewalks, curbs, stairways, parking structures, lots, loading and service areas and driveways, (c) storm and sanitary drainage systems, including disposal plants, lift stations and detention ponds and basins, (d) irrigation systems, (e) elevators, escalators, “Lines” under Article 29, and other Systems and Equipment, (f) interior and exterior flowers and landscaping, and (g) all other portions, facilities, features and amenities of the Property, including common area fixtures, equipment and other items therein or thereon, floors, floor coverings, corridors, ceilings, foundations, walls, wall-coverings, restrooms, lobbies, trash compactors, doors, locks and hardware, windows, gutters, downspouts, roof flashings and roofs. The foregoing provision is for definitional purposes only and shall not be construed to impose any obligation upon Landlord to incur such expenses. Landlord may retain independent contractors (or affiliated contractors at market rates) to provide any services or perform any work, in which case the costs thereof shall be deemed Expenses. Expenses shall not, however, include:

(1) costs relating to non-office rentable areas of the Building to the extent that Landlord deducts such rentable areas in determining Tenant’s Share of Expenses under Article 4; and costs relating solely to any parking garage for the Property (such as utilities, attendants, cashiers, scavenger and janitorial services), except to the extent that Landlord elects to credit parking revenues, if any, derived from such garage against Expenses;

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(2) depreciation, interest and amortization on any Mortgages and other debt costs or ground lease payments (except interest on the cost of capital expenditures to the extent permitted below, and ground lease payments for Taxes and Expenses); legal fees in connection with leasing, tenant disputes or enforcement of leases; real estate brokers’ leasing commissions; improvements or alterations to tenant spaces; the cost of providing any service directly to, and paid directly by, any tenant; costs of any items to the extent Landlord receives reimbursement from insurance proceeds or from a third party (excluding payments by tenants for Taxes and Expenses);

(3) capital expenditures, except those made primarily to reduce Expenses, or to comply with Laws or insurance requirements adopted after the Property was constructed. To the extent that any such permitted capital expenditure exceeds $5,000, such excess shall be amortized for purposes of this Lease over the useful life of the item; provided, Landlord may elect any longer period in Landlord’s discretion. In each such case, Landlord may include interest on the unamortized amount at the prevailing loan rate available to Landlord when the cost was incurred. Expenses shall include any remaining amortization of such permitted capital expenditures made prior to the date of this Lease;

(4) all expenses for which Landlord has received any reimbursement to the extent of such reimbursement including, without limitation, reimbursements from Tenant or other tenant (such as reimbursement for repairs) or pursuant to contractor’s or other warranties or condemnation, other than matters paid as additional rent or rent adjustment or other tax or expense pass-through or escalation expressly provided for in a tenant lease;

(5) attorneys’ fees, costs and disbursements and other expenses incurred in connection with any matters related to Landlord which are not related to the maintenance, operation or repairing of the Building including, without limitation, any matter related to (i) the formation and continued existence of Landlord, (ii) any loans to Landlord relating to the Building, (iii) tenant leases, including, without limitation, negotiations with prospective tenants or disputes with or enforcement actions against any tenant, and (iv) the defense of Landlord’s title to or interest in the Building;

(6) costs (including, without limitation, permit, license and inspection fees) of any alterations, renovations or improvements of, or decorating in, the Premises or any other tenant’s premises in the Building and the cost of correcting defects in such construction or in the elements of the Building (including, without limitation, the utility systems) or in the Building equipment (as opposed to the cost of normal repair. materials and equipment installed in the Building in light of their specifications);

(7) payments in respect of profit to parties related to Landlord for services, supplies or materials to the extent that the cost of such services, supplies or materials exceeds the cost that would have been paid had such services, supplies or materials been provided by parties unaffiliated with the Landlord on a competitive basis;

(8) any interest or penalty charges incurred by Landlord due to the violation of any law or failure to pay obligations of the Landlord before they become delinquent (regardless of whether the payment of such obligations is reimbursed through Expenses);

(9) executive salaries above the grade of “General Manager” and salaries of off-site management personnel except for the pro rata portion of the salaries of off-site management personnel attributable to time actually spent by such personnel at the Building in connection with the management thereof;

(10) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other Building systems under leases which, under generally accepted accounting principles, would be categorized as capital leases, except for (i) equipment not affixed to the Building that is used in connection with the operation, repair or maintenance of the Building; (ii) making repairs or keeping permanent systems in operation while repairs are being made, and (iii) capital expenditures to the extent permitted above;

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(11) costs of any damage awards paid by Landlord pursuant to a final nonappealable order of a court of competent jurisdiction and the costs of Landlord in defending itself in any legal action filed against Landlord to the extent any such action seeks a damage award: and

(12) costs incurred by Landlord in connection with the removal. abatement. containment or remediation of asbestos, asbestos containing material, or volatile organic compounds or any other Hazardous Material from the Building or the Property.

(D) “Holidays” shall mean all federal holidays, and holidays observed by the State of Oregon, including New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Veterans’ Day, Thanksgiving Day, Christmas Day, and to the extent of utilities or services provided by union members engaged at the Property, such other holidays observed by such unions.

(E) “Landlord” shall mean only the landlord from time to time, except for purposes of any provisions defending, indemnifying and holding Landlord harmless hereunder, “Landlord” shall include past, present and future landlords and their respective partners, beneficiaries, trustees, officers, directors, employees, shareholders, principals, agents, affiliates, successors and assigns.

(F) “Law” or “Laws” shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders and other such requirements, applicable equitable remedies and decisions by courts in cases where such decisions are considered binding precedents in the State of Oregon, and decisions of federal courts applying the Laws of such State, at the time in question. This Lease shall be interpreted and governed by the laws of the State of Oregon.

(G) “Lender” shall mean the holder of any Mortgage at the time in question, and where such Mortgage is a ground lease, such term shall refer to the ground lessor (and the term “ground lease” although not separately capitalized is intended through out this Lease to include any superior or master lease).

(H) “Mortgage” shall mean all mortgages, deeds of trust, ground leases and other such encumbrances now or hereafter placed upon the Property or Building, or any part thereof, and all renewals, modifications, consolidations, replacements or extensions thereof, and all indebtedness now or hereafter secured thereby and all interest thereon.

(I) “Person” shall mean an individual, trust, partnership, limited liability company, joint venture, association, corporation and any other entity.

(J) “Premises” shall mean the area within the Building identified in Article 1 and Exhibit A. Possession of areas necessary for utilities, services, safety and operation of the Property, including the Systems and Equipment, fire stairways, perimeter walls, space between the finished ceiling of the Premises and the slab of the floor or roof of the Property there above, and the use thereof together with the right to install, maintain, operate, repair and replace the Systems and Equipment, including any of the same in, through, under or above the Premises in locations that will not materially interfere with Tenant’s use of the Premises, are hereby excepted and reserved by Landlord, and not demised to Tenant.

(K) “Property” shall mean the Building, and any common or public areas or facilities, easements, corridors, lobbies, sidewalks, loading areas, driveways, landscaped areas, air rights, development rights, parking rights, skywalks, parking garages and lots, and any and all other rights, structures or facilities operated or maintained in connection with or for the benefit of the Building, and all parcels or tracts of land on which all or any portion of the Building or any of the other foregoing items are located, and any fixtures, machinery, apparatus, Systems and Equipment, furniture and other personal property located thereon or therein and used in connection therewith. If the Building shall be part of a complex, development or group of buildings or structures collectively owned or managed by Landlord or its affiliates or collectively managed by Landlord’s managing agent, the Property shall, at Landlord’s option, also be deemed to include such other of those buildings or structures as Landlord shall from time to time designate, and shall initially include such buildings and structures and related facilities and parcels on which the same are located.

(L) “Rent” shall have the meaning specified therefor in Article 4.

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(M) “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply light, heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life/safety systems or equipment, or any elevators, escalators or other mechanical, electrical, electronic, computer or other systems or equipment for the Property, except to the extent that any of the same serves particular tenants exclusively (and “systems and equipment” without capitalization shall refer to such of the foregoing items serving particular tenants exclusively).

(N) “Taxes” shall mean all amounts (unless required by Landlord to be paid under Article 14) for federal, state, county, or local governmental, special district. improvement district, municipal or other political subdivision taxes, fees, levies, assessments, charges or other impositions of every kind and nature in connection with the ownership, leasing and operation of the Property, whether foreseen or unforeseen, general, special, ordinary or extraordinary (including real estate and ad valorem taxes, general and special assessments, interest on special assessments paid in installments, transit taxes, water and sewer rents, license and business license fees, use or occupancy taxes, taxes based upon the receipt of rent including gross receipts or sales taxes applicable to the receipt of rent or service or value added taxes, personal property taxes, taxes on fees for property management services, and taxes or charges for fire protection, streets, sidewalks, road maintenance, refuse or other services). If the method of taxation of real estate prevailing at the time of execution hereof shall be, or has been, altered so as to cause the whole or any part of the Taxes now, hereafter or heretofore levied, assessed or imposed on real estate to be levied, assessed or imposed on Landlord, wholly or partially, as a capital stock levy or otherwise, or on or measured by the rents, income or gross receipts received therefrom, then such new or altered taxes attributable to the Property shall be included within the term “Taxes,” except that the same shall not include any portion of such tax attributable to other income of Landlord not relating to the Property. Tenant shall pay increased Taxes whether Taxes are increased as a result of increases in the assessment or valuation of the Property (whether based on a sale, change in ownership or refinancing of the Property or otherwise), increases in tax rates, reduction or elimination of any rollbacks or other deductions available under current law, scheduled reductions of any tax abatement, as a result of the elimination, invalidity or withdrawal of any tax abatement, or for any other cause whatsoever. If Taxes are reduced by, or credited with, any abatement or exemption issued by a taxing authority to help finance or reimburse Landlord for costs incurred to comply with Laws or otherwise, Taxes hereunder shall be computed without regard to such abatement or exemption (Tenant hereby acknowledging that Landlord, having incurred such costs, is solely entitled to such abatement or exemption), except to the extent that Landlord includes such costs in Expenses under this Lease. Notwithstanding the foregoing, there shall be excluded from Taxes all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Property). In no event shall Taxes include any system development charge.

(O) “Tenant” shall be applicable to one or more Persons as the case may be, the singular shall include the plural, and if there be more than one Tenant, the obligations thereof shall be joint and several. When used in the lower case, “tenant” shall mean any other tenant, subtenant or occupant of the Property.

(P) “Tenant’s Share” of Taxes and Expenses shall be the percentage set forth in Article 1, but if the rentable area of the Premises or Property shall change, Tenant’s Share shall thereupon become the rentable area of the Premises divided by the rentable area of the Property, excluding any parking facilities, subject at all times to adjustment under Article 4. Tenant acknowledges that the “rentable area of the Premises” under this Lease includes the usable area, without deduction for columns or projections, multiplied by a load or conversion factor, to reflect a share of certain areas, which may include lobbies, corridors, mechanical, utility, janitorial, boiler and service rooms and closets, restrooms, and other public, common and service areas. Except as provided expressly to the contrary herein, the “rentable area of the Property” shall include all rentable area of all space leased or available for lease at the Property, which Landlord may reasonably re-determine from time to time, to reflect re-configurations, additions or modifications to the Property.

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ARTICLE 34. OFFER

The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord (nor an option or reservation for the Premises), but the solicitation of such an offer by Tenant. Tenant agrees that its execution of this Lease constitutes a firm offer to enter the same which may not be withdrawn for a period of thirty (30) days after delivery to Landlord. During such period and in reliance on the foregoing, Landlord may, at Landlord’s option, deposit any Security Deposit and Rent, proceed with any plans, specifications, alterations or improvements, and permit Tenant to enter the Premises, but such acts shall not be deemed an acceptance of Tenant’s offer to enter this Lease, and such acceptance shall be evidenced only by Landlord signing and delivering this Lease to Tenant.

ARTICLE 35. MISCELLANEOUS

A. Captions and Interpretation. The captions of the Articles and Paragraphs of this Lease, and any computer highlighting of changes from earlier drafts, are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation. TENANT ACKNOWLEDGES THAT IT HAS READ THIS LEASE AND THAT IT HAS HAD THE OPPORTUNITY TO CONFER WITH COUNSEL IN NEGOTIATING THIS LEASE; ACCORDINGLY, THIS LEASE SHALL BE CONSTRUED NEITHER FOR NOR AGAINST LANDLORD OR TENANT, BUT SHALL BE GIVEN A FAIR AND REASONABLE INTERPRETATION IN ACCORDANCE WITH THE MEANING OF ITS TERMS. The neuter shall include the masculine and feminine, and the singular shall include the plural. The term “including” shall be interpreted to mean “including, but not limited to.”

B. Survival of Provisions. All obligations (including indemnity, Rent and other payment obligations) or rights of either party arising during or attributable to the period prior to expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

C. Severability. If any term or provision of this Lease or portion thereof shall be found invalid, void, illegal, or unenforceable generally or with respect to any particular party, by a court of competent jurisdiction, it shall not affect, impair or invalidate any other terms or provisions or the remaining portion thereof, or its enforceability with respect to any other party.

D. Rent Concessions. Notwithstanding any other term or provision of this Lease, in the event Landlord has made any Rent concession of any type or character or has waived, reduced or deferred the payment of any Rent installment, should Tenant fail to take possession of the Premises on the Commencement Date or should any Default occur, all such Rent concessions and waivers or deferrals of Rent installments shall be canceled and the unamortized amount of such concessions, waivers and deferrals received by Tenant, together with interest at the Default Rate, shall become immediately due and payable.

E. Short Form Lease. Neither this Lease nor any memorandum of lease or short form lease shall be recorded by Tenant, but Landlord or any Lender may elect to record a short form of this Lease, in which case Tenant shall promptly execute. acknowledge and deliver the same on a form prepared by Landlord or such Lender.

F. Light, Air and Other Interests. This Lease does not grant any legal rights to “light and air” outside the Premises nor any particular view visible from the Premises, nor any easements, licenses or other interests unless expressly contained in this Lease.

G. Authority; Not Restricted. If Tenant is any form of corporation, limited liability company, partnership, association or other organization, Tenant and all Persons signing for Tenant below hereby represent that this Lease has been fully authorized and no further approvals are required, and Tenant is duly organized, in good standing and legally qualified to do business in the Premises (and has any required certificates, licenses, permits and other such items). Tenant warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

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H. Partnership Tenant. If Tenant is a partnership, all current and new general partners shall be jointly and severally liable for all obligations of Tenant hereunder and as this Lease may hereafter be modified, whether such obligations accrue before or after admission of future partners or after any partners die or leave the partnership. Tenant shall cause each new partner to sign and deliver to Landlord written confirmation of such liability, in form and content satisfactory to Landlord, but failure to do so shall not avoid such liability.

I. Financial Statements. Tenant shall, within ten (10) days after requested from time to time, deliver to Landlord financial statements (including balance sheets and income/expense statements) for Tenant’s then most recent full and partial fiscal year preceding such request, certified by an independent certified public accountant or Tenant’s chief financial officer, in form reasonably satisfactory to Landlord.

J. Successors and Assigns; Transfer of Property and Security Deposit. Each of the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties’ respective heirs, executors, administrators, guardians, custodians, successors and assigns, subject to Article 13 respecting Transfers and Article 18 respecting rights of Lenders. Subject to Article 18, if Landlord shall convey or transfer the Property or any portion thereof in which the Premises are contained to another party, such party shall thereupon be and become landlord hereunder and shall be deemed to have fully assumed all of Landlord’s obligations under this Lease accruing during such party’s ownership, including the return of any Security Deposit (provided Landlord shall have turned over such Security Deposit to such party), and Landlord shall be free of all such obligations accruing from and after the date of conveyance or transfer.

K. Limitation of Landlord’s Liability. Tenant agrees to look solely to Landlord’s interest in the Property for the enforcement of any judgment, award, order or other remedy under or in connection with this Lease or any related agreement, instrument or document or for any other matter whatsoever relating thereto or to the Property or Premises. Under no circumstances shall any present or future, direct or indirect, principals or investors, general or limited partners, officers, directors, shareholders, trustees, beneficiaries, participants, advisors, managers, employees, agents or affiliates of Landlord, or of any of the other foregoing parties, or any of their heirs, successors or assigns have any liability for any of the foregoing matters.

L. Confidentiality. Tenant shall keep the content and all copies of this Lease, related documents or amendments now or hereafter entered, and all proposals, materials, information and matters relating thereto strictly confidential, and shall not disclose, disseminate or distribute any of the same, or permit the same to occur, except to the extent reasonably required for proper business purposes by Tenant’s employees, attorneys, insurers, auditors, lenders and Transferees (and Tenant shall obligate any such parties to whom disclosure is permitted to honor the confidentiality provisions hereof), and except as may be required by Law or court proceedings.

M. Consent. Whenever the Landlord’s consent or approval is required under this Lease (or any other agreement between the parties), Landlord may give or withhold its consent in its sole discretion unless otherwise provided.

N. Time of Performance. Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is of the essence of this Lease.

ARTICLE 36. ENTIRE AGREEMENT

This Lease, together with the Exhibits and other documents listed in Article 1 (WHICH COLLECTIVELY ARE HEREBY INCORPORATED WHERE REFERRED TO HEREIN AND MADE A PART HEREOF AS THOUGH FULLY SET FORTH), contains all the terms and provisions between Landlord and Tenant relating to the matters set forth herein and no prior or contemporaneous agreement or understanding pertaining to the same shall be of any force or effect, except any such contemporaneous agreement specifically referring to and modifying this Lease, signed by both parties. Without limitation as to the generality of the foregoing, Tenant hereby acknowledges and agrees that Landlord’s leasing agents and field personnel are only authorized to show the Premises and negotiate terms and conditions for leases subject to Landlord’s final approval, and are not authorized to make any agreements, representations, understandings or obligations, binding upon Landlord, respecting the condition of the Premises or Property, suitability of the same for Tenant’s business, the current or future

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amount of Taxes or Expenses or any component thereof, the amount of rent or other terms applicable under other leases at the Property, whether Landlord is furnishing the same utilities or services to other tenants at all, on the same level or on the same basis, or any other matter, and no such agreements, representations, understandings or obligations not expressly contained herein or in such contemporaneous agreement shall be of any force or effect. TENANT HAS RELIED ON TENANT’S INSPECTIONS AND DUE DILIGENCE IN ENTERING THIS LEASE, AND NOT ON ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE HABITABILITY, CONDITION OR SUITABILITY OF THE PREMISES OR PROPERTY FOR ANY PARTICULAR PURPOSE OR ANY OTHER MATTER NOT EXPRESSLY CONTAINED HEREIN. Neither this Lease, nor any Exhibits referred to above may be modified, except in writing signed by both parties. This Lease may be executed in any number of counterparts and by each of the undersigned on separate counterparts and by facsimile or other electronic signature, and each such counterpart will be deemed to be an original, but all such counterparts will together constitute but one and the same Lease.

ARTICLE 37. MOVING ALLOWANCE

Landlord will provide Tenant with an allowance (the “Moving Allowance”) of up to $48,705.00 ($2.50 x 19,482 rentable square feet in the Premises) toward the payment of Tenant’s reasonable, actual, out-of-pocket costs paid to unrelated third parties and associated with Tenant’s moving its office furniture, personal property and telephone/computer equipment to the Premises (“Moving Expenses”). There will be no Moving Allowance paid with respect to any expansion or additional space taken by Tenant in the Building, or with respect to any renewal of this Lease or extension of the Lease Term. The Moving Allowance will be paid to Tenant in cash or other form of immediately available funds within thirty (30) days following Tenant’s delivery to Landlord of invoices showing the amount of such expenses paid. Any and all Moving Expenses above the Moving Allowance will be borne by Tenant. If a written reimbursement request, together with such invoices, for all or any portion of the Moving Allowance is not received by Landlord within 60 days after the Commencement Date, Landlord will be entitled to the savings and Tenant will receive no credit therefor.

ARTICLE 38. CANCELLATION OPTION; CORPORATE EXPANSION EVENT; CORPORATE TRANSFER EVENT

A. Corporate Expansion Event.

(1) Subject to the provisions set forth hereinafter, Tenant will have a one-time right at any time before the Expansion Notice Deadline (defined below) to notify Landlord in writing that Tenant desires additional premises in the Building (“Tenant’s Expansion Request”). If Tenant fails to deliver Tenant’s Expansion Request before the Expansion Notice Deadline, such failure will constitute a waiver of all of Tenant’s and all of Landlord’s obligations under this Section 38.A (including, without limitation, Section 38.0 as it applies to this Section 38.A). For purposes hereof, the “Expansion Notice Deadline” is the date which is 60 days prior to the applicable Early Termination Notice Deadline (as defined in Section 38.0 below). Tenant’s Expansion Request must specify the desired amount of expansion space, but the total amount of expansion space requested must be at least 20% of the size of the initial Premises but not more than 100% of the size of the initial Premises. Tenant’s Expansion Request must include the following text in bold font: “Landlord’s failure to provide expansion space pursuant to Section 38.A of the Lease may result in Tenant having the right to terminate the Lease pursuant to Section 38.0 of the Lease.”

(2) Landlord will, within thirty (30) days after receipt of Tenant’s Expansion Request, either (i) deliver to Tenant a written proposal setting forth the terms under which Landlord would agree to lease to Tenant Additional Space (as defined below) (an “Additional Space Offer”), or (ii) deliver to Tenant a written notice stating that Landlord does not have Additional Space available to offer to Tenant. For purposes hereof, “Additional Space” means space or spaces in the mid-rise section of the Building (floors 18-30), reasonably selected by Landlord. The Additional Space need not be contiguous to the initial Premises, but may not, without Tenant’s consent, consist of more than two (2) non-contiguous spaces. The Additional Space shall have a rentable area equal to (±10%) the space requested by Tenant in Tenant’s Expansion Request. Tenant may, but is not obligated to, accept Landlord’s Additional Space Offer by delivering written notice thereof to Landlord within 10 days after receipt of the Additional Space Offer, however, if Tenant rejects the Additional Space Offer, or fails to deliver to Landlord notice of its acceptance of the Additional Space Offer within such 10-day period, then Landlord’s and Tenant’s rights and obligations under this Section 38.A (including Section 38.0 as it applies to this Section 38.A) will lapse and be of no further force and effect.

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(3) For purposes hereof, an “Expansion Failure Event” will have occurred if, and only if all of the follow occur: (1) Tenant delivers to Landlord a Tenant’s Expansion Request on or before the Expansion Notice Deadline; (2) Landlord delivers to Tenant a notice stating that Landlord does not have Additional Space available to offer to Tenant, or fails to deliver to Tenant an Additional Space Offer by the 30th day after Landlord’s receipt of Tenant’s Expansion Request; (3) Tenant has not at any time declined (or failed to timely accept) any Offer Space offered by Landlord pursuant to Article 39 below, (4) Tenant has not assigned this Lease as of or before the date of Tenant’s delivery of Tenant’s Expansion Request, and Tenant has not subleased the Premises or any portion thereof prior to the Expansion Notice Deadline, in each case other than to a Permitted Affiliated Transferee; and (5) no Default exists as of the date of Landlord’s receipt of Tenant’s Expansion Request.

B. CORPORATE TRANSFER EVENT.

As used herein, a “Corporate Transfer Event” shall mean the occurrence, prior to the Early Termination Notice Deadline, of a merger or consolidation of Tenant into an unrelated or unaffiliated corporation, limited liability company or limited liability partnership and the permanent discontinuance of business operations in Portland Oregon by the resulting entity. Tenant shall provide Landlord with written notice of a Corporate Transfer Event within 30 days after the occurrence thereof.

C. CANCELLATION OPTION.

If, and only if, an Expansion Failure Event or a Corporate Transfer Event occurs, then Tenant will have the one-time right to terminate this Lease (the “Cancellation Option”) effective as of the last day of the 66th full calendar month of the Lease Term (the “Early Termination Date”). If neither an Expansion Failure Event nor a Corporate Transfer Event occurs, then the Cancellation Option and the provisions of this Section 38.0 will be of no force or effect. Tenant will exercise the Cancellation Option by delivering written notice to Landlord along with the Cancellation Fee (defined below) on or before the date (“Early Termination Notice Deadline”) which is either (i) if the then existing Premises consists of the Premises initially leased hereunder, the date which is 270 days prior to the Early Termination Date, or (ii) if the then existing Premises consists of the Premises initially leased hereunder plus additional premises in the Building, the date which is 365 days prior to the Early Termination Date, time being of the essence. Failure by Tenant to deliver such written notice and pay the Cancellation Fee on or before the Early Termination Notice Deadline will constitute a waiver of Tenant’s Cancellation Option. Landlord will not be obligated to honor the Cancellation Option, and this Section 38.0 shall be null and void, if, on the date of Landlord’s receipt of Tenant’s termination notice, a Default exists.

If Tenant elects to terminate this Lease as provided herein, Tenant must pay to Landlord an early termination fee in an amount equal to the sum of the following (plus any applicable sales tax): (a) one month’s Base Rent at the rate (that would have been) applicable in 67th full calendar month of the Lease Term, plus (b), the monthly installment of Tenant’s Share of estimated Expenses and Taxes applicable for such 67th full calendar month, plus (c) the unamortized costs incurred by Landlord in connection with the Leasehold Improvements performed pursuant to the Work Letter Agreement attached hereto (assuming that all such costs were expended on the Commencement Date, regardless of the date of actual expenditure), plus the unamortized cost of leasing commissions and attorneys’ fees paid by Landlord in connection with this Lease, plus the unamortized amount of all Base Rent and Tenant’s Share of Expenses and Taxes abated or reduced ($353,193.75) in respect of the initial Premises, in each case as of the Early Termination Date, amortized over the period beginning on the Commencement Date through the Expiration Date as determined under the Section 1.0 and Article 3, using an interest rate of 9% per annum, plus (d) the unamortized cost of any allowance or other economic concessions, if any, granted by Landlord, and of any commission paid by Landlord, and any rental abatement granted by Landlord, with respect to Tenant’s exercise of its right of first refusal, or any other expansion of the Premises (assuming that all such costs were expended on the commencement date for such expansion space, regardless of the date of actual expenditure), plus the unamortized cost of leasing commissions and attorneys’ fees paid by Landlord in connection with such expansion, in each case as of the Early Termination Date, amortized over the period beginning on the commencement date for such expansion space through the Expiration Date as determined under the Section 1.0 and Article 3, using an interest rate of 9% per

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annum (collectively, the “Cancellation Fee”). Landlord shall deliver to Tenant its determination of the amount of the Cancellation Fee within ten (10) days following receipt of Tenant’s written notice exercising its Cancellation Option and Tenant shall pay the Cancellation Fee to Landlord within thirty (30) days following its receipt of such determination. The Cancellation Fee must be paid via certified check. If the Cancellation Fee is not timely paid to Landlord as set forth above, Tenant’s notice exercising its Cancellation Option will be deemed void and inoperable.

If this Lease is terminated as provided herein, the parties agree to execute an instrument which confirms and effects a release and surrender of all right, title and interest in and to the Premises pursuant to the terms of this Lease and otherwise.

ARTICLE 39. RIGHT OF FIRST REFUSAL

(a) For purposes of this Article 39, “Offer Space” means all contiguous rentable space on the 29th floor of the Building. If, at any time after the Commencement Date of this Lease and during the Lease Term or any Renewal Term, any lease for any portion of the Offer Space expires or is due to expire or any portion of the Offer Space is or is due to become vacant and not leased and if Landlord receives a proposal (which Landlord is prepared to accept) to lease such Offer Space or a portion thereof (a “Proposal”) from a third party (a “Proposed Tenant”) or gives a Proposal to a Proposed Tenant, in either case other than the tenant then leasing such space, or the beneficiary of any expansion or other option applicable to such space, or their respective affiliates, successors or assigns where such option either (i) exists as of the date of this Lease or (ii) is set forth in a lease entered into after the date of this Lease based on a Proposal for which Tenant is given an Offer Notice in accordance with this Article 39, Landlord will offer to Tenant the right to lease the Offer Space upon all the terms and conditions of the Proposal, except as otherwise set forth in this Article 39.

(b) Landlord will make such offer to Tenant in a written notice (the “Offer Notice”) to designate the space being offered and to specify the terms for the Offer Space. If the Proposal includes some space that is not included in the definition of Offer Space, Landlord will include such other space in the Offer Notice. Tenant may accept the offer set forth in the Offer Notice by delivering to Landlord an unconditional acceptance (“Tenant’s Notice”) of such offer within 7 business days after delivery by Landlord of the Offer Notice to Tenant. Time is of the essence with respect to the giving of Tenant’s Notice. In order to send the Offer Notice, Landlord does not need to have negotiated a complete lease with the Proposed Tenant, but may merely have agreed upon the material economic terms for the Proposal.

(c) If Tenant accepts the Proposal, Tenant must accept all Offer Space (and any other space included in the Proposal pursuant to this Article 39) offered by Landlord, and may not exercise its right with respect to only part of such space.

(d) If Tenant at any time declines (or fails to timely accept) any Offer Space offered by Landlord, Landlord will be free to lease the Offer Space (or such portion as the case may be) described in the Offer Notice to the Proposed Tenant (or its affiliate or designee) or to any other prospective tenant on the terms contained in the Offer Notice or such other terms upon which Landlord and the Proposed Tenant or other prospective tenant may mutually agree, except that if, in the final lease to the Proposed Tenant or such other prospective tenant, Landlord intends to (i) reduce the base rental rate payable to less than 95% of the base rental rate quoted in the Offer Notice, or (ii) increase the aggregate economic concessions (e.g., construction allowance or other similar economic concessions) to more than 110% of that quoted in the Offer Notice, then Landlord will submit to Tenant a new Offer Notice, and Tenant will again have the rights set forth in this Article 39. If Landlord does not enter into a lease with the Proposed Tenant (or its affiliate or designee) or other prospective tenant on the terms set forth in the Offer Notice (as the same may be modified within the parameters set forth in clauses (i) and (ii) above) within 270 days after the expiration of the 7 business day period described above, then Tenant’s right of first refusal as set forth in (and subject to the terms, conditions and limitations of) this Article 39 with respect to such Offer Space will remain in full force and effect, such that Landlord will be required (subject to the terms, conditions and limitations set forth in this Article 39) to offer such Offer Space to Tenant upon Landlord’s receipt or giving of a Proposal from any Proposed Tenant pursuant to this Article 39. In addition, if the lease term for the Offer Space (or the offered portion thereof) would expire after the expiration of the then existing Lease Term for the then existing Premises, then the Offer Notice will specify that if Tenant accepts the Offer Space, the Lease Term under this Lease for the then existing Premises will be extended so as to be coterminous with the lease to Tenant of the Offer

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Space (or the subject portion thereof) and the Base Rent for the Premises during such extension of the Term shall be the same as the base rent per rentable square foot set out in the Offer Notice for the relevant period.

(e) If Tenant exercises the right of first refusal granted herein, and the commencement date of the lease term for the Offer Space (or the subject portion thereof) occurs prior to the first day of the third Lease Year, during the period commencing on the commencement date of the lease term for the Offer Space and ending on the last day of the second Lease Year, Tenant shall pay Base Rent and Tenant’s Share of Expenses and Taxes for the initial Premises for the entire 19,482 rentable square feet in the initial Premises, notwithstanding anything contained elsewhere in this Lease to the contrary.

(f) If Tenant exercises the right of first refusal granted herein, Landlord and Tenant will enter into an amendment to this Lease or, at Landlord’s option, a new lease, incorporating the space set forth in the accepted Offer Notice and (in the case of an amendment) making necessary adjustments to the Base Rent and similar provisions of this Lease. If Tenant fails to execute and deliver to Landlord the requisite amendment to this Lease within 30 days after Landlord’s delivery of such amendment to Tenant, such failure (1) will, if Landlord so elects in Landlord’s sole and absolute discretion, render Tenant’s exercise of such right of first refusal null and void; and (2) will, if Landlord’s so elects in Landlord’s sole and absolute discretion, constitute a Default.

(g) The foregoing right of first refusal may not be severed from this Lease or separately sold, assigned or transferred and is subject to the following additional conditions, namely: (i) that, at the time that Tenant exercises this right of first refusal for any Offer Space, no Default exists; and (ii) that, at the time Tenant exercises this right of first refusal, Tenant has not assigned this Lease or sublet the Premises or any portion thereof, other than to a Permitted Affiliated Transferee.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first set forth above.

LANDLORD:			TENANT:

555 SW Oak, LLC, a Delaware limited liability company			New Relic, Inc., a Delaware corporation

By: La Salle Income & Growth Fund V, its managing Member

By:	/s/ Harlan F. Stanley	By:	/s/ Mark Sachleben
Name:	Harlan F. Stanley	Name:	Mark Sachleben
Its:	COO	Its:	CFO

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EXHIBIT A-1

PROPERTY LEGAL DESCRIPTION

A parcel of land in the Southwest Quarter of Section 34, Township 1 North, Range 1 East, Willamette Meridian, City of Portland, Multnomah County, Oregon, being part of Block 42, COUCH’S ADDITION to the City of Portland, part of Block 68, PORTLAND, part of those portions of S.W. Ankeny Street and S.W. 6th Avenue which were vacated by City of Portland Ordinance No. 132075 dated January 20, 1971, and a portion of the southwest corner of the intersection of S.W. 5th Avenue and West Burnside Street vacated by City of Portland Ordinance No. 151679 dated June 3, 1981, and being more particularly described as follows:

Commencing at the point of intersection of the northerly extension of the westerly line of Block 69, PORTLAND, with westerly extension of a line which is parallel to and 30 feet north of the south line of Lot 7, Block 42 of said COUCH’S ADDITION, said point of intersection also being on the south line of West Burnside Street, 100 feet wide; thence along said westerly extension and said parallel line, also along said south line of West Burnside Street North 88°32’50” East 35.17 feet to the Point of Beginning of the parcel of land being herein described; thence continuing along said westerly extension and said parallel line, also along said south line of West Burnside Street North 88°32’50” East 160.15 feet to the end of the second or North 88°32’50” East 10.44 foot line of the vacated tract described in said Ordinance No. 151679; thence along the third line of said vacated tract southeasterly along a curve to the right having a radius of 14.00 feet and a central angle of 112°19’10” for a distance of 27.44 feet, said curve being subtended by a chord bearing South 35°17’35” East 23.26 feet to the beginning of the fourth or South 20°52’00” West 10.00 foot line of said vacated tract; thence for part of the distance along said fourth line and for the remainder of the distance along the northerly extension of the easterly line of said Block 68 and part of the easterly line of said Block 68, in all, South 20°52’00” West 147.35 feet; thence South 89° 35’13” West 214.63 feet to said northerly extension of the westerly line of said Block 69; thence along said northerly extension North 20°52’00” East 52.93 feet; thence South 47°48’52” East 34.89 feet; thence North 20°52’49” East 137.14 feet to the Point of Beginning.

Containing 29,090 square feet or 0.67 acres.

EXHIBIT A-2

(Floor Plate(s) Showing Premises Outlined Or Cross-Hatched)

EXHIBIT B

COMMENCEMENT CERTIFICATE

It is hereby agreed among the parties to that certain Lease Agreement dated             , 20    , for Suite 2800 in the building located at 111 SW Fifth Avenue, Portland, Oregon (the “Lease”) between New Relic, Inc. (“Tenant”), and 555 SW Oak, LLC (“Landlord”) that :

1.	The Commencement Date of the Lease, as referred to in Article 1 of the Lease, is .

2.	The Expiration Date of the Lease, as referred to in Article 1 of the Lease, is .

Tenant hereby acknowledges that the Premises, subject only to minor punch-list items, has been delivered in accordance with Landlord’s obligations for the delivery of the Premises under the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Statement as of the date hereof.

TENANT: New Relic, Inc.

By:
Name:
Title:
Date:

LANDLORD: 555 SW Oak, LLC.

By: La Salle Income & Growth Fund V. its Managing Member

By:
Name:
Title:
Date:

EXHIBIT C

RULES

(1) Access to Property. Tenant shall have access to the Premises 24 hours a day, 7 days a week, as necessary. On Saturdays, Sundays and Holidays, and on other days between the hours of 6:00 P.M. and 8:00 A.M. the following day, or such other hours as Landlord shall determine from time to time, access to and within the Property and/or to the passageways, lobbies, entrances, exits, loading areas, corridors, elevators or stairways and other areas in the Property may be restricted and access gained by use of a key to the outside doors of the Property, or pursuant to such security procedures Landlord may from time to time impose. Landlord shall in all cases retain the right to control and prevent access to such areas by Persons engaged in activities which are illegal or violate these Rules, or whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Property and its tenants (and Landlord shall have no liability in damages for such actions taken in good faith). No Tenant and no employee or invitee of Tenant shall enter areas reserved for the exclusive use of Landlord, its employees or invitees or other Persons. Tenant shall keep doors to corridors and lobbies closed except when persons are entering or leaving.

(2) Signs. Tenant shall not paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement, name, notice, lettering or direction on any part of the outside or inside of the Property, or on any part of the inside of the Premises which can be seen from the outside of the Premises without the prior consent of Landlord, and then only such name or names or matter and in such color, size, style, character and material, and with professional designers, fabricators and installers as may be first approved or designated by Landlord in writing. Landlord shall prescribe the suite number and identification sign for the Premises (which shall be prepared and installed by Landlord at Tenant’s expense, subject to application of the Improvement Allowance). Landlord reserves the right to remove at Tenant’s expense all matter not so installed or approved without notice to Tenant. Landlord, at its sole cost and expense, shall provide Building standard Tenant signage in the lobby Building directory and in the 28th floor elevator lobby.

(3) Window and Door Treatments. Tenant shall not place anything or allow anything to be placed in the Premises near the glass of any door, partition, wall or window that Landlord deems to be unsightly from outside the Premises, and Tenant shall not place or permit to be placed any Article of any kind on any window ledge or on the exterior walls. Blinds, shades, awnings or other forms of inside or outside window ventilators or similar devices, shall not be placed in or about the outside windows or doors in the Premises except to the extent, if any, that the design, character, shape, color, material and make thereof is first approved or designated by the Landlord. Tenant shall not install or remove any solar tint film from the windows.

(4) Lighting and General Appearance of Premises. Landlord reserves the right to designate and/or approve in writing all internal lighting that may be visible from the public, common or exterior areas. The design, arrangement, style, color, character. quality and general appearance of the portion of the Premises visible from public, common and exterior areas, and contents of such portion of the Premises, including furniture, fixtures, signs, art work, wall coverings, carpet and decorations, and all changes, additions and replacements thereto shall at all times have a neat, professional, attractive, first class office appearance.

(5) Property Tradename, Likeness, Trademarks. Tenant shall not in any manner use the name of the Property for any purpose, or use any tradenames or trademarks used by Landlord, any other tenant, or its affiliates, or any picture or likeness of the Property for any purpose other than that of the business address of Tenant, in any letterheads, envelopes, circulars, notices, advertisements, containers, wrapping or other material.

(6) Deliveries and Removals. Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Property only at times and in the manner designated by Landlord, and always at the Tenant’s sole responsibility and risk. Landlord may inspect items brought into the Property or Premises with respect to weight or dangerous nature or compliance with this Lease or Laws. Landlord may (but shall have no obligation to) reasonably require that all furniture, equipment, cartons and other articles removed from the Premises or the Property be listed and a removal permit therefor first be obtained from Landlord. Tenant shall not take or permit to be taken in or out of other entrances or elevators of the Property, any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Landlord may impose reasonable charges and requirements for the use of freight elevators and loading areas, and reserves the right to alter schedules without notice. Any hand-carts used at the Property shall have rubber wheels and sideguards, and no other material handling equipment may be brought upon the Property without Landlord’s prior written approval.

(7) Outside Vendors. Tenant shall not obtain for use upon the Premises ice, drinking water, vending machine, towel, janitor and other services, except from Persons reasonably designated or approved by Landlord. Any Person engaged by Tenant to provide any other services shall be subject to scheduling and direction by the manager or security personnel of the Property. Vendors must use freight elevators and service entrances.

(8) Overloading Floors; Vaults. Tenant shall not overload any floor or part thereof in the Premises, or Property, including any public corridors or elevators therein bringing in or removing any large or heavy articles, and Landlord may prohibit, or direct and control the location and size of, safes and all other heavy articles and require at Tenant’s expense supplementary supports of such material and dimensions as Landlord may deem necessary to properly distribute the weight.

(9) Locks and Keys. Tenant shall use such standard key system designated by Landlord on all keyed doors to and within the Premises, excluding any permitted vaults or safes (but Landlord’s designation shall not be deemed a representation of adequacy to prevent unlawful entry or criminal acts, and Tenant shall maintain such additional insurance as Tenant deems advisable for such events). Tenant shall not attach or permit to be attached additional locks or similar devices to any door or window, change existing locks or the mechanism thereof, or make or permit to be made any keys for any door other than those provided by Landlord. If more than two keys for one lock are desired, Landlord will provide them upon payment of Landlord’s charges. In the event of loss of any keys furnished by Landlord, Tenant shall pay Landlord’s reasonable charges therefor. The term “key” shall include mechanical, electronic or other keys, cards and passes.

(10) Utility Closets and Connections. Landlord reserves the right to control access to and use of, and monitor and supervise any work in or affecting, the “wire” or telephone, electrical, plumbing or other utility closets, the Systems and Equipment, and any changes, connections, new installations, and wiring work relating thereto (or Landlord may engage or designate an independent contractor to provide such services). Tenant shall obtain Landlord’s prior written consent for any such access, use and work in each instance, and shall comply with such requirements as Landlord may impose, and the other provisions of Article 6 respecting electric installations and connections, Article 29 respecting telephone Lines and connections, and Article 9 respecting Work in general. Tenant shall have no right to use any broom closets, storage closets, janitorial closets, or other such closets, rooms and areas outside the Premises whatsoever. Tenant shall not install in or for the Premises any equipment which requires more electric current than Landlord is required to provide under this Lease, without Landlord’s prior written approval, and Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in and for the Premises, taking into account the capacity of electric wiring in the Property and the Premises and the needs of tenants of the Property, and shall not in any event connect a greater load than such safe capacity.

(11) Plumbing Equipment. The toilet rooms, urinals, wash bowls, drains, sewers and other plumbing fixtures, equipment and lines shall not be misused or used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein.

(12) Trash. All garbage, refuse, trash and other waste shall be kept in the kind of container, placed in the areas, and prepared for collection in the manner and at the times and places specified by Landlord, subject to Article 30 respecting Hazardous Materials. Landlord reserves the right to require that Tenant participate in any recycling program designated by Landlord.

(13) Alcohol, Drugs, Food and Smoking. Landlord reserves the right to exclude or expel from the Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules. Tenant shall not at any time manufacture, sell, use or give away, any spirituous, fermented, intoxicating or alcoholic liquors on the Premises, nor permit any of the same to occur. Tenant shall not at any time cook, sell or give away food in any form by or to any of Tenant’s agents or employees or any other parties on the Premises, nor permit any of the same to occur (other than in vending machines, microwave ovens and coffee makers properly maintained in good and safe working order and repair in lunch rooms or kitchens for employees as may be permitted or installed by Landlord, which does not violate any Laws or bother or annoy any other tenant, and as may be catered to the Premises in connection with Tenant’s business). Tenant and its employees shall not smoke tobacco on any part of the Property (including exterior areas) except those areas, if any, that are designated or approved as smoking areas by Landlord.

(14) Use of Common Areas; No Soliciting. Tenant shall not use the common areas, including areas adjacent to the Premises, for any purpose other than ingress and egress, and any such use thereof shall be subject to the other provisions of this Lease, including these Rules. Without limiting the generality of the foregoing, Tenant shall not allow anything to remain in any passageway, sidewalk, court, corridor, stairway, entrance, exit, elevator, parking or shipping area, or other area outside the Premises. Tenant shall not use the common areas to canvass, solicit business or information from, or distribute any Article or material to, other tenants or invitees of the Property. Tenant shall not make any room-to-room canvass to solicit business or information or to distribute any article or material to or from other tenants of the Property and shall not exhibit, sell or offer to sell, use, rent or exchange any products or services in or from the Premise unless ordinarily embraced within the Tenant’s use of the Premises expressly permitted in the Lease.

(15) Energy and Utility Conservation. Tenant shall not waste electricity, water, heat or air conditioning or other utilities or services, and agrees to cooperate fully with Landlord to assure the most effective and energy efficient operation of the Property and shall not allow the adjustment (except by Landlord’s authorized Property personnel) of any controls. Tenant shall not obstruct, alter or impair the efficient operation of the Systems and Equipment, and shall not place any item so as to interfere with air flow. Tenant shall keep corridor doors closed and shall not open any windows, except that if the air circulation shall not be in operation, windows which are openable may be opened with Landlord’s consent. If reasonably requested by Landlord (and as a condition to claiming any deficiency in the air-conditioning or ventilation services provided by Landlord), Tenant shall close any blinds or drapes in the Premises to prevent or minimize direct sunlight.

(16) Unattended Premises. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises (except heat to the extent necessary to prevent the freezing or bursting of pipes).

(17) Going-Out-Of-Business Sales and Auctions. Tenant shall not use, or permit any other party to use, the Premises for any distress, fire, bankruptcy, close-out, “lost our lease” or going-out-of-business sale or auction. Tenant shall not display any signs advertising the foregoing anywhere in or about the Premises. This prohibition shall also apply to Tenant’s creditors.

(18) Labor Harmony. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment, or labor and employment practices that, in Landlord’s reasonable discretion, may cause strikes, picketing or boycotts or disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Property.

(19) Prohibited Activities. Tenant shall not: (i) use strobe or flashing lights in or on the Premises, (ii) install or operate any internal combustion engine, boiler, machinery, refrigerating, heating or air conditioning equipment in or about the Premises, (iii) use the Premises for housing, lodging or sleeping purposes or for the washing of clothes, (iv) place any radio or television antennae other than inside of the Premises, (v) operate or permit to be operated any musical or sound producing instrument or device which may be heard outside the Premises, (vi) use any source of power other than electricity, (vii) operate any electrical or other device from which may emanate electrical, electromagnetic, energy, microwave, radiation or other waves or fields which may interfere with or impair radio, television, microwave, or other broadcasting or reception from or in the Property or elsewhere, or impair or interfere with computers, faxes or telecommunication lines or equipment at the Property or elsewhere, or create a health hazard, (viii) bring or permit any bicycle or other vehicle, or dog or other animal or bird in

48.

the Property (except service animals); provided that Tenant may allow its employees to use the freight elevator to bring such employees’ personal bicycles to the Premises for storage as long as such portion of the Premises is located on a floor of the Building fully leased by Tenant, (ix) make or permit objectionable noise, vibration or odor to emanate from the Premises, (x) do anything in or about the Premises or Property that is illegal, obscene, pornographic, or anything that may, in Landlord’s reasonable judgment, create or maintain a nuisance, cause physical damage to the Premises or Property, interfere with the normal operation of the Systems and Equipment, impair the appearance, character or reputation of the Premises or Property, create waste to the Premises or Property, cause demonstrations, protests, loitering, bomb threats or other events that may require evacuation of the Building, (xi) intentionally omitted, (xii) throw or permit to be thrown or dropped any article from any window or other opening in the Property, (xiii) use the Premises for any purpose, or permit upon the Premises or Property anything, that may be dangerous to persons or property (including firearms or other weapons (whether or not licensed or used by security guards) or any explosive or combustible articles or materials), (xiv) place vending or game machines in the Premises, except vending machines for employees, (xv) adversely affect the indoor air quality of the Premises or Property, or (xvi) do or permit anything to be done upon the Premises or Property in any way tending to disturb. bother, annoy or interfere with Landlord or any other tenant at the Property or the tenants of neighboring property. or otherwise disrupt orderly and quiet use and occupancy of the Property.

(20) Transportation Management. Tenant shall comply with all present or future programs reasonably intended to manage parking, transportation or traffic in and around the Property, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

(21) Parking. If the Property now or hereafter contains, or Landlord has obtained the right to use for the Property, a parking garage, structure, facility or area, the following Rules shall apply therein:

(i) Parking shall be available in areas designated by Landlord from time to time, and for such daily or monthly charges as Landlord may establish from time to time. Unless otherwise specified in the Lease, parking for Tenant and its employees and visitors shall be on a “first come, first served,” unassigned basis, in common with Landlord and other tenants at the Property, and their employees and visitors, and other Persons to whom Landlord shall grant the right or who shall otherwise have the right to use the same. However, in no event shall Tenant and Tenant’s employees and visitors use more spaces than the number derived by applying Tenant’s Share (as defined in the Lease) to the total number of unassigned spaces in the area or areas designated by Landlord from time to time to serve the Premises. In addition, Landlord reserves the right to: (x) adopt additional requirements or procedures pertaining to parking, including systems with charges favoring carpooling, and validation systems, (y) assign specific spaces, and reserve spaces for small and other size cars, disabled persons, and other tenants, customers of tenants or other parties, and (z) restrict or prohibit full size vans and other large vehicles.

(ii) Monthly fees at the then-current rate shall be paid in advance prior to the first of each month. Failure to do so will automatically cancel parking privileges, and incur a charge at the posted daily parking rate. No deductions from the monthly rate will be made for days on which the Garage is not used by Tenant or its designees. In case of any violation of these Rules, Landlord may also refuse to permit the violator to park, and may remove the vehicle owned or driven by the violator from the Property without liability whatsoever, at such violator’s risk and expense. Landlord reserves the right to close all or a portion of the parking areas or facilities in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the same, or if required by casualty, strike, condemnation, act of God, Law or governmental requirement or guideline, termination or modification of any lease or other agreement by which Landlord obtained parking rights, or any other reason beyond Landlord’s reasonable control. In the event access is denied for any reason, any monthly parking charges shall be abated to the extent access is denied, as Tenant’s sole recourse.

(iii) Hours shall be reasonably established by Landlord or its parking operator from time to time; cars must be parked entirely within the stall lines, and only small or other qualifying cars may be parked in areas reserved for such cars; all directional signs, arrows and speed limits must be observed; spaces reserved for disabled persons must be used only by vehicles properly designated; washing, waxing, cleaning or servicing of any vehicle is prohibited; every parker is required to park and lock his own car, except to the extent that Landlord adopts a valet parking system; parking is prohibited in areas: (a) not striped or designated for parking, (b) aisles, (c) where no parking” signs are posted, (d) on ramps, and (e) loading areas and other specially designated areas. Delivery trucks and vehicles shall use only those areas designated therefor.

(iv) Parking stickers, key cards or any other devices or forms of identification or entry shall remain the property of Landlord. Such devices must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable and any device in the possession of an unauthorized holder will be void. Loss or theft of parking identification, key cards or other such devices must be reported to Landlord or any garage manager immediately. Any parking devices reported lost or stolen which are found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen devices found by Tenant or its employees must be reported to Landlord or the office of the garage immediately.

(22) Responsibility for Compliance. Tenant shall be responsible for ensuring compliance with these Rules, as they may be amended, by Tenant’s employees and as applicable, by Tenant’s agents, invitees, contractors, subcontractors, and suppliers. Tenant shall cooperate with any reasonable program or requests by Landlord to monitor and enforce the Rules, including providing vehicle numbers and taking appropriate action against such of the foregoing parties who violate these provisions.

EXHIBIT D

WORK LETTER AGREEMENT

ARTICLE I

DEFINITIONS

1.1. Definitions. Wherever used in this Agreement, the following terms are defined as follows:

1.2. Architect means SRM – Michael Stueve, AIA.

1.3. Applicable Laws and Restrictions means all laws (including, without limitation, the Americans with Disabilities Act), building codes, ordinances, regulations, title covenants, conditions, and restrictions, and casualty underwriters requirements applicable to the Premises and the Improvements.

1.4. Contractors means the General Contractor and all other general contractors, design-build contractors, subcontractors, and material suppliers who provide labor and materials for construction of the Improvements. To the extent required by Applicable Laws and Restrictions, each Contractor shall be duly licensed by the State of Oregon and in good professional standing.

1.5. Construction Costs means all costs and charges incurred to complete the Leasehold Improvements, including without limitation the following:

a. Payments to Contractors for labor, material, equipment, and fixtures supplied in accordance with this Agreement;

b. Fees paid to Designers for services required by this Agreement;

c. Taxes, fees, charges, and levies by governmental and quasi-governmental agencies for Permits or for inspections of the work;

d. Utilities incurred in the course of the construction;

e. Premiums for builder’s risk insurance and other insurance required by this Agreement; and

f. A fee payable to Landlord (“Landlord’s Fee”) equal to three percent (3%) of the Construction Costs, excluding Landlord’s Fee, for Landlord’s management and administration of the construction, including without limitation, wages, labor burden, and expediting, procurement, and administrative expenses.

1.6. Construction Documents means:

a. The Tenant’s Space Plan;

b. Bid packages;

c. Construction contract;

d. Material supply agreements;

e. Architect’s agreement.

1.7. Construction Schedule means the schedule for commencement, prosecution, and Substantial Completion of all Improvements, which is attached to this Agreement as Schedule 1 and incorporated into this Agreement by this reference.

1.8. Cost Estimate means the estimated total for Construction Costs of the Leasehold Improvements, prepared by Landlord based on the Contractors’ and Designers’ bid(s) for the construction of the Leasehold Improvements and approved by Tenant in accordance with Article III of this Agreement.

1.9. Design Schedule means the schedule for preparation, approval, disapproval, modification, and completion of Tenant’s Space Plan and other Construction Documents and for obtaining Permits required for the Improvements, which is attached to this Agreement as Schedule 1 and incorporated into this Agreement by this reference.

1.10. Designers means the Architect and all other architects, structural engineers, mechanical engineers, and the other design professionals needed to design the Improvements, each of whom shall be duly licensed by the State of Oregon and in good professional standing.

1.11. Force Majeure Delay means a delay caused by a force majeure event beyond the reasonable control of the party required to perform, including without limitation general strikes, inclement weather, utility curtailments, acts of God, unforeseeable governmental regulations, material shortages (excluding those described in Section 1.22(c)), and terrorist acts.

1.12. General Contractor means the Contractor selected by Landlord pursuant to Section 4.1.

1.13. Improvement Allowance is the maximum amount Landlord is required to pay toward Construction Costs of the Leasehold Improvements, which amount is $876,690.00 (generally based upon $45.00 per rentable square foot of space located in the Premises). The Improvement Allowance may not be used for any other purpose, such as, but not limited to, furniture, trade fixtures or personal property, except that a portion of the Improvement Allowance may be used toward the cost of Tenant’s suite entry signage.

1.14. Improvements means Landlord’s Work, Tenant’s Work and Leasehold Improvements.

1.15. Landlord’s Representative means Ty Barker or such other person as Landlord may designate in writing, from time to time, to Tenant as its authorized representative for the purposes of administering and amending this Agreement.

1.16. Landlord’s Work, if any, is limited to construction of the improvements, modifications, and alterations of the Premises identified on Attachment 2, attached hereto and by this reference incorporated herein.

1.17. Leasehold Improvements means the improvements, modifications, and alteration of the Premises (other than Landlord’s Work and Tenant’s Work) to be constructed in or about the Premises in accordance with this Agreement.

1.18. Permits means the permits, approvals, and consents of governmental authorities and third parties having jurisdiction over the Improvements and that are required for commencement and completion of the Improvements.

1.19. Punchlist is defined in Section 5.2.

1.20. Substantial Completion or Substantially Completed is defined in Section 5.1. The Substantial Completion Date is the date the Improvements are Substantially Completed.

1.21. Scheduled Completion Date means the scheduled date for Substantial Completion of the Improvements as specified in the Construction Schedule, as the same may be modified by the parties.

1.22. Tenant Delay means any actual delay in the Substantial Completion of the Improvements as a consequence of:

a. Tenant’s failure to fulfill its obligation as set forth in the Design Schedule, the Construction Schedule, or this Agreement;

b. Change Orders requested by Tenant;

c. Unavailability of materials, components, or finishes for the Leasehold Improvements that differ from Landlord’s standard work or that have an unusually long lead-time for delivery; or

d. A willful or negligent act or omission of Tenant or Tenant’s Representative, Tenant’s Contractors or Designers, and/or Tenant’s agents, or employees that interferes with the progress of the work.

e. Any other act or omission by Tenant or Tenant’s Representative, Tenant’s Contractors or Designers, and/or Tenant’s agents, or employees, which directly or indirectly delays completion of the work or Landlord’s delivery to Tenant of possession of the Premises.

1.23. Tenant’s Representative means Devorah Rosner or such other person as Tenant may designate in writing to Landlord as its authorized representative for the purposes of administering and amending this Agreement.

1.24. Tenant’s Space Plan means a specific description of Tenant’s desired final Leasehold Improvements, prepared by the Architect and delivered by Tenant to Landlord and approved by Landlord and Tenant in accordance with Schedule 1, which may include:

a. Design requirements;

b. Floor plan;

c. Any other information needed by the Designers for preparation of plans and specification for the Improvements, including an initial construction budget; and

d. Those working drawings, plans, specifications, elevations, lighting design, and interior finish design, prepared by the Designers and approved by the parties in accordance with this Agreement.

1.25. Tenant’s Work means the work, if any, to be performed by Tenant prior to the Substantial Completion of the Improvements, identified on Attachment 3, attached hereto and by this reference incorporated herein.

ARTICLE II

DESIGNATION OF REPRESENTATIVES

2.1. Designation of Representatives. Landlord and Tenant respectively appoint Landlord’s Representative and Tenant’s Representative as their sole representatives for the purposes of administering this Agreement. Until replaced upon written notice, Landlord’s Representative and Tenant’s Representative will have the full authority and responsibility to act on behalf of Landlord and Tenant, respectively, as required in this Agreement. Landlord’s Representative and Tenant’s Representative shall have authority to amend this Agreement and any of the Construction Documents so long as any such modification is in writing and signed by both Landlord’s Representative and Tenant’s Representative.

ARTICLE Ill

CONTRACT DOCUMENTS AND PERMITS

3.1. Retention of Architect and Approval of Tenant’s Space Plan. Landlord shall retain the Architect to prepare the plans and specifications for the Improvements. Tenant shall deliver Tenant’s Space Plan, approved by Tenant, within the time permitted by the Design Schedule and Landlord have approved Tenant’s Space Plan as of, or prior to, the execution of this Agreement. Landlord shall approve or disapprove Tenant’s Space Plan within the time permitted by the Design Schedule. Tenant’s delivery of Tenant’s Space Plan to Landlord shall be deemed and acknowledgement and agreement by Tenant, (a) that Tenant’s Space Plan accurately represents Tenant’s plans for the Premises, (b) that budget estimates will be based on Tenant’s Space Plan, (c) that Landlord will prepare Construction Documents based upon Tenant’s Space Plan, and (d) THAT ANY MODIFICATION OF TENANT’S SPACE PLAN AFTER THE DATE OF LANDLORD’S APPROVAL AND PREPARATION OF BUDGET ESTIMATES MAY INCREASE THE COST OF THE LEASEHOLD IMPROVEMENTS.

3.2. Preparation and Approval of Construction Documents. Promptly after Landlord’s approval of Tenant’s Space Plan, Landlord shall cause the Architect to prepare Construction Documents, which generally conform to Tenant’s Space Plan, on or before the last date specified in the Design Schedule for completion of such items. Landlord and Tenant shall review the Construction Documents, and deliver to the other party and to the Architect, said party’s written approval or disapproval of the Construction Documents within the time limits stated in the Design Schedule. If the Construction Documents are disapproved in any respect by either party, the parties shall confer and negotiate in good faith to reach written agreement, using all reasonable efforts to achieve final agreement on such item by the last date for agreement specified in the Design Schedule. Tenant’s failure to timely agree to the Construction Documents shall be deemed a Tenant Delay.

3.3. Standards for Consent.

a. By Landlord. Landlord shall not unreasonably withhold its approval of Tenant’s Space Plan or revisions thereto, or its approval of the Construction Documents.

b. By Tenant. Tenant may not withhold its approval of any change to Tenant’s Space Plan or to any element of the Construction Documents required to obtain any required Permit for construction of the Improvements. Tenant shall not unreasonably withhold its approval to any other element of the Construction Documents.

c. Method for Disapproval. Any disapproval by Landlord or Tenant shall be accompanied by a written statement of the disapproved item, the reasons for disapproval, and the specific changes required to make the item acceptable. If a party’s written notice of disapproval is not delivered in accordance with the time limits and standards set forth in this section, approval shall be deemed given.

3.4. Application for Approvals. When Landlord and Tenant approve the Construction Documents, Landlord shall submit them to all appropriate governmental agencies and third parties for issuance of the Permits required for the construction of the Improvements and occupancy by Tenant of the Improvements for its intended use. Landlord shall use all reasonable efforts to obtain the Permits within the time permitted by the Design Schedule. Landlord shall not be responsible for any delay or denial of a Permit that is beyond its reasonable control.

3.5. Changes to Construction Documents. After agreed upon by the parties in accordance with the foregoing, the Construction Documents, established in accordance with this Article III, may be modified only by a written “Change Order” executed by Landlord and Tenant, which clearly describes (a) the change, (b) the party required to perform the change, and (c) any modification of the Construction Documents necessitated by the Change Order. Neither Landlord nor Tenant shall unreasonably withhold or delay its approval of any change (whether requested by a party or required by an Applicable Law or Restriction), provided however that Landlord may withhold its approval of any change pursuant to Section 3.3.a.

ARTICLE IV

PERFORMANCE OF THE WORK

4.1. Selection of Contractors. When the parties have approved the Construction Documents and Landlord has obtained the Permits required for construction of the Improvements, Landlord shall prepare and circulate an appropriate bid package for bidding by three or more prospective General Contractor(s). When the bids are received and approved by Landlord, Landlord shall enter into a fixed price construction contract with the General Contractor that submitted the lowest responsive bid.

4.2. Commencement and Completion of Improvements. When all Permits for construction of the Improvements have been obtained and Landlord and the General Contractor have entered into a construction contract in accordance with Section 4.1, Landlord shall cause the General Contractor to commence and to diligently prosecute the construction of the Improvements in accordance with the Permits and the Construction Documents, so that the Improvements will be Substantially Completed on or before the Scheduled Completion Date.

4.3. Standards for Performance of the Work. Landlord shall cause the Improvements to be constructed in a good and workmanlike manner, free from design, material, and workmanship defects in accordance with the material Construction Documents and Applicable Laws and Restrictions. Notwithstanding anything to the contrary in the Lease or this Agreement, Tenant’s acceptance of possession of the Improvements shall not waive this warranty and Landlord shall promptly remedy all violations of the warranty at its sole cost and expense.

4.4. No Implied Responsibility. Landlord’s and Landlord’s Representative’s review and approval of the Construction Documents and the performance of the Work shall not create or imply any responsibility or liability on the part of Landlord or Landlord’s Representative with regard to the completeness and design sufficiency of both the Construction Documents and the Improvements.

4.5. Tenant’s Early Entry. Landlord shall permit Tenant and Tenant’s agents to enter the Premises up to 30 days prior to the date specified as the Commencement Date of the Lease in order that Tenant may make the Premises ready for Tenant’s use and occupancy. Such permission will constitute a license only and not a lease and such license will be conditioned upon: (a) Tenant working in harmony and not interfering with Landlord and Landlord’s agents, contractors, workmen, mechanics and suppliers in doing the Improvements, or other work in the Building or with other tenants and occupants of the Building; (b) Tenant obtaining in advance Landlord’s approval (not to be unreasonably withheld, conditioned or delayed) of the contractors proposed to be used by Tenant; (c) Tenant furnishing Landlord with such proof of insurance and other security as Landlord may require. Landlord will have the right to withdraw such license for any good reason upon notice to Tenant. Tenant agrees that Landlord will not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property placed or installations made in the Premises prior to the Commencement Date, the same being at Tenant’s sole risk and Tenant agrees to protect, defend, indemnify and save harmless Landlord and Landlord’s mortgagee from all liabilities, costs, damages, fees and expenses arising out of or connected with the activities of Tenant or its agents, contractors, suppliers or workmen in or about the Premises or the Building. Tenant further agrees that any entry and occupation permitted under this paragraph will be governed by Article 10 of the Lease and all other terms of the Lease.

ARTICLE V

COMPLETION OF THE WORK

5.1. Substantial Completion. Landlord’s Work shall be deemed “Substantially Complete” when (a) Landlord determines construction of the Improvements has been substantially completed in accordance with the Construction Documents, and (b) the Architect has certified that the Improvements have been constructed substantially in accordance with Construction Documents.

5.2. Inspection and Punchlist. Tenant’s Representative and the Designers shall have the right to enter the Premises only with Landlord’s prior written consent. Landlord shall notify Tenant’s Representative when the Improvements are Substantially Completed. On receipt of such notice, Tenant’s Representative, Landlord’s Representative, and the Architect shall promptly inspect the Improvements and prepare a final written list of any items that are defective, incomplete, or do not conform to the Construction Documents or the Permits and Applicable Laws and Restrictions (“Punchlist”).

5.3. Delay in Substantial Completion. If the Substantial Completion of the Improvements is delayed as a consequence of a Tenant Delay, then the Substantial Completion Date shall be advanced in time by the number of days that the Substantial Completion of the Improvements is delayed as a consequence of the Tenant Delay. Landlord shall have no liability for any delay of the Substantial Completion Date beyond the Scheduled Completion Date if caused by a Tenant Delay.

ARTICLE VI

PAYMENT OF CONSTRUCTION COSTS

6.1. Duty to Pay Construction Costs. Landlord shall pay the cost of any Landlord’s Work. The cost of completing the Leasehold Improvements shall be funded as follows: (a) Landlord shall pay that portion of the Construction Costs of the Leasehold Improvements equal to, but not exceeding, the Improvement Allowance; (b) Tenant shall pay the Construction Costs of the Leasehold Improvements in excess of the Improvement Allowance. Tenant shall pay all costs of completing Tenant’s Work. Tenant shall pay its share of the Construction Costs within ten (10) days after receipt of an invoice therefor from Landlord. Landlord will have no obligation to disburse the Allowance or any portion thereof so long as any Default (as defined in the Lease) exists and is continuing.

6.2. Unapplied Portion of the Improvement Allowance. Landlord shall be exclusively entitled to the benefit of any unapplied portion of the Improvement Allowance in the construction of the Leasehold Improvements. If all or any portion of the Improvement Allowance is not used by December 31, 2012, Landlord will be entitled to the savings and Tenant will receive no credit therefor.

ARTICLE VII

RISK OF LOSS

7.1. Builder’s Risk Insurance. At all times prior to the Substantial Completion Date, Landlord shall maintain so-called contingent liability and broad form “builder’s risk” insurance with coverage in an amount equal to the replacement cost of the Premises and the Improvements to be constructed pursuant to this Agreement.

SCHEDULE 1 TO WORK LETTER AGREEMENT

DESIGN AND CONSTRUCTION SCHEDULE

N#	Milestone	Date / Days to Complete (Business Days)	Responsibility to Complete
11	Delivery by Tenant of Tenant’s Space Plan approved by Tenant	July 6, 2012	Tenant

22	Approval of Tenant’s Space Plan	July 10, 2012	Landlord

23	Completion of Construction Documents	July 27, 2012	Landlord

44	Approval of Construction Documents	July 31, 2012	Tenant

55	Approval of Construction Documents	July 31, 2012	Landlord

66	Solicitation of bids for the Leasehold Improvements	August 1, 2012	Landlord

77	Receipt of bids for the Leasehold Improvements	August 8, 2012	Landlord

88	Approval of bids for the Leasehold Improvements	August 9, 2012	Tenant

99	Selection of Contractor for construction of the Leasehold Improvements	August 10, 2012	Landlord

110	Commencement of Construction of Improvements	August 15, 2012	Landlord

111	Substantial Completion of the Leasehold Improvements	November 14, 2012	Landlord

112	Commencement Date	November 15, 2012	Landlord

113	Completion of Punchlist Items	30 days after Milestone #12	Landlord

ATTACHMENT 1 TO WORK LETTER AGREEMENT

Intentionally Omitted

ATTACHMENT 2 TO WORK LETTER AGREEMENT

Landlord’s Work

None

ATTACHMENT 3 TO WORK LETTER AGREEMENT

Tenant’s Work

None

EXHIBIT E

ARTICLE 32 DISPUTE RESOLUTION METHOD

Fair Market Rent will be the average of the two determinations, and otherwise the parties will proceed to arbitration as set forth below. If the lower of the two determinations of Fair Market Allowance is no less than 95% of the higher of the two determinations of Fair Market Allowance, and if Fair Market Rent is not in dispute or such dispute is resolved by averaging the two parties’ positions as set forth above in this grammatical paragraph, then the Fair Market Allowance will be the average of the two determinations, and otherwise the parties will proceed to arbitration as set forth below.

If, in accordance with this Lease, Tenant disputes Landlord’s determination of Fair Market Rent or Fair Market Allowance or both, then Landlord and Tenant will negotiate for 15 days after Landlord’s initial determination of Fair Market Rent and Fair Market Allowance. If Landlord and Tenant do not come to an agreement on Fair Market Rent and Fair Market Allowance within such 15-day period, then Landlord and Tenant will exchange sealed bids of their respective final determinations of Fair Market Rent and Fair Market Allowance. If the lower of the two determinations of Fair Market Rent is no less than 95% of the higher of the two determinations of Fair Market Rent, and if Fair Market Allowance is not in dispute or such dispute is resolved by averaging the two parties’ positions as set forth below in this grammatical paragraph, then the Fair Market Rent will be the average of the two determinations, and otherwise the parties will proceed to arbitration as set forth below. If the lower of the two determinations of Fair Market Allowance is no less than 95% of the higher of the two determinations of Fair Market Allowance, and if Fair Market Rent is not in dispute or such dispute is resolved by averaging the two parties’ positions as set forth above in this grammatical paragraph, then the Fair Market Allowance will be the average of the two determinations, and otherwise the parties will proceed to arbitration as set forth below.

Arbitration to determine the Fair Market Rent and Fair Market Allowance shall be in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association. Unless otherwise required by state law, arbitration shall be conducted in the metropolitan area where the Building is located by a single arbitrator unaffiliated with either party. Within 20 days after the exchange of determinations by Landlord and Tenant, the parties will appoint a single arbitrator to decide the issues between them. Such arbitrator must be a competent and impartial person, must be a full member and SIOR designated Office Specialist (or then comparable designation) of the Society of Industrial and Office Realtors (or its successor organization), or a Principal Member (or then comparable designation) of the National Association of Industrial and Office Properties (or its successor organization), in either case currently certified under such organization’s continuing education program (if any), and having at least 10 years’ experience in leasing (on behalf of both landlords and tenants) commercial office properties in the Pertinent Market. If the parties are unable to agree upon appointment of such a person within such 20-day period, then either party, on behalf of both, may request a list of qualified arbitrators from the American Arbitration Association (or such other arbitration organization as the parties may approve in writing). In such event, the parties, beginning with Tenant, will alternate striking one name from such list until one name remains, in which event such remaining name will be the arbitrator. The arbitrator shall decide the dispute if it has not previously been resolved by following the procedure set forth below and will attempt to render a decision within 15 business days after appointment. In any case, the arbitrator will render its decision within 45 days after appointment. In the event that arbitrators with the qualifications described in this paragraph are unavailable, qualified consultants with similar qualifications may be substituted.

If either Fair Market Rent or Fair Market Allowance are in dispute and are to be decided by arbitration, then both will be decided by arbitration unless the parties otherwise agree in writing. The arbitrator must choose either the Landlord’s proposal for both Fair Market Rent and Fair Market Allowance, or the Tenant’s proposal for both Fair Market Rent and Fair Market Allowance (as set forth in the sealed bids exchanged prior to the appointment of the arbitrator, in accordance with the foregoing provisions) and may not compromise between the two or select some other amount or select one of Landlord’s determinations and one of Tenant’s determinations. The cost of the arbitration shall be paid by Landlord if the decision by the arbitrator is that proposed by Tenant and by Tenant if the decision by the arbitrator is that proposed by Landlord. The attorneys’ fees and expenses of counsel for the respective parties and of witnesses will be paid by the respective party engaging such counsel or calling such witnesses.

The parties consent to the jurisdiction of any appropriate court to enforce the arbitration provisions of this addendum and to enter judgment upon the decision of the arbitrator. Notice of the appointment of the arbitrator shall be given in all instances to any mortgagee who prior thereto shall have given Tenant a written notice specifying its name and address. Such mortgagee shall have the right to be represented, but not to participate, in the arbitration proceeding.

If Tenant becomes obligated to pay Base Rent, or adjustments thereto, if any, with respect to any space or any period prior to when the Fair Market Rent for such space or period has been determined in accordance with the foregoing, Tenant will commence paying Base Rent and adjustments thereto, if any, utilizing the Fair Market Rent specified by Landlord in its notice of the Fair Market Rent for such space or period. Following determination of the Fair Market Rent in accordance with the foregoing, Landlord and Tenant shall, by a cash payment within thirty (30) days after the date of such determination, adjust between themselves the difference, if any, between the Base Rent and adjustments thereto, if any, paid by Tenant pursuant to the foregoing sentence and the Base Rent and adjustments thereto, if any, actually owed by Tenant pursuant to the terms of this lease for the period prior to such determination

EXHIBIT F

FORM OF LETTER OF CREDIT

[Insert name and address of issuing bank]

[Insert date]

IRREVOCABLE LETTER OF CREDIT NO. [Insert number]

[Insert name and address of owner]

Dear Sir/Madam:

At the request and for the account of [insert name of tenant] located at [insert address of tenant] (hereinafter call “Applicant”), we hereby establish our Irrevocable Letter of Credit No. [insert number] in your favor and authorize you to draw on us up to the aggregate amount of US$ [insert amount of letter of credit] available by your draft(s) at sight drawn on us

This Irrevocable Letter of Credit will be duly honored by us at sight within 1 business day after presentment of this Letter of Credit and delivery of your sight draft.

We hereby engage with you that all drafts drawn under and in compliance with the terms of this Irrevocable Letter of Credit will be duly honored by us if presented at [insert address of issuing bank] no later than [insert expiration date of Letter of Credit] (subject to extension as set forth below), it being a condition of this Irrevocable Letter of Credit that it shall be automatically extended for periods of 12 months from the present and each future expiration date unless, at least sixty (60) days prior to the relevant expiration date, we notify you, by certified mail, return receipt requested (the “Non-Renewal Notice”), that we elect not to extend this Irrevocable Letter of Credit for any additional period. The Non-Renewal Notice shall be sent to you at the address shown above or at such other address as you may provide to us in writing, provided that we receive such change of address not later than 10 business days before we have given the Non-Renewal Notice. Notwithstanding anything to the contrary set forth in this letter of credit, if the expiration date of this letter of credit is a day on which our offices are closed, the expiration date shall automatically be extended pursuant to Section 3.13 or Section 3.14 of International Standby Practices ISP98 (International Chamber of Commerce Publication no. 590).

This Irrevocable letter of Credit is transferable at no charge to any transferee of Beneficiary upon notice to the undersigned from you and such transferee. No fees, charges, reimbursement or indemnity obligations will be imposed on you or such transferee in connection with such transfer, notwithstanding anything to the contrary contained in any transfer form attached to this letter of credit.

Except as otherwise expressly stated herein, this credit is subject to the International Standby Practices ISP98 (International Chamber of Commerce Publication no. 590).

Sincerely yours,

[insert authorized signature]

EXHIBIT G

SUBORDINATION; NON-DISTURBANCE AND ATTORNMENT AGREEMENT

Recording Requested by

and when Recorded return to:

WELLS FARGO BANK, N.A.

Commercial Mortgage Servicing

1320 Willow Pass Road, Suite 300

Concord, CA 94520

Attention: CMS Lease Reviews

Loan No.:

SUBORDINATION AGREEMENT

and

ESTOPPEL, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

Tenant’s Trade Name:

NOTICE: THIS SUBORDINATION AGREEMENT RESULTS IN YOUR LEASEHOLD ESTATE IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF THE MORTGAGE (DEFINED BELOW).

This SUBORDINATION AGREEMENT AND ESTOPPEL, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (“Agreement”) is made as of             , by and between              (“Tenant”) and BANK OF AMERICA, NATIONAL ASSOCIATION, as successor by merger to LASALLE BANK NATIONAL ASSOCIATION, as Trustee for Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates. Series 2006-TOP24 (“Lender”), with reference to the following facts and intentions of the parties:

R E C I T A L S

A.	(“Owner”) is the owner of the land and improvements commonly known as and more specifically described in Exhibit B attached hereto (“Property”) and the owner of the Landlord’s interest in the lease identified in Recital B below (“Lease”).

B.	Tenant is the owner of the tenant’s interest in that lease dated , executed by Owner, as landlord, and Tenant, as tenant, as amended by instrument(s) dated (Said lease is collectively referred to herein as the “Lease”).

C.	Owner is indebted to Lender under a promissory note in the original principal amount of $ , which note is secured by, among other things, a mortgage, deed of trust, trust indenture or deed to secure debt encumbering the Property (“Mortgage”), dated and recorded in the Official Records of the County of , State of (“Mortgage”).

THEREFORE, The parties agree as follows:

1.	SUBORDINATION.

1.1	Prior Lien. The Mortgage, and any modifications, renewals or extensions thereof, shall unconditionally be and at all times remain a lien or charge on the Property prior and superior to the Lease.

1.2	Entire Agreement. This Agreement shall be the whole agreement and only agreement with regard to the subordination of the Lease to the lien or charge of the Mortgage, and shall supersede and cancel, but only insofar as would affect the priority between the Mortgage and the Lease, any prior agreements as to such subordination, including, without limitation, those provisions, if any, contained in the Lease which provide for the subordination of the Lease to a deed or deeds of trust, a mortgage or mortgages. a deed or deeds to secure debt or a trust indenture or trust indentures.

1.3	Disbursements. Lender, in making disbursements pursuant to the Note, the Mortgage or any loan agreements with respect to the Property, is under no obligation or duty to, nor has Lender represented that it will, see to the application of such proceeds by the person or persons to whom Lender disburses such proceeds, and any application or use of such proceeds for purposes other than those provided for in such agreement or agreements shall not defeat this agreement to subordinate in whole or in part.

1.4	Subordination. Tenant intentionally and unconditionally waives, relinquishes and subordinates all of Tenant’s right, title and interest in and to the Property, to the lien of the Mortgage.

2.	NON-DISTURBANCE AND ATTORNMENT.

2.1.	Non-Disturbance. Notwithstanding anything to the contrary contained in the Lease, so long as there shall exist no breach. default or event of default (beyond any period given to Tenant in the Lease to curt such default) on the part of Tenant under the Lease at the time of any foreclosure of the Mortgage. Lender agrees that the leasehold interest of Tenant under the Lease shall not be terminated by reason of such foreclosure, but rather the Lease shall continue in full force and effect and Lender shall recognize and accept Tenant as tenant under the Lease subject to the provisions of the Lease.

2.2	Attornment. Notwithstanding anything to the contrary contained in the Lease, should title to the leased premises and the landlord’s interest in the Lease be transferred to Lender or any other person or entity (“New Owner”) by, or in-lieu of judicial or non-judicial foreclosure of the Mortgage, Tenant agrees. for the benefit of New Owner and effective immediately and automatically upon the occurrence of any such transfer, that: (a) Tenant shall pay to New Owner all rental payments required to be made by Tenant pursuant to the terms of the Lease for the remainder of the Lease term; (h) Tenant shall be bound to New Owner in accordance with all of the provisions of the Lease for the remainder of the Lease term; (c) Tenant hereby attorns to New Owner as its landlord, such attornment to be effective and self-operative without the execution of any further instrument; (d) New Owner shall not be liable for any default of any prior landlord under the Lease, including, without limitation, Owner, except where such default is continuing at the time New Owner acquires title to the leased premises and New Owner fails to cure same after receiving notice thereof; (e) New Owner shall not be subject to any offsets or defenses which Tenant may have against any prior landlord under the Lease. including, without limitation, Owner, except where such offsets or defenses arise out of a default of the prior landlord which is continuing at the time New Owner acquires title to the leased premises and New Owner fails to cure same after receiving notice thereof; and (1) New Owner shall not be liable for any obligations of landlord arising under the Lease following any subsequent transfer of the title to the leased premises by New Owner.

3.	ESTOPPEL. Tenant warrants and represents to Lender, as of the date hereof, that:

3.1	Lease Effective. The Lease has been duly executed and delivered by Tenant and, subject to the terms and conditions thereof, the Lease is in full force and effect, the obligations of Tenant thereunder are valid and binding, and there have been no modifications or additions to the Lease, written or oral, other than those, if any, which are referenced above in Recital B.

3.2	No Default. To the best of Tenant’s knowledge: (a) there exists no breach, default, or event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default under the Lease either by Tenant or Owner; and (b) Tenant has no existing claims, defenses or offsets against rental due or to become due under the Lease.

3.3	Entire Agreement. The Lease constitutes the entire agreement between Owner and Tenant with respect to the Property, and Tenant claims no rights of any kind whatsoever with respect to the Property, other than as set forth in the Lease.

3.4	Minimum Rent. The annual minimum rent under the Lease is $ , subject to any escalation, percentage rent and/or common area maintenance charges provided in the Lease. The “Base Year” for any escalation is 20 .

3.5	Rental Payment Commencement Date: The rents stated in Section 3.4 above will begin or have begun on .

3.6	Rentable area. The rentable area of the leased premises is square feet.

3.7	Commencement Date. The term of the Lease commenced or will commence on .

3.8	Expiration Date. The term of the Lease will expire on .

3.9	No Deposits or Prepaid Rent. No deposits or prepayments of rent have been made in connection with the Lease, except as follows: (if none, write “None”).

3.10	No Other Assignment. Tenant has received no notice, and is not otherwise aware of, any other assignment of the landlord’s interest in the Lease.

3.11	No Purchase Option or Refusal Rights. Tenant does not have any option or preferential right to purchase all or any part of the Property, except as follows: (if none, write “None”).

MISCELLANEOUS.

4.1	Heirs, Successors and Assigns. The covenants herein shall be binding upon, and inure to the benefit of, the heirs, successors and assigns of the parties hereto. Whenever necessary or appropriate to give logical meaning to a provision of this Agreement, the term “Owner” shall be deemed to mean the then current owner of the Property and the landlord’s interest in the Lease.

4.2	Addresses; Request for Notice. All notices and other communications that are required or permitted to be given to a party under this Agreement shall be in writing and shall he sent to such party, either by personal delivery, by overnight delivery service, by certified first class mail, return receipt requested, or by facsimile transmission, to the address or facsimile number below. All such notices and communications shall he effective upon receipt of such delivery or facsimile transmission. The addresses and facsimile numbers of the parties shall be:

Tenant: NAME OF TENANT HERE FAX No.:	Lender: Wells Fargo Bank, N.A., as Master Servicer Attn: Lease Reviews 1320 Willow Pass Road, Ste 300 Concord, California 94520 FAX No.: 925-674-0567

provided, however, any party shall have the right to change its address for notice hereunder by the giving of written notice thereof to the other party in the manner set forth in this Agreement.

4.3	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute and he construed as one and the same instrument.

4.4	Section Headings. Section headings in this Agreement are for convenience only and are not to be construed as part of this Agreement or in any way limiting or applying the provisions hereof.

4.5	Attorneys’ Fees. If any legal action, suit or proceeding is commenced between Tenant and Lender regarding their respective rights and obligations under this Agreement, the prevailing party shall be entitled to recover, in addition to damages or other relief, costs and expenses, attorneys’ fees and court costs (including, without limitation, expert witness fees). As used herein, the term “prevailing party” shall mean the party which obtains the principal relief it has sought, whether by compromise settlement or judgment. If the party which commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall he deemed the prevailing party.

INCORPORATION. Exhibit A, the Owner’s Consent is attached hereto and incorporated herein by this reference.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“LENDER”

BANK OF AMERICA, NATIONAL ASSOCIATION, as successor by merger to LASALLE BANK NATIONAL ASSOCIATION, as Trustee for Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-TOP24

By:	Wells Fargo Bank, National Association, as Master Servicer under the Pooling and Servicing Agreement dated as of October 1, 2006, among Bear Stearns Commercial Mortgage Securities Inc., Wells Fargo Bank, National Association, Centerline Servicing Inc. (f/k/a ARCap Servicing, Inc.), and LaSalle Bank National Association.

By:
Name:
Title:

“TENANT”

NAME OF TENANT HERE New Relic, Inc.

By:
Its:

IT IS RECOMMENDED THAT, PRIOR TO THE EXECUTION OF THIS AGREEMENT, THE PARTIES CONSULT WITH THEIR ATTORNEYS WITH RESPECT HERETO.

ALL SIGNATURES MUST BE ACKNOWLEDGED.

EXHIBIT A

OWNER’S CONSENT

The undersigned, which owns or is about to acquire the Property and the landlord’s interest in the Lease, hereby consents to the execution of the foregoing SUBORDINATION AGREEMENT AND ESTOPPEL, NON-DISTURBANCE AND ATTORNMENT AGREEMENT, and to implementation of the agreements and transactions provided for therein.

“OWNER”

OFFICE LEASE

555 SW OAK, LLC

“LANDLORD”

WITH

NEW RELIC, INC.

“TENANT”

SUITE: 2800

DATED AS OF: JUNE 15, 2012

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is dated solely for reference purposes as of October 23, 2012, between 555 SW OAK, LLC, a Delaware limited liability company (“Landlord”) and NEW RELIC, INC., a Delaware corporation (“Tenant”).

RECITALS

A, Landlord and Tenant entered into a certain Office Lease, dated as of June 15, 2012 (the “Lease”). Under the terms of the Lease, Landlord leases to Tenant approximately 19,482 rentable square feet situated in Suite 2800 (the “Initial Premises”) of the building commonly known as U.S. Bancorp Tower located at 111 SW Fifth Avenue, Portland, Oregon (the “Building”)

B. The parties desire to amend the Lease to provide for the expansion of the Premises to include certain additional space on the 29th floor of the Building stipulated to contain 19,220 rentable square feet and currently known as Suite 2900 as outlined on the diagram attached as Exhibit A (the “First Expansion Premises”) and certain other agreements, all as set forth in and subject to the terms and conditions contained in this Amendment.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Capitalized Terms. All capitalized terms which are not specifically defined in this Amendment and which are defined in the Lease will have the same meaning for purposes of this Amendment as they have in the Lease.

2. Term. Notwithstanding anything contained in Section 1.D or Article 3 of the Lease to the contrary Landlord and Tenant hereby agree that the Expiration Date for the Initial Premises will be as set forth in the Lease, e.g. if the Commencement Date is Nov 15, 2012 then the Expiration Date will be April 30, 2020.

3. Expansion Premises. Effective as of March 1, 2013 (the “First Expansion Effective Date”), Landlord leases to Tenant, and Tenant leases from Landlord, the First Expansion Premises. The lease term for the First Expansion Premises shall be coterminous with the lease term for the Initial Premises and shall expire on the Expiration Date set forth in Paragraph 2 above.

Effective as of the First Expansion Effective Date:

(a) Except as otherwise provided in this Amendment, all references in the Lease and this Amendment to the term “Premises” will include the First Expansion Premises;

(b) All references in the Lease to the rentable square footage of the Premises will be deemed to be 19,482 rentable square feet for the Initial Premises and 19,220 rentable square feet for the First Expansion Premises, for a total of 38,702 rentable square feet; and

(c) Tenant’s Share for the First Expansion Premises will be deemed to be 2.5574% (19,220 rentable square feet in the Premises divided by 751,556 rentable square feet in the Building).

4. Rental.

(a) Subject to Paragraph 4(d) below, Section 1.G of the Lease is hereby amended and Tenant will pay the following Base Rent for the Initial Premises:

Period	Base Rent / rsf per annum	Base Rent (annualized)	Monthly Base Rent
Commencement Date through the last day of the first Lease Year*	$15.64	$187,680.00	$15,640.00
First clay of the second Lease Year through the last day of the second Lease Year**	$16.39	$254,045.04	$21,170.42
First day of the third Lease Year through the last day of the third Lease Year	$17.64	$343,662.48	$28,638.54
First day of the fourth Lease Year through the last clay of the fourth Lease Year	$18.39	$358,274.04	$29,856.17
First day of the fifth Lease Year through the last clay of the fifth Lease Year	$18.89	$368,015.04	$30,667.92
First day of the sixth Lease Year through the last day of the sixth Lease Year	$19.39	$377,756.04	$31,479.67
First day of the seventh Lease Year through the last day of the seventh Lease Year	$20.14	$392,367.48	$32,697.29
First day of the eighth Lease Year through the last day of the Lease Term (less than 12 calendar months)	$20.89	$406,979.04	$33,914.92

*	The Base Rent for this period is based on 12,000 RSF for the Premises resulting in a $9,751.54 abatement per month.
**	The Base Rent for this period is based on 15,500 RSF for the Premises resulting in a $5,438.75 abatement per month.

(b) Subject to Paragraph 4(d) below, effective as of the First Expansion Effective Date, Tenant shall will pay the following Base Rent for the First Expansion Premises:

Period	Base Rent / rsf per annum	Base Rent (annualized)	Monthly Base Rent
First Expansion Effective Date through the last day of the first Lease Year	$15.64	$300,600.84	$25,050.07
First day of the second Lease Year through the last day of the second Lease Year	$16.39	$315,015.84	$26,251.32
First day of the third Lease Year through the last clay of the third Lease Year	$17.64	$339,040.80	$28,253.40
First day of the fourth Lease Year through the last day of the fourth Lease Year	$18.39	$353,455.80	$29,454.65
First day of the fifth Lease Year through the last day of the fifth Lease Year	518.89	$363,065.76	$30,255.48
First day of the sixth Lease Year through the last clay & the sixth Lease Year	$19.39	$372,675.84	$31,056.32
First day of the seventh Lease Year through the last day of the seventh Lease Year	$20.14	$387,090.84	$32,257.57
First day of the eighth Lease Year through the last day of the Lease Tern (less than 12 calendar months)	$20.89	$401,505.84	$33,458.82

The definition of Lease Year for the First Expansion Premises shall be as set forth in Section 1.R of the Lease (with the result being that the Base Rent for the First Expansion Premises will increase on the same date on which the Base Rent increase for the Initial Premises occurs with the result that, although the first Lease Year of the Term will be approximately twelve (12) months long, Tenant will be leasing the First Expansion Premises for only approximately nine (9) months of the first Lease Year so that the increases in Base Rent for the Initial Premises and the First Expansion Premises will occur on the same date. To provide Tenant further clarification of the

Base Rent due under the Lease, as amended hereby, for the Initial Premises and the First Expansion Premises, (and on the assumption that the Commencement Date will occur on November 15, 2012) a month-by-month schedule is attached hereto as Exhibit C (subject to any additional Base Rent abatement provided pursuant to Article 3 of the Lease or Section 5(b) below).

(c) Subject to Paragraph 4(d) below, Tenant will pay Tenant’s Share of Taxes and Expenses with respect to the initial Premises as set forth in Section 1.F of the Lease. Subject to Paragraph 4(d) below, commencing on First Expansion Effective Date, Tenant will pay Tenant’s Share, as set forth in Paragraph 3(c) above, of Taxes and Expenses for the First Expansion Premises.

(d) The abatements of Rent for Initial Premises which are described as the First Abatement Period and the Second Abatement Period and set forth in Section 1.G of the Lease will continue to apply to the Initial Premises. Notwithstanding the provisions contained above in Paragraph 4(b) above or in Article 4 of the Lease, Tenant will have the right to occupy the First Expansion Premises for the 10 calendar months of the Lease Term that commence on the First Expansion Effective Date (the “Expansion Abatement Period”) without the payment or accrual of liability for the monthly installments of Base Rent provided for in this Amendment for the First Expansion Premises falling due during the Expansion Abatement Period, and without the payment or accrual of liability for Tenant’s Share of Taxes and Expenses for the First Expansion Premises, but with the accrual of and full liability for all other rent falling due during the Expansion Abatement Period (such as, without limitation, after hours HVAC charges, and claims under Tenant’s indemnity of Landlord), if any. Tenant’s obligation to make payments of Base Rent and Tenant’s Share of Expenses and Taxes with respect to the First Expansion Premises after the end of the Expansion Abatement Period will commence immediately after the termination of the Expansion Abatement Period, and such appropriate amounts will be due and payable on the first day after the end of the Expansion Abatement Period.

5. Allowance: Preparation and Condition of First Expansion Premises.

(a) Notwithstanding anything contained in Section 1.13 of the Work Letter attached to the Lease to the contrary (the “Lease Work Letter’), the aggregate Improvement Allowance for the Initial Premises and the First Expansion Premises shall be $1,644,835.00 (generally based upon $42.50 per rentable square foot of space located in, collectively, the Initial Premises and the First Expansion Premises). Any portion of the Improvement Allowance not used for toward the Cost of the Leasehold Improvements to the Initial Premises pursuant to the Lease Work Letter may be used toward the Cost of the Leasehold Improvements to the First Expansion Premises, subject to the terms and conditions of the Work Letter and as set forth in Section 6.2 of the Work Letter, Tenant shall be entitled to use the Improvement Allowance on or before May 15, 2014.

(b) Commencing on the First Expansion Effective Date, Landlord is leasing the First Expansion Premises to Tenant AS IS” and With All Faults”, without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability). However, to the extent indicated in the Work Letter, Landlord will cause the First Expansion Premises to be improved with Leasehold Improvements (as defined in the Work Letter) in accordance with the Construction Documents (as defined in the Work Letter) and on the terms, conditions and provisions as provided in the Work Letter. Landlord will have no responsibility for the Cost of the Leasehold Improvements except as expressly provided in the Work Letter. Landlord will use commercially reasonable efforts to complete the Leasehold Improvements within the time provided in the Work Letter, but, except as expressly provided in Section 5(c) below, Landlord will have no liability to Tenant for any delays in the performance or completion of the Leasehold Improvements. Taking possession of the First Expansion Premises by Tenant will be conclusive evidence as against Tenant that the First Expansion Premises were in good and satisfactory condition when possession was so taken, except as otherwise expressly provided in the Work Letter.

(c) If Landlord fails to substantially complete the Leasehold Improvements on or before the First Expansion Required Completion Date (defined below), Landlord will grant to Tenant a credit (the “First Expansion Rent Credit’) equal to $823.56 multiplied by the number of days in the period beginning on the day immediately following the First Expansion Required Completion Date and ending on the day on which Landlord substantially completes the Leasehold Improvements, inclusive. Except for such First Expansion Rent Credit, as herein provided, there will be no other liability against Landlord for failure to timely complete the Leasehold Improvements. For purposes hereof, the “First Expansion Required Completion Date” means the date which is 30 days after the date set forth in Milestone No. 5 in Schedule 1 of the Work Letter, as extended one additional day for each day (a) that substantial completion of the Leasehold Improvements is delayed due to a Tenant Delay, as defined in the Work Letter, or (b) that substantial completion of the Work is delayed due to force majeure. Landlord will apply such First Expansion Rent Credit (if any) against Base Rental coming due under this Lease in the order in which such Base Rental becomes due.

6. Parking. Effective as of the First Expansion Effective Date, the first grammatical sentence of Section 1.K of the Lease is hereby deleted and the following shall be inserted in lieu thereof: ‘Tenant shall have the right to rent, subject to the Rules, (i) up to nine (9) unassigned parking space as designated by Landlord in the underground parking area of the Building (“Plaza Garage”), (ii) up to one (1) assigned parking space as designated by Landlord in the Plaza Garage, and (iii) up to twenty-eight (28) unassigned parking spaces as designated by Landlord in the Tower Garage located between Fourth and Fifth Avenues, and Pine and Ankeny Streets (“Tower Garage”).’

7. Security Deposit.

(a) Section 1.J of the Lease is amended to delete the amount “$400,000” and insert in lieu thereof the amount “$800,000”. Effective as of the date which is fourteen business days after this Amendment is fully executed and delivered by Landlord and Tenant, Tenant shall cause the amount of the letter of credit to be increased to the amount set forth in this Paragraph 7.

(b) The table set forth in Section 16.B(6) of the Lease is hereby deleted and the following is inserted in lieu thereof:

Date on Which the Amount of the Security Deposit May Be Reduced	Amount of Security Deposit Required
First day of the second Lease Year	$533,333.33
First day of the third Lease Year	$266,666.67
First day of the fourth Lease Year	$0.00

8. Other Provisions.

(a) Article 39 of the Lease (Right of First Refusal) is hereby deleted in its entirety.

(b) Article 38 of the Lease shall continue to apply but the term “initial Premises” as used in said Article 38, shall mean the Initial Premises as defined in this Amendment. Section 38.C is hereby amended to delete the amount “$353,193.75” and insert in lieu thereof the amount “$463,861.42”. The Cancellation Fee with respect to the First Expansion Premises shall be determined in accordance with clause (d) of the second grammatical paragraph of Section 38.D.

(c) Article 37 will not apply to the First Expansion Premises.

(d) Landlord will use commercially reasonable efforts to cause its existing lender to promptly execute a non-disturbance agreement with respect to the entire Premises (the initial Premises and the First Expansion Premises) demised hereunder.

9. Authority; Not Restricted. Landlord and Tenant each represent and warrant to the other that this Amendment has been duly authorized, executed and delivered by and on behalf of each party hereto and constitutes the valid and binding agreement of Landlord and Tenant in accordance with the terms hereof. Tenant warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business with under regulations of the Office of Foreign Asset Control (‘‘OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

10. Real Estate Brokers. Each party hereto hereby represents and warrants to the other that in connection with this Amendment, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except for Jones Lang LaSalle Brokerage, Inc. (the “Brokers”), and, to its knowledge no other broker initiated or participated in the negotiation of this Amendment, submitted or showed the applicable premises to Tenant or is entitled to any commission in connection with this Amendment. Each party hereto will indemnify, defend and hold harmless the other against any and all claims, costs, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) in connection with any inaccuracy in such party’s representation. Landlord hereby agrees that it will pay a commission to the Brokers according to a separate agreement.

11. Stipulation. The Premises are stipulated for all purposes to contain the number of rentable square feet as set forth in this Amendment. Unless otherwise expressly provided herein, any statement of square footage set forth in this Amendment, or that may have been used in calculating rental, is an approximation which Landlord and Tenant agree is reasonable and the rental based thereon is not subject to revision whether or not the actual square footage is more or less.

12. Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts and by facsimile or other electronic delivery, and each such counterpart will be deemed to be an original, but all such counterparts will together constitute but one and the same Amendment.

13. Time of Essence. Time is of the essence of this Amendment.

14. No Offer. Submission of this instrument for examination or negotiation will not bind Landlord, and no obligation on the part of Landlord will arise until this Amendment is executed and delivered by both Landlord and Tenant. However, the execution of this Amendment by Tenant and delivery thereof to Landlord or Landlord’s agent will constitute an irrevocable offer by Tenant to expand the Premises on the terms and conditions herein contained, which offer may not be revoked for 30 days after such delivery.

15. Entire Agreement. This Amendment and the Lease contain all the terms, covenants, conditions and agreements between Landlord and Tenant relating to the expansion of the Premises and the other matters provided for in this instrument. No prior or other agreement or understanding pertaining to such matters other than the Lease will be valid or of any force or effect. This Amendment may only be modified by an agreement in writing signed by Landlord and Tenant.

16. Joint and Several Liability. If this Amendment is signed, or if the obligations of Tenant are otherwise guaranteed, by more than one party, their obligations shall be joint and several, and the release or limitation of liability of any one or more of the parties shall not release or limit the liability of any other party.

17. Rent Concessions. Notwithstanding any other term or provision of this Amendment of the Lease, in the event Landlord has made any Rent concession of any type or character or has waived, reduced or deferred the payment of any Rent installment, should Tenant fail to take possession of the First Expansion Premises on the First Expansion Effective Date or should any Default occur, all such Rent concessions and waivers or deferrals of Rent installments shall be canceled and the unamortized amount of such concessions, waivers and deferrals received by Tenant, together with interest at the Default Rate, shall become immediately due and payable.

18. Limitation on Liability. The liability of Landlord to Tenant under this Amendment will be limited as provided in Section 35.K. of the Lease, which Section is incorporated herein by reference as though fully set forth herein.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment in multiple original counterparts as of the day and year first above written.

LANDLORD:		TENANT:

555 SW Oak, LLC, a Delaware limited liability company		New Relic, Inc., A Delaware corporation

By:	/s/ Harlan F. Stanley	By:	/s/ Mark Sachleben
Name:	Harlan F. Stanley	Name:	Mark J. Sachleben
Its:	COO	Its:	COO

Exhibit A

First Expansion Premises Floor Plan

Suite 2900

A-1

Exhibit B

Work Letter Agreement

ARTICLE I

DEFINITIONS

1.1. Definitions. Wherever used in this Agreement, the following terms are defined as follows:

1.2. Architect means SRM — Michael Stueve, AIA.

1.3. Applicable Laws and Restrictions means all laws (including, without limitation, the Americans with Disabilities Act), building codes, ordinances, regulations, title covenants, conditions, and restrictions, and casualty underwriters requirements applicable to the Premises and the Improvements.

1.4. Contractors means the General Contractor and all other general contractors, design-build contractors, subcontractors, and material suppliers who provide labor and materials for construction of the Improvements. To the extent required by Applicable Laws and Restrictions, each Contractor shall be duly licensed by the State of Oregon and in good professional standing.

1.5. Construction Costs means all costs and charges incurred to complete the Leasehold Improvements, including without limitation the following:

a. Payments to Contractors for labor, material, equipment, and fixtures supplied in accordance with this Agreement;

b. Fees paid to Designers for services required by this Agreement;

c. Taxes, fees, charges, and levies by governmental and quasi-governmental agencies for Permits or for inspections of the work;

d. Utilities incurred in the course of the construction;

e. Premiums for builder’s risk insurance and other insurance required by this Agreement; and

f. A fee payable to Landlord (“Landlord’s Fee”) equal to three percent (3%) of the Construction Costs, excluding Landlord’s Fee, for Landlord’s management and administration of the construction, including without limitation, wages, labor burden, and expediting, procurement, and administrative expenses.

1.6. Construction Documents means:

a. The Tenant’s Space Plan;

b. Bid packages;

c. Construction contract;

d. Material supply agreements;

e. Architect’s agreement.

1.7. Construction and Design Schedule means a schedule for commencement, prosecution, and Substantial Completion of all Improvements, the form of which is attached to this Agreement as Schedule 1 and incorporated into this Agreement by this reference. Landlord and Tenant hereby agree to meet to reasonably determine the final Construction and Design Schedule within a fourteen (14) day period after the mutual approval of Tenant’s Space Plan. Tenant hereby agrees to provide written notice to Landlord of its intent to submit Tenant’s Space Plan at least 60 days prior to such submittal. The Construction and Design Schedule shall be established based on general timelines established in the Lease for the construction of the Initial Premises, taking into account material differences in the scope of the Leasehold Improvements, if any, for the First Expansion Premises, and/or market standard timelines for design and construction of a typical similar office space in an office building comparable to the Building in the market in which the Building is located and in no event will the scheduled date of substantial completion of the Leasehold Improvements occur more than 270 days after the commencement of Landlord’s construction of the Leasehold Improvements.

1.8. Cost Estimate means the estimated total for Construction Costs of the Leasehold Improvements, prepared by Landlord based on the Contractors’ and Designers’ bid(s) for the construction of the Leasehold Improvements and approved by Tenant in accordance with Article Ill of this Agreement.

1.9. Intentionally Omitted.

1.10. Designers means the Architect and all other architects, structural engineers, mechanical engineers, and the other design professionals needed to design the Improvements, each of whom shall be duly licensed by the State of Oregon and in good professional standing.

1.11. Force Majeure Delay means a delay caused by a force majeure event beyond the reasonable control of the party required to perform, including without limitation general strikes, inclement weather, utility curtailments, acts of God, unforeseeable governmental regulations, material shortages (excluding those described in Section 1.22(c)), and terrorist acts.

1.12. General Contractor means the Contractor selected by Landlord pursuant to Section 4.1.

1.13. Improvement Allowance is the maximum amount Landlord is required to pay toward Construction Costs of the Leasehold Improvements (and the Leasehold Improvements described in the Lease), which amount is as set forth in Paragraph 5(a) of the Amendment. The Improvement Allowance may not be used for any other purpose, such as, but not limited to, furniture, trade fixtures or personal property, except that a portion of the Improvement Allowance may be used toward the cost of Tenant’s suite entry signage.

1.14. Improvements means Landlord’s Work, Tenant’s Work and the Leasehold Improvements.

1.15. Landlord’s Representative means Ty Barker or such other person as Landlord may designate in writing, from time to time, to Tenant as its authorized representative for the purposes of administering and amending this Agreement.

1.16. Landlord’s Work, if any, is limited to construction of the improvements, modifications, and alterations of the Premises identified on Attachment 2, attached hereto and by this reference incorporated herein.

1.17. Leasehold Improvements means the improvements, modifications, and alteration of the Premises (other than Landlord’s Work and Tenant’s Work) to be constructed in or about the Premises in accordance with this Agreement.

1.18. Permits means the permits, approvals, and consents of governmental authorities and third parties having jurisdiction over the Improvements and that are required for commencement and completion of the Improvements.

1.19. Punchlist is defined in Section 5.2.

1.20. Substantial Completion or Substantially Completed is defined in Section 5.1. The Substantial Completion Date is the date the Improvements are Substantially Completed.

1.21. Scheduled Completion Date means the scheduled date for Substantial Completion of the Improvements as specified in the Construction Schedule, as the same may be modified by the parties.

1.22. Tenant Delay means any actual delay in the Substantial Completion of the Improvements as a consequence of:

a. Tenant’s failure to fulfill its obligation as set forth in the Construction and Design Schedule, the Construction Schedule, or this Agreement;

b. Landlord’s reasonable determination, after receipt and review of Tenant’s Space Plan and the Construction Documents, that the Improvements cannot or could not be Plan and the Construction Documents, that the Improvements cannot or could not be Substantially Completed in the timeframe set forth in the Construction and Design Schedule.

c. Change Orders requested by Tenant

d. Unavailability of materials, components, or finishes for the Leasehold Improvements that differ from Landlord’s standard work or that have an unusually long lead-time for delivery: or

e. A willful or negligent act or omission of Tenant or Tenant’s Representative, Tenant’s Contractors or Designers, and/or Tenant’s agents, or employees that interferes with the progress of the work.

f. Any other act or omission by Tenant or Tenant’s Representative, Tenant’s Contractors or Designers, and/or Tenant’s agents, or employees, which directly or indirectly delays completion of the work or Landlord’s delivery to Tenant of possession of the Premises.

1.23. Tenant’s Representative means Devorah Rosner or such other person as Tenant may designate in writing to Landlord as its authorized representative for the purposes of administering and amending this Agreement.

1.24. Tenant’s Space Plan means a specific description of Tenant’s desired final Leasehold Improvements, prepared by the Architect and delivered by Tenant to Landlord and approved by Landlord and Tenant in accordance with Schedule 1, which may include:

a. Design requirements;

b. Floor plan;

c. Any other information needed by the Designers for preparation of plans and specification for the Improvements, including an initial construction budget; and

d. Those working drawings, plans, specifications, elevations, lighting design, and interior finish design, prepared by the Designers and approved by the parties in accordance with this Agreement.

1.25. Tenant’s Work means the work, if any, to be performed by Tenant prior to the Substantial Completion of the Improvements, identified on Attachment 3, attached hereto and by this reference incorporated herein.

ARTICLE II

DESIGNATION OF REPRESENTATIVES

2.1. Designation of Representatives. Landlord and Tenant respectively appoint Landlord’s Representative and Tenant’s Representative as their sole representatives for the purposes of administering this Agreement. Until replaced upon written notice, Landlord’s Representative and Tenant’s Representative will have the full authority and responsibility to act on behalf of Landlord and Tenant, respectively, as required in this Agreement. Landlord’s Representative and Tenant’s Representative shall have authority to amend this Agreement and any of the Construction Documents so long as any such modification is in writing and signed by both Landlord’s Representative and Tenant’s Representative.

ARTICLE III

CONTRACT DOCUMENTS AND PERMITS

3.1. Retention of Architect and Approval of Tenant’s Space Plan. Landlord shall retain the Architect to prepare the plans and specifications for the Improvements. Tenant shall deliver Tenant’s Space Plan, approved by Tenant, within the time permitted by the Construction and Design Schedule. Landlord shall approve or disapprove Tenant’s Space Plan within the time permitted by the Construction and Design Schedule. Tenant’s delivery of Tenant’s Space Plan to Landlord shall be deemed and acknowledgement and agreement by Tenant, (a) that Tenant’s Space Plan accurately represents Tenant’s plans for the Premises, (b) that budget estimates will be based on Tenant’s Space Plan, (c) that Landlord will prepare Construction Documents based upon Tenant’s Space Plan, and (d) THAT ANY MODIFICATION OF TENANT’S SPACE PLAN AFTER THE DATE OF LANDLORD’S APPROVAL AND PREPARATION OF BUDGET ESTIMATES MAY INCREASE THE COST OF THE LEASEHOLD IMPROVEMENTS.

3.2. Preparation and Approval of Construction Documents. Promptly after Landlord’s approval of Tenant’s Space Plan, Landlord shall cause the Architect to prepare Construction Documents, which generally conform to Tenant’s Space Plan, on or before the last date specified in the Construction and Design Schedule for completion of such items. Landlord and Tenant shall review the Construction Documents, and deliver to the other party and to the Architect, said party’s written approval or disapproval of the Construction Documents within the time limits stated in the Construction and Design Schedule. If the Construction Documents are disapproved in any respect by either party, the parties shall confer and negotiate in good faith to reach written agreement, using all reasonable efforts to achieve final agreement on such item by the last date for agreement specified in the Construction and Design Schedule. Tenant’s failure to timely agree to the Construction Documents shall be deemed a Tenant Delay.

3.3. Standards for Consent.

a. By Landlord. Landlord shall not unreasonably withhold its approval of Tenant’s Space Plan or the Construction Documents.

b. By Tenant. Tenant may not withhold its approval of any change to Tenant’s Space Plan or to any element of the Construction Documents required to obtain any required Permit for construction of the Improvements. Tenant shall not unreasonably withhold its approval to any other element of the Construction Documents.

c. Method for Disapproval. Any disapproval by Landlord or Tenant shall be accompanied by a written statement of the disapproved item, the reasons for disapproval, and the specific changes required to make the item acceptable. If a party’s written notice of disapproval is not delivered in accordance with the time limits and standards set forth in this section, approval shall be deemed given.

3.4. Application for Approvals. When Landlord and Tenant approve the Construction Documents, Landlord shall submit them to all appropriate governmental agencies and third parties for issuance of the Permits required for the construction of the Improvements and occupancy by Tenant of the Improvements for its intended use. Landlord shall use all reasonable efforts to obtain the Permits within the time permitted by the Construction and Design Schedule. Landlord shall not be responsible for any delay or denial of a Permit that is beyond its reasonable control.

3.5. Changes to Construction Documents. After agreed upon by the parties in accordance with the foregoing, the Construction Documents, established in accordance with this Article III, may be modified only by a written “Change Order” executed by Landlord and Tenant, which clearly describes (a) the change, (b) the party required to perform the change, and (c) any modification of the Construction Documents necessitated by the Change Order. Neither Landlord nor Tenant shall unreasonably withhold or delay its approval of any change (whether requested by a party or required by an Applicable Law or Restriction), provided however that Landlord may withhold its approval of any change pursuant to Section 3.3.a.

ARTICLE IV

PERFORMANCE OF THE WORK

4.1. Selection of Contractors. When the parties have approved the Construction Documents and Landlord has obtained the Permits required for construction of the Improvements, Landlord shall prepare and circulate an appropriate bid package for bidding by three or more prospective General Contractor(s). When the bids are received and approved by Landlord, Landlord shall enter into a fixed price construction contract with the General Contractor that submitted the lowest responsive bid.

4.2. Commencement and Completion of Improvements. When all Permits for construction of the Improvements have been obtained and Landlord and the General Contractor have entered into a construction contract in accordance with Section 4.1, Landlord shall cause the General Contractor to commence and to diligently prosecute the construction of the Improvements in accordance with the Permits and the Construction Documents, so that the Improvements will be Substantially Completed on or before the Scheduled Completion Date.

4.3. Standards for Performance of the Work. Landlord shall cause the Improvements to be constructed in a good and workmanlike manner, free from design, material, and workmanship defects in accordance with the material Construction Documents and Applicable Laws and Restrictions. Notwithstanding anything to the contrary in the Lease or this Agreement, Tenant’s acceptance of possession of the Improvements shall not waive this warranty and Landlord shall promptly remedy all violations of the warranty at its sole cost and expense.

4.4. No Implied Responsibility. Landlord’s and Landlord’s Representative’s review and approval of the Construction Documents and the performance of the Work shall not create or imply any responsibility or liability on the part of Landlord or Landlord’s Representative with regard to the completeness and design sufficiency of both the Construction Documents and the Improvements.

4.5. Tenant’s Early Entry. Landlord shall permit Tenant and Tenant’s agents to enter the First Expansion Premises up to 30 days prior to the date specified as the date of Substantial Completion of the Leasehold Improvements in order that Tenant may make the First Expansion Premises ready for Tenant’s use and occupancy. Such permission will constitute a license only and not a lease and such license will be conditioned upon: (a) Tenant working in harmony and not interfering with Landlord and Landlord’s agents, contractors, workmen, mechanics and suppliers in doing the Improvements, or other work in the Building or with other tenants and occupants of the Building; (b) Tenant obtaining in advance Landlord’s approval (not to be unreasonably withheld, conditioned or delayed) of the contractors proposed to be used by Tenant; (c) Tenant furnishing Landlord with such proof of insurance and other security as Landlord may require. Landlord will have the right to withdraw such license for any good reason upon notice to Tenant. Tenant agrees that Landlord will not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property placed or installations made in the First Expansion Premises prior to the First Expansion Effective Date, the same being at Tenant’s sole risk and Tenant agrees to protect, defend, indemnify and save harmless Landlord and Landlord’s mortgagee from all liabilities, costs, damages, fees and expenses arising out of or connected with the activities of Tenant or its agents, contractors, suppliers or workmen in or about the First Expansion Premises or the Building. Tenant further agrees that any entry and occupation permitted under this paragraph will be governed by Article 10 of the Lease and all other terms of the Lease.

ARTICLE V

COMPLETION OF THE WORK

5.1. Substantial Completion. Landlord’s Work shall be deemed ‘Substantially Complete” when (a) Landlord determines construction of the Improvements has been substantially completed in accordance with the Construction Documents, and (b) the Architect has certified that the Improvements have been constructed substantially in accordance with Construction Documents.

5.2. Inspection and Punchlist. Tenant’s Representative and the Designers shall have the right to enter the Premises only with Landlord’s prior written consent. Landlord shall notify Tenant’s Representative when the Improvements are Substantially Completed. On receipt of such notice, Tenant’s Representative, Landlord’s Representative, and the Architect shall promptly inspect the Improvements and prepare a final written list of any items that are defective, incomplete, or do not conform to the Construction Documents or the Permits and Applicable Laws and Restrictions (“Punchlist”),

5.3. Delay in Substantial Completion. If the Substantial Completion of the Leasehold Improvements is delayed, Landlord shall have no liability for any such delay, except as expressly provided in Section 5(c) of the Amendment.

ARTICLE VI

PAYMENT OF CONSTRUCTION COSTS

6.1. Duty to Pay Construction Costs. Landlord shall pay the cost of any Landlord’s Work. The cost of completing the Leasehold Improvements shall be funded as follows: (a) Landlord shall pay that portion of the Construction Costs of the Leasehold Improvements equal to, but not exceeding, the Improvement Allowance; (b) Tenant shall pay the Construction Costs of the Leasehold Improvements in excess of the Improvement Allowance. Tenant shall pay all costs of completing Tenant’s Work. Tenant shall pay its share of the Construction Costs within ten (10) days after receipt of an invoice therefor from Landlord. Landlord will have no obligation to disburse the Allowance or any portion thereof so long as any Default (as defined in the Lease) exists and is continuing.

6.2. Unapplied Portion of the Improvement Allowance. Landlord shall be exclusively entitled to the benefit of any unapplied portion of the Improvement Allowance in the construction of the Leasehold Improvements described herein and the Leasehold Improvements described in the Work Letter attached to the Lease. If all or any portion of the Improvement Allowance is not used by May 15, 2014, Landlord will be entitled to the savings and Tenant will receive no credit therefor.

ARTICLE VII

RISK OF LOSS

7.1. Builder’s Risk Insurance. At all times prior to the Substantial Completion Date, Landlord shall maintain so-called contingent liability and broad form “builder’s risk” insurance with coverage in an amount equal to the replacement cost of the First Expansion Premises and the Improvements to be constructed pursuant to this Agreement.

SCHEDULE 1 TO WORK LETTER AGREEMENT

CONSTRUCTION AND DESIGN SCHEDULE

#	Milestone	Date to Complete	Responsibility to Complete

1	Delivery by Tenant of Tenant’s Space Plan approved by Tenant	To be determined by Tenant	Tenant

2	Approval of Tenant’s Space Plan	10 business days after delivery of Tenant’s Space Plan	Landlord

3	Delivery of Construction Documents to Landlord and Tenant by the Architect	days after Landlord’s approval of Space Plan	Landlord

4	Approval of Construction Documents	days after delivery of Construction Documents	Landlord and Tenant

5	Substantial Completion of the Leasehold Improvements	The earlier to occur of () days after Approval of Construction Document, and (ii) 270 days after commencement of construction of the Leasehold Improvements	Landlord

6	Completion of Punchlist Items	30 days after Milestone #5	Landlord

ATTACHMENT 1 TO WORK LETTER AGREEMENT

Intentionally Omitted

ATTACHMENT 2 TO WORK LETTER AGREEMENT

Landlord’s Work

None

ATTACHMENT 3 TO WORK LETTER AGREEMENT

Tenant’s Work

None

Exhibit C

Month-by-Month Rent Schedule

Full Months	R5F	Rate NNN	Rent	RSF	Rate NNN	Rent	Total BR
	12000	$—	$—				$—
1	12000	$—	$—				$—
2	12000	$—	$—				$—
3	12000	$—	$—				$—
4	12000	$15.64	$7,820.00	19220	$—	$—	$7,820.00
5	12000	$15.64	$7,820.00	19220	$—	$—	$7,820.00
6	12000	$15.64	$7,820.00	19220	$—	$—	$7,820.00
7	12000	$15.64	$7,820.00	19220	$—	$—	$7,820.00
8	12000	$15.64	$7,820.00	19220	$—	$—	$7,820.00
9	12000	$15.64	$7,820.00	19220	$—	$—	$7,820.00
10	12000	$15.64	$15,640.00	19220	$—	$—	$15,640.00
11	12000	$15.64	$15,640.00	19220	$—	$—	$15,640.00
12	12000	$15.64	$15,640.00	19220	$—	$—	$15,640.00
13	15500	$16.39	$21,170.42	19220	$—	$—	$21,170.42
14	15500	$16.39	$21,170.42	19220	$16.39	$26,251.32	$47,421.73
15	15500	$16.39	$21,170.42	19220	$16.39	$26,251.32	$47,421.73
16	15500	$16.39	$21,170.42	19220	$16.39	$26,251.32	$47,421.73
17	15500	$16.39	$21,170.42	19220	$16.39	$26,251.32	$47,421.73
18	15500	$16.39	$21,170.42	19220	$16.39	$25,251.32	$47,421.73
19	15500	$16.39	$21,170.42	19220	$16.39	$26,251.32	$47,421.73
20	15500	$16.39	$21,170.42	19220	$16.39	$26,251.32	$47,421.73
21	15500	$16.39	$21,170.42	19220	$16.39	$26,251.32	$47,421.73
22	15500	$16.39	$21,170.42	19220	$16.39	$26,251.32	$47,421.73
23	15500	$16.39	$21,170.42	19220	$16.39	$26,251.32	$47,421.73
24	15500	$16.39	$21,170.42	19220	$16.39	$26,251.32	$47,421.73
25	19482	$17.64	$28,638.54	19220	$17.64	$28,253.40	$56,891.94
26	19482	$17.64	$28,638.54	19220	$17.64	$28,253.40	$56,891.94
27	19482	$17.64	$28,638.54	19220	$17.64	$28,253.40	$56,891.94
28	19482	$17.64	$28,638.54	19220	$17.64	$28,253.40	$56,891.94
29	19482	$17.64	$28,638.54	19220	$17.64	$28,253.40	$56,891.94
30	19482	$17.64	$28,638.54	19220	$17.64	$28,253.40	$56,891.94
31	19482	$17.64	528,638.54	19220	$17.64	$28,253.40	$56,891.94
32	19482	$17.64	$28,638.54	19220	$17.64	$28,253.40	$56,891.94
33	19482	$17.64	$28,638.54	19220	$17.64	$28,253.40	$56,891.94
34	19482	$17.64	$28,638.54	19220	$17.64	$28,253.40	$56,891.94
35	19482	$17.64	528,638.54	19220	$17.64	$28,253.40	$56,891.94
36	19482	$17.64	$28,538.54	19220	$17.64	$28,253.40	$56,891.94
37	19482	$18.39	$29,856.17	19220	$18.39	$29,454.65	$59,310.82
38	19482	$18.39	$29,856.17	19220	$18.39	$29,454.65	$59,310.82
39	19482	$18.39	$29,856.17	19220	$18.39	$29,454.65	$59,310.82
40	19482	$18.39	$29,856.17	19220	$18.39	$29,454.65	$59,310.82
41	19482	$18.39	$29,856.17	19220	$18.39	$29,454.65	$59,310.82
42	19482	$18.39	$29,856.17	19220	$18.39	$29,454.65	$59,310.82
43	19482	$18.39	$29,856.17	19220	$18.39	$29,454.65	$59,310.82
44	19482	$18.39	$29,856.17	19220	$18.39	$29,454.65	$59,310.82

C-1

Full Months	R5F	Rate NNN	Rent	RSF	Rate NNN	Rent	Total BR
45	19482	$18.39	$29,856.17	19220	$18.39	$29,454.65	$59,310.82
46	19482	$18.39	$29,856.17	19220	$18.39	$29,454.65	$59,310.82
47	19482	$18.39	$29,856.17	19220	$18.39	$29,454.65	$59,310.82
48	19482	$18.39	$29,856.17	19220	$18.39	$29,454.65	$59,310.82
49	19482	$18.89	$30,667.92	19220	$18.89	$30,255.48	$60,923.40
50	19482	$18.89	$30,667.92	19220	$18.89	$30,255.48	$60,923.40
51	19482	$18.89	$30,667.92	19220	$18.89	$30,255.48	$60,923.40
52	19482	$18.89	$30,667.92	19220	$18.89	$30,255.48	$60,923.40
53	19482	$18.89	$30,667.92	19220	$18.89	$30,255.48	$60,923.40
54	19482	$18.89	$30,667.92	19220	$18.89	$30,255.48	$60,923.40
55	19482	$18.89	$30,667.92	19220	$18.89	$30,255.48	$60,923.40
56	19482	$18.89	$30,667.92	19220	$18.89	$30,255.48	$60,923.40
57	19482	$18.89	$30,667.92	19220	$18.89	$30,255.48	$60,923.40
58	19482	$18.89	$30,667.92	19220	$18.89	$30,255.48	$60,923.40
59	19482	$18.89	$30,667.92	19220	$18.89	$30,255.48	$60,923.40
60	19482	$18.89	$30,667.92	19220	$18.89	$30,255.48	$60,923.40
61	19482	$19.39	$31,479.67	19220	$19.39	$31,056.32	$62,535.98
62	19482	$19.39	$31,479.67	19220	$19.39	$31,056.32	$62,535.98
63	19482	$19.39	$31,479.67	19220	$19.39	$31,056.32	$62,535.98
64	19482	$19.39	$31,479.67	19220	$19.39	$31,056.32	$62,535.98
65	19482	$19.39	$31,479.67	19220	$19.39	$31,056.32	$62,535.98
66	19482	$19.39	$31,479.67	19220	$19.39	$31,056.32	$62,535.98
67	19482	$19.39	$31,479.67	19220	$19.39	$31,056.32	$62,535.98
68	19482	$19.39	$31,479.67	19220	$19.39	$31,056.32	$62,535.98
69	19482	$19.39	$31,479.67	19220	$19.39	$31,056.32	$62,535.98
70	19482	$19.39	$31,479.67	19220	$19.39	$31,056.32	$62,535.98
71	19482	$19.39	$31,479.67	19220	$19.39	$31,056.32	$62,535.98
72	19482	$19.39	$31,479.67	19220	$19.39	$31,056.32	$62,535.98
73	19482	$20.14	$32,697.29	19220	$20.14	$32,257.57	$64,954.86
74	19482	$20.14	$32,697.29	19220	$20.14	$32,257.57	$64,954.86
75	19482	$20.14	$32,697.29	19220	$20.14	$32,257.57	$64,954.86
76	19482	$20.14	$32,697.29	19220	$20.14	$32,257.57	$64,954.86
77	19482	$20.14	$32,697.29	19220	$20.14	$32,257.57	$64,954.86
78	19482	$20.14	$32,697.29	19220	$20.14	$32,257.57	$64,954.86
79	19482	$20.14	$32,697.29	19220	$20.14	$32,257.57	$64,954.86
80	19482	$20.14	$32,697.29	19220	$20,14	$32,257.57	$64,954.86
81	19482	$20.14	$32,697.29	19220	$20.14	$32,257.57	$64,954.86
82	19482	$20.14	$32,697.29	19220	$20.14	$32,257.57	$64,954.86
83	19482	$20.14	$32,697.29	19220	$20.14	$32,257.57	$64,954.86
84	19482	$20.14	$32,697.29	19220	$20.14	$32,257.57	$64,954.86
85	19482	$20.89	$33,914.92	19220	$20.89	$33,458.82	$67,373.73
86	19482	$20.89	$33,914.92	19220	$20.89	$33,458.82	$67,373.73
87	19482	$20.89	$33,914.92	19220	$20.89	$33,458.82	$67,373.73
88	19482	$20.89	$33,914.92	19220	$20.89	$33,458.82	$67,373.73
89	19482	$20.89	$33,914.92	19220	$20.89	$33,458.82	$67,373.73

C-2

SECOND AMENDMENT TO LEASE

(Temporary Space)

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is dated solely for reference purposes as of November 5, 2013, between 555 SW OAK, LLC, a Delaware limited liability company (“Landlord”) and NEW RELIC, INC., a Delaware corporation (“Tenant”).

A. Landlord and Tenant entered into a certain Office Lease, dated as of June 15, 2012 (the “Original Lease”) as amended by a First Amendment to Lease, dated as of October 23, 2012 (as amended, the “Lease”). Under the terms of the Lease, Landlord leases to Tenant approximately 38,702 rentable square feet situated in Suites 2800 and 2900 (collectively, the “Existing Premises”) of the building commonly known as U.S. Bancorp Tower located at 111 SW Fifth Avenue, Portland, Oregon (the “Building”).

B. The parties desire to amend the Lease to provide for the expansion of the Premises, on a temporary basis, to include certain additional space on the 21st floor of the Building stipulated to contain 2,479 rentable square feet outlined on the diagram attached as Exhibit A (the “Temporary Space”) and certain other agreements, all as set forth in and subject to the terms and conditions contained in this Amendment.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Capitalized Terms. All capitalized terms which are not specifically defined in this Amendment and which are defined in the Lease will have the same meaning for purposes of this Amendment as they have in the Lease.

2. Temporary Space. Effective as of November 1, 2013 (the “Temporary Space Effective Date”), Landlord leases to Tenant, and Tenant leases from Landlord, the Temporary Space. The lease term for the Temporary Space shall expire on April 30, 2014. Effective as of the Temporary Space Effective Date, except as otherwise provided in this Amendment, all references in the Lease and this Amendment to the term “Premises” will include the Temporary Space.

3. Temporary Space Rental. Tenant will pay the following Rent for the Temporary Space: (a) Base Rent of $3,718.50 per month, and (b) Tenant’s Share of Taxes and Expenses in the amount of $2,189.78 per month, which amount shall not be further adjusted pursuant to Article 4 of the Original Lease.

4. Condition of Temporary Space. Commencing on the Temporary Space Effective Date, Landlord is leasing the Temporary Space to Tenant “AS IS” and “With All Faults”, without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability). Taking possession of the Temporary Space by Tenant is conclusive evidence as against Tenant that the Temporary Space was in good and satisfactory condition when possession was so taken.

1

5. Other Provisions. Articles 37 and 38 of the Original Lease shall not apply to the Temporary Space.

6. Authority; Not Restricted. Landlord and Tenant each represent and warrant to the other that this Amendment has been duly authorized, executed and delivered by and on behalf of each party hereto and constitutes the valid and binding agreement of Landlord and Tenant in accordance with the terms hereof. Tenant warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

7. Real Estate Brokers. Each party hereto hereby represents and warrants to the other that in connection with this Amendment, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except for Jones Lang LaSalle Brokerage, Inc. (the “Brokers”), and, to its knowledge no other broker initiated or participated in the negotiation of this Amendment, submitted or showed the applicable premises to Tenant or is entitled to any commission in connection with this Amendment. Each party hereto will indemnify, defend and hold harmless the other against any and all claims, costs, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) in connection with any inaccuracy in such party’s representation. Landlord hereby agrees that it will pay a commission to the Brokers according to a separate agreement.

8. Stipulation. The Temporary Space is stipulated for all purposes to contain the number of rentable square feet as set forth in this Amendment. Unless otherwise expressly provided herein, any statement of square footage set forth in this Amendment, or that may have been used in calculating rental, is an approximation which Landlord and Tenant agree is reasonable and the rental based thereon is not subject to revision whether or not the actual square footage is more or less.

9. Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts and by facsimile or other electronic delivery, and each such counterpart will be deemed to be an original, but all such counterparts will together constitute but one and the same Amendment.

10. Time of Essence. Time is of the essence of this Amendment.

11. No Offer. Submission of this instrument for examination or negotiation will not bind Landlord, and no obligation on the part of Landlord will arise until this Amendment is executed and delivered by both Landlord and Tenant.

12. Entire Agreement. This Amendment and the Lease contain all the terms, covenants, conditions and agreements between Landlord and Tenant relating to the expansion of the Premises and the other matters provided for in this instrument. No prior or other

2

agreement or understanding pertaining to such matters other than the Lease will be valid or of any force or effect. This Amendment may only be modified by an agreement in writing signed by Landlord and Tenant.

13. Limitation on Liability. The liability of Landlord to Tenant under this Amendment will be limited as provided in Section 35.K. of the Original Lease, which Section is incorporated herein by reference as though fully set forth herein.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment in multiple original counterparts as of the day and year first above written.

LANDLORD:		TENANT:

555 SW Oak, LLC,		New Relic, Inc.
a Delaware limited liability company		a Delaware corporation

By:	/s/ Harlan F. Stanley	By:	/s/ Bjorn Freeman-Benson

Name:	Harlan F. Stanley	Name:	Bjorn Freeman-Benson

Its:	COO	Its:	Nov. 7, 2013

3

Exhibit A

Temporary Space Floor Plan

A-1